                                                                   Exhibit 99.1

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 10-K

(Mark One)

  /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
      ACT OF 1934

                      For the Year Ended December 31, 2001

                                       OR

  / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

                        Commission File Number: 000-26873

                               DIGEX, INCORPORATED
             (Exact name of registrant as specified in its charter)

          Delaware                                               59-3582217
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                               14400 Sweitzer Lane
                                Laurel, MD 20707
                    (Address of principal executive offices)

                                 (240) 264-2000
                                Telephone Number

           Securities registered pursuant to section 12(b) of the act:
                                      None

           Securities registered pursuant to section 12(g) of the act:
                     Common Stock, par value $.01 per share

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes /X/ No / /

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment in this Form 10-K. / /

     Aggregate market value of the voting stock held by non-affiliates (1) of the registrant on February 28, 2002: $22,791,727.

     As of February 28, 2002, there were 24,788,466 and 39,350,000 shares of the Registrant's Class A and Class B Common Stock outstanding, respectively.

                       DOCUMENTS INCORPORATED BY REFERENCE

Part III of the Form 10-K will be incorporated by reference from the Registrant's Proxy Statement for the 2002 Annual Meeting of Stockholders.

(1) As used herein, "voting stock held by non-affiliates" means shares of Common Stock held by persons other than executive officers, directors and persons holding in excess of 5% of the registrant's Common Stock. The determination of market value of the Common Stock is based on the last reported sale price as reported by the Nasdaq Stock Market on the date indicated. The determination of the "affiliate" status for purposes of this report on Form 10-K shall not be deemed a determination as to whether an individual is an "affiliate" of the registrant for any other purposes.

                               DIGEX, INCORPORATED

                                      INDEX

                                                                                                Page
                                                                                                ----
                                             PART I

Item 1   Business.............................................................................    1
Item 2   Properties...........................................................................   21
Item 3   Legal Proceedings....................................................................   23
Item 4   Submission of Matters to a Vote of Security Holders..................................   23

                                             PART II

Item 5   Market for Registrant's Common Equity and Related Stockholder Matters................   24
Item 6   Selected Financial and Other Operating Data..........................................   25
Item 7   Management's Discussion and Analysis of Financial Condition
             and Results of Operations........................................................   29
Item 7A  Quantitative and Qualitative Disclosures About Market Risk ..........................   44
Item 8   Financial Statements and Supplementary Data..........................................   45
Item 9   Changes in and Disagreements with Accountants on Accounting
             and Financial Disclosure.........................................................   45

                                             PART III

Item 10  Directors and Executive Officers of the Registrant...................................   46
Item 11  Executive Compensation...............................................................   46
Item 12  Security Ownership of Certain Beneficial Owners and Management.......................   46
Item 13  Certain Relationships and Related Transactions.......................................   46

                                             PART IV

Item 14  Exhibits, Financial Statement Schedules and Reports on Form 8-K......................   47
         Signatures...........................................................................   52

                                     PART I

     References in this report to "we," "the Company," or "Digex," mean Digex, Incorporated except where the context otherwise requires. This report contains certain "forward-looking statements" concerning Digex's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks. Actual results could differ materially from those anticipated in this report. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

Item 1. Business

Overview

     We are a provider of advanced hosting services for companies conducting business on the Internet. In alliance with WorldCom, Inc., we combine Web infrastructure and 24x7 technical support with robust, global network resources. Our services include server management, application support, managed networking services, and customer care and support services. We also offer value-added IT services, such as enhanced security, database services, high-availability and application optimization services, stress testing, and consulting services. As part of our services, we provide the installation and maintenance of computer hardware and software, network technology, and systems management to offer our customers a broad range of managed hosting solutions. From major corporations to Internet-based businesses, our customers use our services to rapidly deploy their business solutions including on-line financial services, on-line procurement, electronic retailing, and customer self-service applications.

     At December 31, 2001, we served over 600 customers, including 39 of the Fortune 500 companies. We also managed 3,588 Windows- and UNIX-based servers in our data centers, which are positioned on the east and west coasts of the United States, and in Europe and Asia.

     The following are among the factors that we believe will continue to drive our business:

          - the ability to facilitate the implementation and expansion of customers' Internet-based initiatives;

          - an operating platform designed to allow us to scale our operations to lower marginal unit costs and increased operating margins;

          - substantial working relationships with other technology companies including BEA Systems Inc., Cisco Systems, Compaq, Microsoft, Oracle, and Sun Microsystems,;

          - an affiliation with WorldCom Inc., with the ability to leverage WorldCom's customer relationships, sales force, and global network and facilities infrastructure;

          - a network of alliances which provide complementary design, development and integration services for our customers and which are intended to represent a source of new customer referrals for Digex;

          - a team of technical experts with certifications from technology companies such as Cisco Systems, Microsoft, Oracle, and Sun Microsystems;

          - a skilled engineering organization dedicated to identifying the best available tools, technologies and processes; and

          -    a geographically distributed sales force.

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Our History

     Our business started in 1996 as the Web hosting unit of Business Internet, Inc., previously known as DIGEX, Incorporated, a company that was principally an Internet access and Web hosting services provider. Business Internet went public in October 1996 under the name DIGEX, Incorporated, and was acquired by Intermedia Communications Inc. in July 1997. In contemplation of our initial public offering, we were incorporated as Digex, Incorporated in April 1999, and Business Internet contributed our assets to the newly formed Digex, Incorporated in order to effect a recapitalization of our business. On August 4, 1999, we sold 11,500,000 shares of Class A common stock in our initial public offering. Subsequent to our initial public offering, Business Internet contributed our Class B common stock to its wholly-owned subsidiary, Intermedia Financial Company.

     On January 12, 2000, we sold 100,000 shares of our non-voting, redeemable preferred stock, designated as Series A Convertible Preferred Stock, with detachable warrants to purchase 1,065,000 shares of our Class A common stock, to Microsoft Corporation and CPQ Holdings, Inc., a subsidiary of Compaq Computer Corporation, for an aggregate of $100.0 million, of which $85.0 million was paid in cash and $15.0 million was in the form of equipment credits from Compaq. See
Note 8 of the notes to our consolidated financial statements. We also entered into strategic development agreements with both companies to advance our capabilities to more rapidly install, manage and upgrade Microsoft Windows-based servers and to streamline the order, delivery and installation of Compaq hardware and storage devices.

     On February 16, 2000, we completed a public offering of 12,650,000 shares of our Class A common stock. We sold 2,000,000 shares of Class A common stock and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B common stock. The Class B common stock sold by Intermedia automatically converted into Class A common stock at the closing of the offering.

Recent Developments

     On July 1, 2001, a wholly-owned subsidiary of WorldCom, Inc. merged with and into Intermedia Communications Inc., with Intermedia continuing as the surviving corporation as a subsidiary of WorldCom (the "Intermedia - WorldCom Merger"). As a result of the Intermedia - WorldCom Merger, WorldCom now owns all of the capital stock of Intermedia, other than its 13-1/2% series B preferred stock, and approximately 90% of the voting securities of Intermedia. Therefore, WorldCom has acquired an indirect controlling interest of Digex through Intermedia as Intermedia continues to own approximately 61.4% of Digex's equity interests and controls 94.1% of Digex's voting interests, calculated based on total common stock outstanding, as of December 31, 2001.

     Since January 2001, our commercial agreements with WorldCom enable us to work together to bring managed hosting solutions to the market. These agreements include the sales channel agreement, facilities agreement, network agreement, and funding agreement. Under the sales channel agreement, WorldCom can purchase the Digex portfolio of managed Web hosting products for resale to its customers. The facilities agreement allow managed Web hosting facilities for Digex to be built into existing WorldCom data centers in the United States and abroad based on Digex SmartCenter(SM) specifications. In 2001, through this agreement, we operationalized our SmartCenters in Ashburn, Virginia; Somerset, New Jersey; Paris, France; Frankfurt, Germany; and Tokyo, Japan. Through the network agreement, we are able to connect our Internet data centers to the WorldCom global IP network. The funding agreement provides for funding of our 2002 business plan. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     We have completed our second year of a three-year joint development project with Compaq and Microsoft. In 2001, we reached several goals. Some of those included:

          - the continued development and releases of several features focused on self service, security, real-time asset and configuration data in ClientCentral(TM), a management portal that allows customers to access customer-specific asset data, billing information, performance statistics, and service ticket detail;

          - the release of Application Notification Services (ANS), powered by the ArchiteX framework, which is a service that enables the exchange of back office information between partners and customers leveraging industry standard technology, such as the eXtensible Markup Language (XML), to provide rapid problem resolution and increased system availability;

          - the release of Managed Express Hosting, a new global managed Web and application hosting portfolio developed to meet the unique, growing demands of small to medium-sized enterprises (SMEs), departmental Web requirements of larger-sized enterprises and emerging international markets;

          - the release of Digex Operations Central, which is a core component of our central management infrastructure, that allows high levels of efficiency and scale in our operations environment;

          - the development of automated packages around the Microsoft .Net product suite that provision across various Compaq servers and storage;

          - progress in building next generation Web services that will allow customers to subscribe to critical operational and business support data; and

          - the filing of a patent for the Digex ArchiteX framework, which enables next generation Internet applications and services. The ClientCentral trademark and Digex ArchiteX patent are currently pending approvals from the U.S. Patent and Trademark Office.

Industry Background

Introduction

     Over the last few years, mainstream businesses have begun to implement Web sites to complement traditional business models and applications. Among the various factors which continue to attract these businesses to the Internet is the transformation of Web sites from being primarily text-based and informational to becoming interactive, multimedia-enabled, and transaction-oriented. New technologies and development tools have also led to the Web-enabling of traditional business functions and applications such as customer service, procurement, human resource management, and sales force automation. Forrester Research predicts that by 2006, 18% of global sales will be conducted on-line, with North America accounting for 58% ($7.5 trillion) in on-line business and consumer trade. Internet operations and applications are therefore becoming increasingly mission-critical for many mainstream enterprises. Ensuring the quality, reliability, and availability of these Internet operations typically requires substantial investments in developing Internet expertise and infrastructures. As a result, businesses often seek collaborative outsourcing arrangements that can increase performance, provide continuous operation of their Internet solutions, and reduce Internet operating expenses.

     According to IDC, a global provider of technology market forecasts, the managed/dedicated segment of the U.S. hosting market grew 32% during 2001 to $2.6 billion, and is expected to grow at a compound annual growth rate of 45% through 2006. In a 2001 survey conducted by IDC, the decision drivers for the outsourcing of Web site management are cost savings, lack of in-house skill sets, security, and support. In the same survey, the primary corporate Web site initiatives that are targeted for outsourcing in order of usage are marketing and information purposes, e-business applications, e-commerce initiatives, and software download management. This migration of business applications to the Internet will drive growth in the managed hosting market.

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     We continue to position ourselves to take advantage of these market-driven requirements and are pursuing the $4.2 billion dedicated hosting market forecasted by IDC for 2002.

Segments of Hosting Services

     In order to establish a high quality, reliable Web site or to run a Web-based application on the Internet, businesses must, among other things, procure and integrate sophisticated hardware and software, hire and retain an operations support staff, develop application specific technical skills, and have access to a secure, fault-tolerant physical location and redundant Internet connectivity. While it is possible for a business to assemble all of these elements in-house (i.e. without the help of a specialized provider), many companies elect to outsource all or a portion of their Internet operations to companies offering hosting services. Hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers, uninterrupted power supply and high-speed network connectivity. We categorize the market for outsourced Web hosting services into the following:

          - Shared Hosting: Customers share server hardware, software and bandwidth with other customers. Shared hosting provides a price competitive entry point for individuals and businesses desiring a simple Web site.

          - Colocation Hosting: Customers own their hardware, software and network equipment, which is housed at the Web site hosting company's facilities. The customers retain responsibility for the installation, management, upgrading and security of their Web sites. While colocation requires the customer to assume the majority of the responsibilities for the operation of its Web site, colocation has been and remains an attractive option for Web-centric companies with advanced in-house Internet expertise.

          - Managed Hosting: Customers are provided a complete hosting solution. Unlike colocation, the service provider supplies the hardware, software, network equipment and support necessary to run the Web site or application. Managed hosting today includes dedicated services as well as value-added services, such as firewall management, stress testing and consulting services. As Web-enabled IT solutions have become more complex, even large and technically astute businesses have found Internet technologies and applications a challenge to manage. For such companies, including many Fortune 2000 companies, managed hosting has become a preferred alternative.

     A variety of companies, such as Internet service providers (ISPs) and large systems integrators, offer products and services that attempt to address enterprises' Internet outsourcing needs. However, we believe the solutions offered by these companies fail to address certain elements required to ensure that customers' mission-critical Internet operations are reliable, scalable and responsive. Internet service providers, commonly referred to as ISPs, have traditionally focused on providing Internet access and many have not developed the technical expertise and physical resources to support mission-critical Web sites and applications. In addition, many large systems integrators focus primarily on large enterprises and traditional information technologies. As a result, we believe a significant opportunity exists for companies to provide a combination of complex hosting, outsourced applications management and professional consulting services that enable businesses to implement reliable, high-performance and cost effective Internet solutions.

Digex Solution

     We focus primarily on providing managed Web and application hosting services. Our core competency is developing and managing mission-critical Web solutions for Fortune 2000 companies, application providers, and Web-centric businesses. We believe we are positioned to assist such businesses in optimizing the potential of the Internet and their Internet-related applications by providing our customers with the following advantages:

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     A Suite of Managed Services. We provide a suite of services that enables companies to conduct business on the Internet. Using a technical staff of certified engineers, and through the security and reliability of our data centers, we provide the services and expertise so that our customers have secure, scalable, high performance operation of mission-critical Web sites and applications 24-hours a day. These services include:

          - managed servers including the support of Windows- and UNIX-based dedicated servers;

          - managed application services such as support for various Web servers, directory servers, database servers, application servers and commerce suites;

          - managed networking services such as intelligent networking, private networking, and inter-data center networking;

          - customer care and support services such as client services and access to our self-service portal; and

          - value-added IT services such as enhanced security, database services, high availability and application optimization services, stress testing, and consulting services.

     Internet and Private Network Connectivity. We provide network connectivity services for our customers' Web sites as well as direct private networking options for secure "back-end" network connections to private corporate networks and information systems. Through our network services agreements with WorldCom, we offer Internet connectivity that provides the following:

          -    connectivity to a redundant high speed global IP network via
               WorldCom;

          - use of WorldCom's public and private peering relationships, permitting direct exchange of traffic with a significantly large number of carriers and ISPs;

          - use of WorldCom's regional direct connections to major ISPs, dial-up carriers and content service providers; and

          - service level agreements guaranteeing high availability and performance.

     Digex also offers an array of intelligent networking services including products and services from Akamai and Cisco Systems.

     Customer Care and Technical Support. We provide customers with 24-hours a day direct access to our staff of customer care and technical support personnel. We also use a variety of monitoring services from our network operations center, which allows us to address problems or rapidly identify and remedy service interruptions. We believe this level of customer support differentiates Digex in the marketplace.

     At our network operations center, we monitor and report on the health of servers, software, networks, and security devices managed by us through our centralized server monitoring platform. The network operations center uses a variety of technologies and tools, including the Aprisma Spectrum, Micromuse Netcool, and SiteScope products, to monitor a large volume of server resources such as processor utilization, system and application processes, log files, ports and disk space, and security devices, such as firewalls. In addition, the network operations center monitors specific network devices, such as routers, switches and load balancing equipment that are critical to the successful delivery of our hosting services.

     Data Centers. Our data centers contain multiple, freestanding computer rooms to provide containment and isolation. Physical security has been implemented through controlled security zones requiring card key, personal

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identification number, and biometric identification. Surveillance cameras record movement through the data centers and security guards provide real-time roaming visibility. Cooling and environmental controls for each data center are designed to monitor and maintain temperature and humidity levels. Finally, all telecommunications connections enter the data centers through multiple points from different service arrangements.

Digex Services

     We offer a broad range of managed services designed to address the rapidly evolving requirements of Web-based business initiatives. Our services include the following:

     -    core hosting services;

     -    managed applications;

     -    managed networking;

     -    customer care and support services; and

     -    value-added IT services.

Core Hosting Services

     Managed Servers. We offer dedicated Web and application hosting services designed to enable reliable, scalable, mission-critical Web solutions. We operate both Windows- and UNIX-based servers using hardware from Compaq and Sun Microsystems. The Digex Build begins with the operating system (O/S) layer which has been engineered for security, reliability and scalability. We have standardized upon Windows NT4 and 2000 for Compaq servers and Sun Solaris 2.6 and 2.8 for Sun Servers. By standardizing around the hardware and operating systems produced by these vendors, we are able to quickly upgrade, configure and implement the new servers necessary to accommodate our customers' growing needs for higher computing speeds and capacity. We are able to offer customers the option of including the cost of standard equipment in their monthly services fees or providing it themselves.

     Digex SmartServices(SM). We offer a package of core managed hosting services, under the Digex SmartServices(SM) brand, to provide administration, monitoring, reporting, security, and backup services for a customer's mission-critical Internet operations. Our administration services provide management services for hardware, software and network infrastructure, including installation, maintenance, and trouble shooting. Our monitoring services are designed to identify problems that impact the system availability and response times. Our reporting services provide detailed information about servers, applications, sites, and network performance. Finally, our backup services provide data availability and integrity with backup, recovery, and storage solutions. Digex SmartServices(SM) also include:

          - help-desk support available 24-hours a day with access to certified technical professionals;

          - inventory of parts on-site for upgrading and maintenance of hardware and software;

          -    industry and vendor security alerts and maintenance; and

          -    secure remote administration capabilities for remote management.

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     Managed Express Hosting. Jointly launched in December 2001 with WorldCom, managed express hosting is a global managed Web and application hosting portfolio developed to meet the growing demands of small to medium size enterprises, as well as the departmental Web requirements of larger-sized enterprises and emerging international markets.

Managed Applications

     We provide support for a variety of applications which can be used to build and conduct business on the Internet. For each platform (Sun Solaris and Microsoft Windows), we provide equivalent product sets, allowing us to provide parallel levels of service regardless of the platform our customers wish to run. Each application is incorporated into an automated Digex Build that has been prepared for the application. This automated build can be completed over a scaling number of servers. Applications supported by us include various operating systems, Web servers, directory servers, database servers, application servers, and commerce suites.

     Web Servers and Directory Servers. On the Windows platform, we support Microsoft Internet Information Server for NT4 and Windows 2000. For Directory Services, we support Primary and Backup Domain Controllers for NT4 configurations and Active Directory for Windows 2000 implementations. On the Sun Solaris platform, we offer iPlanet Web Server and iPlanet Directory Server, which offer equivalent capabilities to the Microsoft Windows services.

     Database Servers. We support database servers on both the Microsoft Windows and Sun Solaris platforms. For Microsoft Windows, we support Microsoft SQL database products. In addition to offering SQL for Windows, we added support for Oracle 8i for Windows in September 2001. We also added Oracle Standard Edition to our product line, and in October 2001 we extended our support for Oracle on Sun Solaris by introducing Oracle 9i.

     Application Servers and Commerce Suites. Our primary commerce products on Windows are Microsoft Site Server Commerce Edition for NT4 and Microsoft Commerce 2000 for Windows 2000. On the Sun Solaris platform, we support iPlanet Application Server 6.0. Support for BEA Weblogic, ATG Dynamo, and IBM Websphere applications is also available.

Managed Networking

     Intelligent Networking. We offer a variety of intelligent networking services to our customers. These services include load balancing and geographical distribution of network traffic using Cisco Systems technology and high-performance delivery of Internet content using the Akamai network and technology.

     Private Networking. Our private networking services are primarily used to securely connect a customer's Web site at our site to their private corporate network or information system. We offer a variety of management options for private line and virtual private network (VPN) services.

     Dynamic Inter-Data Center Networking. We provide high speed interconnections between data centers to enable virtual local area networks
(VLAN) to span regions. This can be important in designing real-time disaster avoidance solutions. For example, two databases can be maintained in two geographically distributed locations in real-time.

Customer Care and Support Services

     Client Services. In addition to our core SmartServices(SM), we provide a defined set of project management and technical consultation deliverables which are designed to provide customers with the information needed to measure the performance, satisfaction, and return on a Web solution. Our client service teams are comprised of project

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managers, technical account managers, and system engineers. The team provides consultative deliverables, including case summary and analysis, project management, upgrades, change management, and inventory and security audits.

     Digex ClientCentral(TM) Portal. Digex's customer portal provides access into some of our back office systems. The portal is XML-enabled, and provides customers with services such as case management and status queries, personalized content, asset management, performance reporting, on-line bill presentment, on-line technical references, and contact and escalation information.

     Application Notification Services. Application Notification Services (ANS) is a solution that allows developers to enable an application to send a notification based on a specific application event, such as an application error. The solution utilizes our ArchiteX framework, an automated messaging and routing system. This solution is managed through our ClientCentral portal.

Value-added It Services

     Security Services. Our security services are designed to maximize the security of a customer's Web site or application. In July 2001, we introduced the RSA SecurID product, which provides additional protection to our customer's data by allowing access to information only upon successfully completing a two-factor authentication process. Other security service offerings include security scanning and vulnerability assessment services, managed firewalls, encryption software, and authentication devices. In November 2001, we introduced a high speed firewall offering for active business transaction sites. This firewall, built on the Nokia IP740 security appliance, is configured to run on our hardened server build. We offer this managed firewall solution to meet the demand of enterprises who desire up to a gigabit per second of throughput for their e-commerce Web presence, large data, and Web application backup and configurations of multi-site VPNs.

     Database Services. Our database services provide the installation, configuration, maintenance, and support of databases on the Windows and Solaris platforms. In January 2002, we expanded our services for Oracle databases by including features for administering and maintaining customers' databases, as well as services for greater monitoring capability. We use advanced technology to provide database maintenance solutions, including preventive maintenance, problem diagnosis and resolution, space management, and reorganization and tuning for Oracle databases.

     High-Availability Services. We offer solutions at the network, server and application layers, with products and Web architectures that are built for speed and redundancy. Our service offerings address a customer's Web site as a whole, including content delivery, transaction processing and database processing. Additionally, we provide high-availability database solutions on both platforms:
SQL 2000 Dynamic Failover for Windows, and Oracle 8i Dynamic Failover for Solaris. With our Dynamic Failover (DFO) product offerings, we provide a variety of high-availability database solutions on both the Windows and Sun platforms. These solutions are designed to automatically switch over to another server in the event of a failure. Digex also expanded Dynamic Failover options on the Sun platform by adding support for multiple node solutions in a number of active/passive or active/active configurations for Oracle Dynamic Failover in December 2001. In December 2001, we introduced Akamai EdgeSuite(SM) to our solutions portfolio. EdgeSuite is an integrated set of functionalities designed to reduce Internet infrastructure complexities and costs by extending performance, scalability, and reliability benefits of content delivery throughout an entire Web site.

     Application Optimization Services. Our Application Optimation Center (AOC) was formed in September 2001 to help our customers enhance their application performance. The AOC provides pre- and post-production deployment and integration services for client applications. These services include:

          -    migrating the application to the system configuration;
          - testing the application's performance on the designed configuration;
          -    reviewing code to identify areas for improvement; and

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          -    tuning the application for improved performance and reliability.

Customers

     We have a diverse customer base ranging from Fortune 50 companies to small and medium size businesses that rely on the Internet. Our customers are primarily located within the United States. We serve over 600 customers, covering most major industries. Our customer contracts typically range in duration from one to three years. Our customers include the following well-known companies:

Financial Services and Insurance     Media and Entertainment        Manufacturing                Retail and Distribution
--------------------------------     -----------------------        -------------                -----------------------
American Century Investments         BusinessWeek Online            Clorox                       Barnes & Noble
Blue Shield of California            Discovery Communications       Cummins, Inc.                Geiger Brothers
Fannie Mae                           McGraw Hill Companies          Kraft Foods                  Hammacher Schlemmer & Co., Inc.
Fleet Credit Card Services           Reader's Digest                Philip Morris                J. Crew

Technology and Communications        Healthcare                     Travel & Hospitality
-----------------------------        ----------                     --------------------
Alcatel Canada                       American Dental Association    Amtrak National Railroad
MTI Technology                       DuPont Pharmaceuticals            Passenger Corporation
Microsoft                            Novartis                       Norwegian Cruise Lines
SANYO North America                  Wyeth                          Thomas Cook
   Corporation                                                      Trans World Airlines

Sales and Marketing

     Our sales strategy is to focus on market segments that we believe have both a propensity to outsource and to deploy complex, mission-critical Web-based applications. We sell our services directly through a professional sales force and receive referrals through a network of business partners. We also work with WorldCom to sell managed hosting solutions to their existing and prospective customer base in order to increase our market share. Our sales force is organized into three units: Direct Sales, Channel Sales, and International. Supporting each of these units is a team of technical consultants that provides pre-sales technical support, including requirements gathering, configuration support, architectural design, and project management.

     Direct Sales. During 2001, we redeployed our sales force from a centralized structure to a field-based organization by opening 11 new regional offices. We now have a total of 18 field-based teams throughout the United States and physical sales presence in 24 cities. As of December 31, 2001, our direct sales force consisted of 134 quota-bearing sales representatives.

     Channel Sales. The channel sales organization works with our network of alliance partners, which includes systems integrators, developers, independent software vendors, and application service providers. As of December 31, 2001, the channels sales force organization consisted of 32 individuals.

     International. In 2001, our international sales organization included resources in the United Kingdom, Germany, France, and Japan. We currently have a sales force and a Web hosting facility in three markets in Europe. We emphasized the integration of our sales force with WorldCom's sales force in Europe, targeting their customers with managed hosting needs.

     Alliance Programs. Originally launched in 1998, Digex's partner programs were modified and re-launched in June 2001 to address changes in the marketplace and our sales channel arrangement with WorldCom. Our alliance program offers our partners benefits to fit their needs, including referral fees, volume pricing, pre-production hosting

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services, and the opportunity to participate in joint marketing initiatives. Our relationships include: Accenture, Deloitte Consulting, Deloitte & Touche, KPMG, SAIC, Covansys, ATG, and Compaq Global Services.

     Marketing. Our marketing organization is responsible for building our brand awareness, identifying key target markets and developing programs to communicate our products and services to the marketplace, and developing our customer relationships. Another objective of our marketing efforts is to stimulate the demand for our services through a broad range of marketing communications and public relations activities. Our primary communication vehicles include advertising, trade shows, direct response programs, event sponsorship, our Web sites, and the distribution channels of our technology vendors such as Microsoft, Compaq, and Sun Microsystems.

Competition

     The market served by Digex is highly competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

          -    quality of service delivery and scalability of infrastructure;

          -    quality of customer service and support;

          -    multiple levels of services offered;

          - network capacity, reliability, security and adaptability to new technologies;

          -    Internet system engineering expertise;

          - technical expertise with multiple platforms, protocols and industry standards;

          -    relationships with technology partners and vendors;

          - number and geographic presence of sales and technical support personnel;

          -    price;

          -    financial resources; and

          -    brand name.

     Our current and potential competitors in the market include:

          -    large information technology outsourcing firms;

          - local, regional, national and international telecommunications companies;

          -    pure-play hosting service providers; and

          -    local, regional, national and international ISPs;

     Our competitors may operate in one or more of these areas and include companies such as International Business Machines Corporation (IBM), Electronic Data Systems (EDS), Cable & Wireless, Sprint, AT&T, and Qwest Communications International.

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     We believe our experience and reputation for delivering quality, managed
Web site and application hosting services differentiates us from our key competitors. We focus on our core competency of Web and application hosting. We believe we have defined and offer the industry a set of functions required to configure, engineer, implement and maintain complex, transactional Web solutions. We believe our technical team, focus, and experience distinguish us from our competition and enable us to provide quality, managed hosting solutions.

Intellectual Property Rights

     We rely on a combination of copyrights, trademarks, service marks, patents, trade secrets, and contractual obligations to establish and protect certain proprietary rights in our data, applications, and services. In addition, we have applied for a patent for the Digex ArchiteX framework. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our data or technology. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

     We also rely on certain technologies we license from third parties, such as Microsoft and Netscape. There can be no assurance these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business. We continue to pursue the growth of our intellectual property portfolio.

Government Regulation

     In the United States and most countries in which we conduct our major operations, we are generally not regulated other than pursuant to laws applicable to businesses in general or to value-added telecommunications services specifically. In some countries, we are subject to specific laws regulating the availability of certain material related to, or to the obtaining or dissemination of, personal information. Adverse developments in the legal or regulatory environment relating to the Internet industry in the United States, Europe or elsewhere could have a material adverse effect on our business, financial condition and operating results.

     In October 1998, Congress enacted the Digital Millennium Copyright Act, which includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met. Since this law is relatively new, it remains to be seen how the law will be applied to limit liability we may face in the future for any possible copyright infringement or copyright-related issues. This law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. We have implemented such procedures. Digex has a formal notification process, whereby we notify an alleged infringer that we have a complaint, we notify the complainant about the status, we investigate the matter internally, and if necessary, suspend the infringer's use of Digex services and products until there is resolution of the matter. The Digex Acceptable Use Policy Board seeks to respond quickly to complaints that would fall under the scope of the Digital Millennium Copyright Act. There is no assurance that our process and acceptable use policy will shield us from liability but we have made a significant effort to meet the requirements. Our customers are subject to an acceptable use policy which prohibits them from posting, transmitting or storing material on or through any of our services which, in our sole judgment, is (1) in violation of any local, state, federal or foreign law or regulation, (2) threatening, obscene, indecent or defamatory or that otherwise could adversely affect any individual, group or entity or (3) in violation of the intellectual property rights or other rights of any person.

     Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers, including us, under laws currently existing or adopted in the future in the United States or other countries for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks.

     A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunications regulation, particularly related to the infrastructures on which the Internet rests, access charges, encryption standards and related export controls, content regulation, consumer protection, advertising, intellectual property, privacy, electronic commerce, and taxation, tariff and other trade barriers, among others, have been adopted or are now under consideration. We are unable at this time to predict which, if any, of the proposals under consideration may be adopted and, with respect to proposals that have been or will be adopted, whether they will have a beneficial or an adverse effect on our business, financial condition and operating results.

     Moreover, the manner in which existing domestic and foreign laws (including Directive 95/46/EC of the European Parliament and of the European Council on the protection of individuals with regard to the processing of personal data and on the free movement of such data) will or may be applied to on-line service and Internet access providers is uncertain, as is the effect on our business given different possible applications. Similarly, we are unable to predict the effect on us from the potential future application of various domestic and foreign laws governing content, export restrictions, privacy, consumer protection, export controls on encryption technology, tariffs and other trade barriers, intellectual property and taxes. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the issues unique to the Internet and related technologies.

Employees

     As of December 31, 2001, we employed approximately 1,393 full and part-time employees. None of our employees is covered by a collective bargaining agreement. We believe that our employee relations are good.

Risk Factors

We have a history of negative cash flows and significant losses which may continue in the foreseeable future.

     We have experienced operating losses and negative cash flows from operations since inception. As of December 31, 2001, our accumulated losses amounted to approximately $384.3 million. We had net losses of $188.5 million and net cash used in operating and investing activities of $161.6 million for the year ended December 31, 2001. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flows from operations.

     We currently project continued significant losses and operating cash flow deficits. Since the Intermedia - WorldCom Merger, we have been dependent on WorldCom to fund our operating cash flow deficits and capital expenditures. Pursuant to the terms of the Intermedia - WorldCom Merger and subject to the limitations under our approved 2002 business plan, which is subject to amendment and modifications, WorldCom has committed to fund our projected cash flow deficits and capital expenditures through December 31, 2002. Our 2002 business plan may require up to $276.0 million, inclusive of amounts for capital expenditures, the majority of which is expected to be demand driven. This amount could materially change due to changes in the economy, our target market, our practice of acquiring equipment on behalf of customers, or our ability to execute on this business plan, among other factors. The amount of actual borrowings from WorldCom in 2002 could be more or less than the amounts approved under the business plan. Should we require additional funding beyond 2002, as currently projected, there can be no assurance that WorldCom will provide such additional funding. We believe that funding from any source other than WorldCom on appropriate or commercially acceptable terms is unlikely to be available.

We depend on WorldCom to fund our operating losses and working capital, including capital expenditures.

     Because we anticipate negative cash flow and a significant need for working capital for the foreseeable future, we expect we will have to obtain funds for such purposes from WorldCom or other sources. Because we are a capital intensive business, funding for these capital expenditures will be required to expand our business.

     WorldCom is our majority stockholder, primary lender, significant channel partner, and one of our largest vendors. In particular, under the funding agreement, WorldCom is obligated to provide funding for the approved Digex business plan through 2002 only. WorldCom will then have an option to continue funding us beyond 2002, but may not exercise such option. Through 2002, we expect our working capital needs and capital expenditure requirements to be met through our note purchase agreement dated July 31, 2001 with WorldCom.

     Our ability to succeed is dependent on WorldCom. Our dependence on WorldCom could, among other things, increase our vulnerability to general adverse economic and industry conditions, limit our ability to fund future working capital, operating losses, capital expenditures, acquisitions and other requirements, and limit our flexibility in reacting to changes in our business and industry. We strongly urge you to read "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" elsewhere in this Form 10-K and WorldCom's "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in its Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

Digex is controlled by a controlling stockholder which could involve multiple risks for you as a stockholder.

     WorldCom controls (through its subsidiary, Intermedia) a majority of our voting power, and our majority stockholder's interests in us may conflict with your interests as a stockholder. Intermedia, indirectly through its wholly-owned subsidiary, Intermedia Financial Company, owns all of the issued and outstanding shares of our Class B common stock. Intermedia currently owns 39,350,000 shares of Class B common stock, or approximately 61.4% of the outstanding capital stock of Digex. Each share of Class B common stock is entitled to 10 votes, as compared to one vote for each share of Class A common stock. As a result, WorldCom indirectly controls approximately 94.1% of our voting interests, and controls the management and affairs of Digex, and all matters submitted to our stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets. The price of our Class A common stock may be affected as a result of us having a controlling stockholder.

     We will require additional funds to finance our business, but our ability to raise funds is significantly limited by agreements that are binding on us. Intermedia has issued debt securities to the public under seven indentures. As a subsidiary of Intermedia, we are currently subject to a number of restrictions under the Intermedia indentures. These restrictions will, among other things, limit our ability to make certain restricted payments, incur indebtedness and issue preferred stock, pay dividends or make other distributions, engage in sale and leaseback transactions, create liens, sell our assets, issue or sell our equity interests, or enter into certain mergers and consolidations. As a result, our future financing sources may be significantly limited and our use of any proceeds of any future financing may be significantly restricted. The note purchase agreement between WorldCom and Digex also, among other things, limits our ability to make certain restricted payments, incur indebtedness, sell our assets, engage in sale and leaseback transactions, and create liens.

     Our ability to issue additional capital stock is constrained by WorldCom's indirect ownership of the Class B common stock, which could make it more difficult for us to raise capital to expand our business. In the future, WorldCom may elect to sell additional shares of our Class B common stock to the public or to distribute these shares to its own stockholders. If as a result of a sale or distribution, Intermedia would no longer hold more than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would be required for the sale or distribution. In addition, if we decide in the future to issue and sell additional shares of our capital stock and, as a result, the voting power represented by the Class B common stock held by Intermedia would no longer be greater than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would be required for the sale. We would be free of the restrictions in the Intermedia indentures only if either Intermedia's voting power was reduced to below 50% as described above or Intermedia designated us as an "unrestricted subsidiary," which would also require a consent of a majority in principal amount of the noteholders under the Intermedia indentures.

We have a limited operating history and our business model is still evolving, which makes it more difficult for you to evaluate our company and its prospects.

     We were established in January 1996 to provide Web site hosting services for businesses deploying complex, mission-critical Web sites. Today, we provide hosting solutions for companies conducting business on the Internet, including on-line financial services, on-line procurement, electronic retailing, and customer self-service applications. Our range of service offerings has changed since 1996 and our business model is still evolving. Because some of our services are new, we cannot be sure that businesses will buy them, and consequently, the revenue and income potential of our business is unproven. Our limited operating history makes predicting future results difficult. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the rapidly evolving market for hosting services. To address these risks, among other things, we must:

          - provide reliable, technologically current and cost-effective services;

          -    continue to upgrade and expand our infrastructure;

          -    market our brand name and services effectively;

          -    maintain and develop our business alliances; and

          -    retain and attract qualified personnel.

We may be unable to achieve our operating and financial objectives if we cannot manage our growth effectively.

     Our business has grown rapidly, and our future success depends in large part on our ability to manage growth in our business. For us to manage this growth, we will need to:

          - expand and enhance our operating and financial procedures and controls;

          - replace or upgrade our operational and financial management information systems; and

          -    attract, train, manage and retain key employees.

     These activities are expected to place a significant strain on our financial and management resources. If we are unable to manage growth effectively, our business could suffer.

We may experience difficulties developing and maintaining customer relationships due to their perceptions of our financial position.

     Our customers' perceptions of our financial stability may be affected by current economic conditions and the extent to which we are highly leveraged. General economic conditions, our outstanding contractual obligations and contingent commitments may have created a customer perception of relative illiquidity. Our customers may perceive that there is increased risk in doing business with us due to our current financial position. To the extent that such perceptions exist, customers may question our financial stability and viability and thereby increase the difficulties inherent in securing and maintaining customer relationships necessary to our business.

We would need to modify our business plans if we lose our largest customers.

     Our ten largest customers represented approximately 29% of our monthly recurring revenue in December 2001. If we lose all of these customers, we would need to modify our business plan. Any changes to our business plan that increase the funding amount will require approval from the WorldCom board of directors before WorldCom would be obligated to fund such an increase. There can be no assurance that we will be able to receive such funding or be able to secure funding from other sources at terms acceptable to us to sustain operations.

Given current market conditions, we may have difficulty collecting a portion of our accounts receivable.

     Our allowance for doubtful accounts has increased to approximately 14% of our trade accounts receivable at December 31, 2001 compared to 10% at December 31, 2000 as a result of management's judgment that our customers may be financially impaired due to the downturn of the economy and our industry. At December 31, 2001, accounts receivable from WorldCom was approximately $15.2 million and represented approximately 38% of our total accounts receivable. Although we believe we are adequately reserved for doubtful accounts, there can be no assurance that we will be able to collect all of our past due accounts receivable.

Back office system upgrades and conversions may impact our operations.

     As a result of our efforts to efficiently manage our business, we are currently making, and may be required to make in the future, changes to our back office system to upgrade to new technologies. These back office system upgrades and conversions may have a material adverse effect on our financial condition or consolidated results of operations if such systems do not operate properly or are not implemented within our expected timeframe.

     Our business could be harmed if our management team, which has worked together for only a brief time, is unable to work together effectively, or if we are unable to retain and attract key personnel.

     We have recently hired key employees and officers, including our Senior Vice President of Service Delivery and Operations and our Senior Vice President of Sales in 2001, and are currently searching for a Chief Financial Officer. These key individuals will be working with other members of our executive management team, each of whom have been with Digex for an average of two years. As a result, our management team has worked together for only a brief time. Our success, in significant part, depends on the continued services of our senior management personnel, as well as of our key technical and sales personnel.

     We believe our short and long-term success also depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. We may not be able to hire or retain the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. Our inability to attract and retain such personnel would limit our growth and harm our business.

     Stock options of Digex Class A common stock have been used as a method to attract and retain employees, to motivate performance and to align the interests of management with those of our stockholders. Due to declines in the market price of our common stock, many stock options held by our employees have an exercise price that is higher than the current trading price of our common stock. Without adequate incentives, we may find it more difficult to retain key employees.

Our quarterly and annual results may fluctuate, resulting in fluctuations in the price of our Class A common stock.

     Our results of operations fluctuate on a quarterly and annual basis. We expect to continue experiencing fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

          -    demand for and market acceptance of our services;

          -    introductions of new services by us and our competitors;

          -    capacity utilization of our data centers and assets;

          -    timing of customer installations;

          -    our mix of services sold;

          -    customer retention;

          -    the timing and magnitude of our capital expenditures;

          -    changes in our pricing policies and those of our competitors;

          -    fluctuations in bandwidth used by customers;

          -    our retention of key personnel;

          -    reliable continuity of service and network availability;

          - costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

          -    the provision of customer discounts and credits;

          - the introduction by third parties of new Internet and networking technologies;

          - licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries; and

          -    other general economic factors.

     For these and other reasons, in some future quarters, our results of operations may fall below the expectations of securities analysts or investors, which could negatively affect the market price of our Class A Common Stock.

We cannot predict the outcome of our joint development effort with Microsoft and Compaq.

     Working closely with Microsoft and Compaq, we expect to invest significant resources to advance our ability to more rapidly install, manage and upgrade large numbers of Microsoft Windows-based servers for Web site and application hosting. While Microsoft and a subsidiary of Compaq have each made a $50.0 million equity investment in our company, neither has an obligation to contribute additional equity, whether or not the costs associated with this development project exceed our expectations. See Note 8 and Note 14 of the notes to our consolidated financial statements. Our alliance agreements also do not prevent Microsoft and/or Compaq from working with other service providers to develop similar capabilities. In addition, because this alliance is for a research and development project, we cannot assure you that any commercially successful products will be developed as a result of our agreements with Microsoft and Compaq. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview and Liquidity and Capital Resources."

Our business, in large part, depends on network services we receive from WorldCom. Any disruption of these services or our secondary network provider's inability to maintain its peering relationships could be costly and harmful to our business.

     We currently rely primarily on WorldCom for network services in the U.S. and U.K. We have relied secondarily on Allegiance Telecom, Inc. for network services, after it acquired substantially all of the Intermedia Business Internet assets from WorldCom in December 2001. If either of these providers is unable to provide our network services or our agreements are terminated, we would need to rapidly secure an alternative provider of these services. As a result, we could incur transition costs and our monthly costs of operations could increase. In addition, such a transition could have a detrimental effect on our customer service levels.

     The Internet is composed of many ISPs that operate their own networks and interconnect with other ISPs at various peering points. Peering relationships are arrangements that permit ISPs to exchange traffic with one another without having to pay for the cost of transit services. Peering relationships are a competitive factor that allow some hosting companies to provide faster data transmission than others. We believe the tier-one status and numerous peering relationships of WorldCom enable them to provide us faster data transmission than many other ISPs provide. If WorldCom fails to adapt its network infrastructure to meet industry requirements for peering or loses its peering relationships for any other reason, then our transmission rates could be reduced, resulting in a decrease in the service quality we provide to our customers.

If we are unable to secure sufficient network capacity to meet our future needs on reasonable terms or at all, we might not be able to provide adequate service to our customers.

     We must continue to expand and adapt our network arrangements to accommodate an increasing amount of data traffic and changing customers' requirements. We have entered into network services agreements with WorldCom to provide us with certain network transit capacity which we believe to be adequate for our capacity requirements. However, if our future network capacity requirements exceed the capacity WorldCom has committed to provide to us, we may have to pay higher prices for such additional network capacity or such capacity might not be available at all. Our failure to achieve or maintain high-capacity data transmission could negatively impact service levels to our existing customers and limit our ability to attract new customers.

We operate in an evolving market with uncertain prospects for growth.

     The market for Web and application hosting and related services is evolving rapidly. Our future growth, if any, will depend on the continued trend of businesses outsourcing their hosting and our ability to market and sell our services effectively. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use these Internet-based services to the degree or in the manner that we expect. It is possible that at some point businesses may find it cheaper, more secure or otherwise preferable to host their Web sites and applications internally and decide not to outsource the management of their Web sites and applications. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We are subject to the risks associated with rapid industry changes.

     The Internet services industry in which we operate is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new service, software and other product innovations. We cannot guarantee that we will be able to identify new service opportunities successfully and develop and bring new services to market in a timely and cost-effective manner, or that products, software and services or technologies developed by others will not render our services non-competitive or obsolete. In addition, we cannot provide any assurance that our service developments or enhancements will achieve or sustain market acceptance or be able to address effectively the compatibility issues raised by technological changes or new industry standards.

We may be unable to achieve our operating and financial objectives due to significant competition in the managed hosting industry.

     The market for hosting Web sites and applications is highly competitive. There are few substantial barriers to entry and many of our current competitors have substantially greater financial, technical and marketing resources, larger customer bases, more data centers, longer operating histories, greater name recognition and more established relationships in the industry than we possess. See also "Business-- Competition." Our current and potential competitors in the market include large information technology outsourcing firms, telecommunications companies, Web hosting service providers, and Internet service providers. Our competitors may operate in one or more of these areas and include companies such as IBM, EDS, Cable & Wireless, Sprint, AT&T, and Qwest Communications International. A number of our other competitors have recently filed for protection under the federal bankruptcy laws.

     Our competitors may be able to expand their network infrastructures and service offerings more quickly. They may also bundle other services with their managed hosting services, which could allow them to reduce the relative prices of their Web site hosting and/or application hosting services beyond levels that we could compete with, and generally adopt more aggressive pricing policies. In addition, some competitors have entered and will likely continue to enter into joint ventures or alliances to provide additional services which may be competitive with our services. We also believe the Web hosting and application hosting markets are likely to experience consolidation in the near future, which could result in increased price and other competition that would make it more difficult for us to compete.

Our business will not grow unless Internet usage grows and Internet performance remains adequate.

     Our success will depend on the continued growth in the use of the Internet as a commercial marketplace. In addition, our business plan anticipates extensive growth in the Web and application hosting markets. The growth of the Internet, including the Web hosting and application hosting markets, is subject to a high level of uncertainty and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communications, security concerns, increases in data transport capacity and general economic conditions. If the Internet as a commercial medium fails to grow or develops more slowly than expected, then our business is unlikely to grow.

     The growth in the use of the Internet in general has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The performance of our Web site and application hosting services is ultimately limited by and relies on the speed and reliability of the networks operated by third parties. Consequently, the growth of the market for our services depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

     Our success also depends on rapid growth in sales of our particular Internet service offerings. This growth depends, in part, on customers trusting us to deliver the services in a timely and efficient manner, and that we will continue to operate for at least as long as the life of any contract between us and our customers. This trust may be difficult to establish because there has been substantial downturn in the telecommunications and technology industry, leading to many bankruptcies and closures of competing Internet service providers. Some of these closures required the customers of the closing Internet service provider to find alternative providers on very short notice. We

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cannot assure you that our success will not be adversely impacted as a result of a downturn in the Internet services industry.

Our data centers and the networks we rely on are sensitive to harm from human actions and natural disasters. Any resulting disruption could significantly damage our business and reputation.

     Our reputation for providing reliable service largely depends on the performance and security of our data centers and equipment, and of the network infrastructure of our connectivity providers. In addition, our customers often maintain confidential information on our servers. However, our data centers and equipment, the networks we use, and our customers' information are subject to damage and unauthorized access from human error and tampering, breaches of security, natural disasters, terrorist attacks, power loss, capacity limitations, software defects, telecommunications failures, intentional acts of vandalism, including computer viruses, and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for our customers, and could potentially jeopardize the security of our customers' confidential information such as credit card and bank account numbers. Despite precautions we have taken and plan to take, the occurrence of a security breach, a natural disaster, interruption in service or other unanticipated problems could seriously damage our business and reputation and cause us to lose customers. Additionally, the time and expense required to eliminate computer viruses and alleviate other security problems could be significant and could impair our service quality. We also often provide our customers with service level agreements. If we do not meet the required service levels, we may have to provide credits to our customers, which could significantly reduce our revenues. Additionally, in the event of any resulting harm to customers, our customers might seek to hold us liable for damages. Awards for such damages might exceed our liability insurance by an unknown but significant amount and could seriously harm our business.

Providing services to customers with mission-critical Web sites and Web-based applications could potentially expose us to lawsuits for customers' lost profits or other damages.

     Because our Web and application hosting services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Our customers are required to sign server order forms which incorporate our standard terms and conditions. Although these terms disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problems that the customer may ascribe to us. There can be no assurance that a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. We also believe we would have meritorious defenses to any such claims, but there can be no assurance that we would prevail. In such cases, we could be liable for substantial damage awards. Such damage awards might exceed our liability insurance by unknown but significant amounts, which would seriously harm our business.

There is uncertainty concerning our continued use of Arthur Andersen LLP as our outside auditors.

     On March 14, 2002, the United States Department of Justice obtained an indictment against Arthur Andersen LLP, our independent public accountants since October 2001, on a single count of obstruction of justice in connection with a matter unrelated to us or our consolidated financial statements. The consequences of this indictment are unknown at this time.

     Arthur Andersen LLP has provided the Securities and Exchange Commission (the "SEC") with assurances that it will continue to audit financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards. Arthur Andersen LLP has also committed to the SEC to advise the SEC immediately if it becomes unable to continue to provide those assurances. We have received from Arthur Andersen LLP a letter to the effect that Arthur Andersen LLP has represented that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with the professional standards and that there was appropriate continuity of personnel working on our audit, and availability of national office consultation.

     The result of the indictment or other lawsuits against Arthur Andersen LLP may cause us to re-select independent public accountants. The Audit Committee of the board of directors reviews the selection of our independent public accountants each year and expects to conduct such a review in due course.

Regulatory and legal uncertainties could have significant costs or otherwise harm our business.

     Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for on-line commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business on-line. The application of existing laws or promulgation of new laws could require us to expend substantial resources to comply with such laws or discontinue certain service offerings. Increased attention to liability issues could also divert management attention, result in unanticipated expenses and harm our business. Regulation of the Internet may also harm our customers' businesses, which could lead to reduced demand for our services. We are not currently subject to direct regulation by the Federal Communications Commission ("FCC") or any other government agency, other than as to regulations applicable to business in general. However, in the future we may become subject to regulation by the FCC or other federal or state agencies, which could increase our costs and harm our business. See "Business--Government Regulation."

     We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially and adversely affect our business.

     Further, the imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. In addition, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets.

     We opened our first non-U.S. data center in the London metropolitan area in July 2000 and additional international data centers located in Frankfurt, Paris, and Tokyo in the second quarter of 2001. We may also enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

          -    unexpected changes in regulatory, tax and political environments;

          - longer payment cycles and problems in collecting accounts receivable;

          - fluctuations in currency exchange rates and imposition of currency exchange controls;

          - ability to secure and maintain the necessary physical and telecommunications infrastructure;

          -    challenges in staffing and managing foreign operations; and

          -    employment laws and practices in foreign countries.

     Any of these could adversely affect our international operations. Furthermore, some foreign governments have enforced laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States. Any one or more of these factors could adversely affect our contemplated future international operations and consequently, our business.

This report includes forward-looking statements, which could differ from actual results.

     Some of the statements in this Form 10-K that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by the use of words such as "estimates," "projects," "anticipates," "expects," "intends," "believes" or comparable terminology, the negative thereof or other variations thereon or by discussions of strategy that involve risks and uncertainties. Examples of forward-looking statements include discussions relating to:

          -    plans to expand our existing managed hosting services;

          -    introductions of new products and services;

          -    proposals to build new data centers in various geographic areas;

          - estimates of market sizes and addressable markets for our services and products;

          -    estimates of future revenues; and

          - statements regarding the future course of our relationship with Intermedia and WorldCom.

     We wish to caution you that all the forward-looking statements contained in this document are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. Such risks, uncertainties and assumptions include, but are not limited to, those discussed in this Form 10-K.

Item 2. Properties

     We currently lease office space for our corporate headquarters in Laurel, Maryland and administrative offices in Beltsville, Maryland and San Jose, California. Our international administrative offices in the United Kingdom support our international operations. Our regional sales offices are located in major cities and metropolitan areas within the United States, Europe, and Asia. As of December 31, 2001, we leased or colocated an aggregate of 19 facilities for our sales offices in the following locations:

                    U.S. Locations                             International Locations
----------------------------------------------------------     -------------------------
Atlanta, GA     Detroit, MI              New York, NY          Frankfurt, Germany
Boston, MA      East Rutherford, NJ      Philadelphia, PA      London, United Kingdom
Chicago, IL     Irvine, CA               San Francisco, CA     Paris, France
Dallas, TX      Los Angeles, CA          San Jose, CA          Tokyo, Japan
Denver, CO      Miami, FL                Washington, DC

     In the fourth quarter of 1999, we opened our data centers on the east and west coasts of the United States. Our first international data center, located in London and became operational in July 2000, gives Digex customers in Europe the technology, security, and support services in Europe they have come to rely on in the United States. Our U.S. data centers, except for those built into WorldCom facilities, are leased with terms expiring in 2009. We currently lease space and equipment for our U.K. data center from MCI WorldCom, a subsidiary of WorldCom, after it had purchased certain assets from Telia UK Limited, our previous supplier.

     Through our facilities agreement with WorldCom, we have built several managed Web hosting facilities into existing WorldCom data centers in the United States and abroad patterned on Digex SmartCenter(SM) specifications. Our first data center completed through this agreement is located in Ashburn, Virginia and became operational in the first quarter of 2001. In the second quarter of 2001, we operationalized data centers built into WorldCom facilities in Somerset, New Jersey; Paris, France; Frankfurt, Germany; and Tokyo, Japan. We have leased and intend to continue to lease space in these WorldCom data centers based on customer demand. The initial term of the agreement expires on December 31, 2003 and may be extended for an additional year, upon the election of Digex or WorldCom by written notice.

     As of December 31, 2001, our total property and equipment in service consisted of buildings (5.5%), electronic and computer equipment (58.7%), computer software (14.2%), furniture, office equipment, and vehicles (2.0%), and leasehold improvements (19.6%). Such properties do not lend themselves to description by character and location of principal units. Substantially all of our equipment is housed in multiple leased facilities on the east and west coasts of the United States. We believe that our properties are adequate and suitable for their intended purposes.

Data Center Infrastructure

     We presently operate secure data centers specifically designed for the non-stop 24-hours a day hosting of Web sites and Web-based applications. Our data centers combine the predictability and control of traditional mainframe-based data centers with the network access and capacity required for today's Internet-based computing. Our data centers are designed to provide high service levels while permitting customers to rapidly deploy new and strategic applications without increasing cost or incurring risk.

     The physical infrastructure and security controls of our data centers have been designed to support rigorous requirements for secure data storage and processing. Physical benefits of our data centers include: physical security; multi-redundant mechanics, utilities and environmental controls; network connectivity; and fully-integrated customer work areas.

     Specifically, our data centers include multiple separate computer rooms offering customers containment and isolation from accidents or disasters occurring within or outside of each data center. Physical security has been implemented through controlled security zones requiring access card, personal identification number keypad entry, and biometric identification. Each data center has five security zones that require separate access levels to gain entry. Our highest security zones include computer rooms physically constructed as a building-within-a-building, with fire suppression and other controls separate from the remainder of the data center. Fencing above the ceiling and below the raised floor isolate each security zone. Surveillance cameras record movement through the data centers and security guards provide real-time roaming visibility. Our cooling towers are surrounded by security fences and monitored by cameras. Cooling and environmental controls for each data center are designed to monitor and maintain temperature and humidity levels. Our data centers also provide reliable networking connectivity to national

Internet backbone carriers for our customers. Telecommunications circuits enter the data centers through multiple paths from different service arrangements. Multiple points of presence allow continued operation of service without degradation. Finally, our data centers include separate, private customer work areas. These work areas are isolated from the security zones that house our servers, permitting customers to work on-site as necessary.

Item 3. Legal Proceedings

     Digex does not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on Digex's consolidated results of operations, cash flows, or financial position.

Item 4. Submission of Matters to a Vote of Security Holders

     Matters submitted to a vote at the Annual Meeting of Stockholders held on December 12, 2001 and the results of such meeting are as follows:

                                                                                  Votes           Votes    Votes       Votes
                                                                                   for           Against  Withheld   Abstained
                                                                                   ---           -------  --------   ---------
1. Election of directors to serve until the 2002 Annual
   Meeting of Stockholders.

   Ronald R. Beaumont .....................................................     414,014,133         --     61,521        --
   Gregory J. Clark .......................................................     414,017,388         --     58,266        --
   Bernard J. Ebbers ......................................................     414,014,551         --     61,103        --
   K. William Grothe, Jr. .................................................     414,018,251         --     57,403        --
   Edith E. Holiday .......................................................     414,014,406         --     61,248        --
   Bert C. Roberts, Jr. ...................................................     414,014,351         --     61,303        --
   Mark K. Shull ..........................................................     414,014,541         --     61,113        --
   Scott D. Sullivan ......................................................     414,014,351         --     61,303        --
   Lawrence C. Tucker .....................................................     414,017,706         --     57,948        --

2. Approval of the amendment to the certificate of incorporation of
   Digex to prohibit Digex from entering into certain transactions with
   WorldCom without there being at least two independent directors and without the transaction being approved by either a majority of the independent directors or two-thirds of the entire board of directors
   (other than the independent directors) .................................     414,637,237     15,102         --     2,033

3. Approval of Arthur Andersen LLP as independent
   auditors of Digex for the year ended
   December 31, 2001 ......................................................     414,055,777     19,624         --       253

     A majority of the votes present, in person or by proxy, and entitled to vote at the meeting, were cast in favor of the three proposals.

                                     PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

     Our Class A common stock trades on the Nasdaq Stock Market under the symbol "DIGX." As of March 8, 2002, there were 62 holders of record of our Class A common stock and, based on an estimate of the number of individual participants represented by security position listings, there are approximately 13,400 beneficial holders of our Class A common stock. All of our outstanding Class B common stock is held of record by Intermedia Financial Company. The approximate high and low closing prices for our Class A common stock, as reported by the Nasdaq Stock Market, were:

                                             2001                   2000
                                     -------------------     -------------------
                                       High        Low        High         Low
                                     -------     -------     -------     -------
First quarter ..................     $ 31.38     $ 12.69     $171.50     $ 56.06
Second quarter .................       19.50        8.38      111.00       35.25
Third quarter ..................       11.21        3.34       94.00       46.88
Fourth quarter .................        3.35        1.40       58.44       21.19

DIVIDEND POLICY

     We do not anticipate paying any dividends on any of our common stock in the foreseeable future. Moreover, we are subject to restrictions under the Intermedia indentures, which restrict any subsidiary of Intermedia from paying dividends unless Intermedia meets certain financial tests. Intermedia does not currently meet and is not expected to meet these financial tests in the foreseeable future. Therefore, we are effectively prohibited from paying dividends. We may also incur indebtedness in the future, which may prohibit or effectively restrict the payment of dividends.

     Pursuant to a final settlement of the consolidated derivative and class action suits approved by the Delaware Court of Chancery in Wilmington, Delaware, WorldCom made a payment of WorldCom common stock having a total value of $165.0 million for distribution to Digex common stock holders following the closing of the Intermedia - WorldCom Merger in July 2001. One half of the settlement fund net of plaintiffs' attorneys fees was distributed to record holders of Digex common stock as of September 1, 2000. The balance of the settlement fund net of attorneys' fees was paid to record holders of Digex stock as of June 29, 2001. Neither Intermedia nor its affiliates was entitled to any distribution from the settlement fund. The merger agreement between Intermedia and WorldCom was amended, among other things, to change the consideration to be paid to Intermedia shareholders in connection with the merger. The fees and expenses of all plaintiffs and all counsel representing all plaintiffs in the action were paid out of the settlement fund. In connection with the settlement, WorldCom has agreed to reimburse Digex for certain fees and expenses incurred by Digex associated with the merger and the consolidated lawsuit in an amount not to exceed $15.0 million. A further provision of the settlement makes Section 203 of the Delaware General Corporation Law inapplicable to future transactions between WorldCom and Digex.

     For each share of WorldCom Group common stock paid into the settlement fund, 1/25th of a share of MCI Group common stock was also paid into such fund. The value of the WorldCom Group common stock and the MCI Group common stock was based upon the average trading price of 10 trading days randomly selected from a 20-day trading period from May 31, 2001 through June 27, 2001. Based on a randomly selected average trading price of $16.672 per share, WorldCom deposited 9,896,833 shares of WorldCom Group common stock and 395,873 shares of MCI Group common stock into the settlement fund on July 2, 2001.

Approximately 7.5% of the shares deposited into the settlement fund was distributed to the legal counsel for the plaintiffs in the litigation, approximately 46.25% of the settlement fund was distributed to the holders of record of Digex Class A common stock as of September 1, 2000 (based on an exchange rate of 0.18838 shares of WorldCom Group common stock and 0.00754 shares of MCI Group common stock for each share of Digex Class A common stock), and the remaining 46.25% was distributed to holders of record of Digex Class A common stock as of June 29, 2001 (based on an exchange rate of 0.18465 shares of WorldCom Group common stock and 0.00739 shares of MCI Group common stock for each share of Digex Class A common stock).

Recent Sales of Unregistered Securities.

     None.

Use of Proceeds from a Sale of Registered Securities

     None.

Item 6. Selected Financial and Other Operating Data

     The following table sets forth selected historical financial data of Digex for the period from July 7, 1997, the date of acquisition by Intermedia of the Web site hosting unit (the "Predecessor") of Business Internet, Inc., to December 31, 1997, the years ended December 31, 1998, 1999, 2000, and 2001, and of the Predecessor for the period from January 1, 1997 to July 6, 1997. The selected historical financial data has been derived from Digex's and the Predecessor's audited financial statements.

     The following table also sets forth pro forma financial information of Digex for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of the Predecessor as if such acquisition had occurred on January 1, 1997. The presentation of pro forma financial information was made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results Digex would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in Note 1 to the consolidated financial statements.

     In the following table, basic and diluted net loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented, and giving effect to the 50,000-for-one stock split of our Class B common stock effected in July 1999 prior to the closing of our initial public offering.

     The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our consolidated financial statements and related notes, included elsewhere in this report.

                                  Predecessor                                       Digex
                                  -----------  -----------------------------------------------------------------------------------
                                  Historical     Historical        Pro Forma (1)                     Historical
                                  -----------  ---------------     -------------      --------------------------------------------
                                                Period from
                                  Period from   July 7, 1997
                                   January 1,     (date of                                           Year Ended
                                      1997     acquisition) to      Year Ended                      December 31,
                                   to July 6,    December 31,      December 31,       --------------------------------------------
                                      1997           1997              1997             1998        1999       2000         2001
                                  -----------  ---------------     ------------       --------    --------   ---------   ---------
                                                                   (unaudited)
                                                         (In thousands, except share and per share data)
Statement of Operations
Data:
Revenue:
   Revenue ...................      $  4,420     $      7,192      $     11,612       $ 22,635    $ 59,786   $ 162,085   $ 185,025
   Revenue from
       WorldCom ..............            --               --                --             --          --       6,000      29,328
                                    --------     ------------      ------------       --------    --------   ---------   ---------
 Total revenue ...............         4,420            7,192            11,612         22,635      59,786     168,085     214,353

Costs and expenses:

    Cost of operations .......         4,149            1,739             2,808          6,710       9,656      21,244      16,138
    Cost of services .........         1,817            1,611             3,428          7,044      21,750      69,658     103,962
    Selling, general and
      administrative .........         6,649            5,589            12,238         16,021      65,948     134,227     125,140
    Provision for doubtful
      accounts ...............           352              498               850          1,491       4,265      10,649      15,374
    Deferred
      compensation ...........            --               --                --             --       1,299       4,101       3,192
    Depreciation and
      amortization ...........           519            2,753             4,850          8,109      29,070      78,819     136,396
    Charge off of purchased
     in-process research and
     development .............            --           15,000(2)         15,000(2)          --          --          --          --
                                    --------     ------------      ------------       --------    --------   ---------   ---------
Total costs and expenses .....        13,486           27,190            39,174         39,375     131,988     318,698     400,202
                                    --------     ------------      ------------       --------    --------   ---------   ---------
Loss from operations .........        (9,066)         (19,998)          (27,562)       (16,740)    (72,202)   (150,613)   (185,849)
Other income (expense):
     Interest expense ........            --               --                --             --      (1,094)     (2,008)     (4,768)
    Interest income and
         other ...............            --               --                --             --       3,458       9,686       2,158
                                    --------     ------------      ------------       --------    --------   ---------   ---------
Loss before income tax
   benefit ...................        (9,066)         (19,998)          (27,562)       (16,740)    (69,838)   (142,935)   (188,459)
Income tax benefit ...........            --            1,440             4,710            159       4,839          --          --
                                    --------     ------------      ------------       --------    --------   ---------   ---------
Loss before cumulative effect
   of change in accounting
   principle .................        (9,066)         (18,558)          (22,852)       (16,581)    (64,999)   (142,935)   (188,459)
Cumulative effect of
   change in accounting
   principle .................            --               --                --             --          --        (166)         --
                                    --------     ------------      ------------       --------    --------   ---------   ---------
Net loss .....................        (9,066)         (18,558)          (22,852)       (16,581)    (64,999)   (143,101)   (188,459)
Accretion of preferred
   stock
   discount ..................            --               --                --             --          --          --      (4,025)
                                    --------     ------------      ------------       --------    --------   ---------   ---------

Net loss available to
   common stockholders .......      $ (9,066)    $    (18,558)     $    (22,852)      $(16,581)   $(64,999)  $(143,101)  $(192,484)
                                    ========     ============      ============       ========    ========   =========   =========

Net loss per common share
   basic and diluted .........            --     $      (0.37)     $      (0.46)      $  (0.33)   $  (1.19)  $   (2.26)  $   (3.00)
                                    ========     ============      ============       ========    ========   =========   =========

Proforma amounts,
   assuming the accounting
   change is applied
   retroactively:

Net loss .....................      $ (9,066)    $    (18,558)     $    (22,852)      $(16,618)   $(65,115)  $(142,935)  $(192,484)
                                    ========     ============      ============       ========    ========   =========   =========

Net loss per common share:
   basic and diluted .....        --    $      (0.37)   $      (0.46)   $      (0.33)   $      (1.19)  $      (2.25)  $      (3.00)
                            ========    ============    ============    ============    ============   ============   ============

Shares used in computing
   basic and diluted and
   proforma net loss per
   share .................        --      50,000,000      50,000,000      50,000,000      54,726,027     63,404,839     64,076,647
                            ========    ============    ============    ============    ============   ============   ============

Other Data:
EBITDA before certain
charges (3)  .............  $ (8,547)   $     (2,245)   $     (7,712)   $     (8,631)   $    (41,833)  $    (67,693)  $    (46,261)
Net cash used in
   operating activities ..    (7,172)         (6,079)        (13,251)        (10,930)        (20,515)       (62,520)       (62,705)
Net cash used in
   investing activities ..    (1,004)        (55,237)        (56,241)        (30,969)       (170,193)      (204,604)       (98,882)
Net cash provided by
   financing activities ..     8,176          61,316          69,492          41,899         279,486        261,818         90,453
Capital expenditures .....     1,004           8,016           9,020          30,969         170,396        202,604         98,201

                                                                                            Digex
                                                                 ------------------------------------------------------------
                                                                                         December 31,
                                                                   1997          1998        1999         2000         2001
                                                                 --------      -------     --------     --------     --------
                                                                                        (In thousands)
Balance Sheet Data:
Cash and cash equivalents (4) ..............................     $     --      $    --     $ 88,778     $ 83,434     $ 12,096
Restricted investment ......................................           --           --           --        2,000        3,197
Working capital (deficit) ..................................         (351)       1,231       74,778       71,922        9,243
Property and equipment, net ................................       12,930       39,059      205,903      348,975      327,701
Total assets ...............................................       49,693       77,739      344,309      521,051      427,358
Long-term notes payable, including current portion .........           --           --        3,712        4,207       93,264
Capital lease obligations, including current portion .......        1,980        2,089       16,567       29,002       35,152
Redeemable preferred stock .................................           --           --           --       71,572       81,503
Total stockholders'/owner's equity .........................       45,527       70,845      290,189      345,056      157,644

----------
 (1) The pro forma statement of operations data for the year ended
     December 31, 1997, represents the combining of the historical Predecessor statement of operations data for the period from January 1, 1997 to July 6, 1997 and the historical Digex statement of operations data for the period from July 7, 1997 to December 31, 1997, as adjusted for the following items:

          - A decrease in cost of operations of $3,080 which represents reduced network expenses.

          - An increase in depreciation and amortization of $1,578 which represents amortization of intangible assets arising from the acquisition.

          - An increase in income tax benefit of $3,270 which represents the income tax effect of purchase accounting adjustments.

 (2) This amount represents a one-time charge to operations for charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

 (3) EBITDA before certain charges consists of (earnings) loss before interest expense, interest income and other, merger-related expenses, foreign exchange gains (losses), income tax benefit, deferred compensation, charge-off of purchased in-process research and development, and depreciation and amortization. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements.

(4) Prior to our initial public offering in July 1999, we participated in Intermedia's and the Predecessor's centralized cash management system, and, as a result, did not carry cash balances on our financial statements for any period prior to the initial public offering. Since that date, we have maintained and reported cash balances on our financial statements.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     We are a provider of advanced hosting services for companies conducting business on the Internet. Our services include server management, application support, managed networking services, and customer care and support services. We also offer value-added IT services, such as enhanced security, database services, high- availability and application optimization services, stress testing, and consulting services. As part of our services, we provide the installation and maintenance of computer hardware and software, network technology, and systems management to offer our customers a broad range of managed hosting solutions. From major corporations to Internet-based businesses, our customers use our services to rapidly deploy their business solutions including on-line financial services, on-line procurement, electronic retailing, and customer self-service applications.

     WorldCom is our majority stockholder, primary lender, significant channel partner, and one of our largest vendors. In particular, under the funding agreement, WorldCom is obligated to provide funding for the approved Digex business plan through 2002 only. WorldCom will then have an option to continue funding us beyond 2002, but may not exercise such option. Through 2002, we expect our working capital needs and capital expenditure requirements to be met through our note purchase agreement dated July 31, 2001 with WorldCom.

     At December 31, 2001, we served over 600 customers, of which approximately 171 customers are WorldCom channel customers. We also managed 3,588 Windows- and UNIX-based servers in our data centers, which are positioned on the east and west coasts of the United States, and in Europe and Asia. Approximately 660 of our total managed servers were sold through the WorldCom sales channel agreement.

     We currently project continued significant losses and operating cash flow deficits. Since the Intermedia - WorldCom Merger, we have been dependent on WorldCom to fund our operating cash flow deficits and capital expenditures. Pursuant to the terms of the Intermedia - WorldCom Merger and subject to the limitations under our approved 2002 business plan, which is subject to amendment and modifications, WorldCom has committed to fund our projected cash flow deficits and capital expenditures through December 31, 2002. Our 2002 business plan may require up to $276.0 million, inclusive of amounts for capital expenditures, the majority of which is expected to be demand driven. This amount could materially change due to changes in the economy, our target market, our practice of acquiring equipment on behalf of customers, or our ability to execute on this business plan, among other factors. The amount of actual borrowings from WorldCom in 2002 could be more or less than the amounts approved under the business plan. Should we require additional funding beyond 2002, as currently projected, there can be no assurance that WorldCom will provide such additional funding. We believe that funding from any source other than WorldCom on appropriate or commercially acceptable terms is unlikely to be available.

     In October 2000, we entered into a Prime/Subcontractor Agreement with WorldCom whereby we agreed to provide, for certain service fees, managed hosting services to WorldCom customers in the United States and in all international locations we presently serve or will serve in the future. Under the terms of the agreement, we provide the computer hardware, software, network technology, Internet connectivity and systems management necessary to offer WorldCom's customers comprehensive outsourced managed hosting solutions. In November 2000, WorldCom announced the immediate U.S. availability of an expanded global Web hosting product suite to include high-end managed hosting services through arrangements with us. We recognized $6.0 million of revenue under the agreement in the fourth quarter of 2000.

     Through the sales channel agreement, WorldCom has commenced reselling our portfolio of managed hosting products. We also have access to WorldCom's sales force to enhance our global presence. If we satisfy certain service level and data center capacity commitments, WorldCom has agreed to purchase up to a total of $500.0 million during the period from 2001 through 2003. WorldCom has agreed to purchase $50.0 million and $192.0 million of managed hosting services in 2001 and 2002, respectively. WorldCom has agreed to purchase, in 2003, a minimum amount of managed hosting services equal to the lesser of $260.0 million or an amount equal to four times the actual services purchased by WorldCom for resale in the fourth quarter of 2002 ("the Minimum Annual Commitment"). WorldCom agreed to compensate us, on a quarterly basis, for the full amount of operating losses before depreciation and amortization incurred in servicing WorldCom customers under the sales channel agreement, during 2001. However, in 2001 and thereafter, to the extent that we generate operating income before depreciation and amortization in servicing WorldCom under the sales channel agreement, we have agreed to share such operating income with WorldCom. WorldCom's participation in operating results is recognized as adjustments to revenue recognized under the sales channel agreement.

     Total revenues from WorldCom under the sales channel agreement include
(1) actual managed hosting services purchased for resale by WorldCom and (2) the difference, if any, between actual managed hosting services purchased by WorldCom and WorldCom's Minimum Annual Commitment. These amounts are further adjusted for compensation due to or due from WorldCom as discussed above based upon the net results of activity under the agreement.

     In 2001, we recognized revenue of $29.3 million, of which total revenues of $29.1 million were recorded under the sales channel agreement. Total revenues from actual managed hosting services were $14.8 million. Total revenues for the difference between actual managed hosting services sold and the Minimum Annual Commitment were $32.3 million. These amounts were reduced by $18.0 million, representing WorldCom's share in the net earnings related to activity under the sales channel agreement.

     Through our facilities agreement with WorldCom, we have built managed hosting facilities in several existing WorldCom data centers in the United States and around the world. We have leased and intend to continue to lease space from WorldCom at these data centers based on customer demand. These hosting facilities were patterned after our SmartCenter(SM) facilities in the U.S. Our first data center completed through this agreement is located in Ashburn, Virginia and became operational in the first quarter of 2001. In the second quarter of 2001, we operationalized data centers built in WorldCom facilities in New Jersey, France, Germany, and Japan. We may continue to build additional hosting facilities in other WorldCom data centers in the future. The payments for the data center space and connections from the space to a WorldCom Internet Protocol network hub amounted to $1.7 million for the year ended December 31, 2001.

     Our network agreement with WorldCom provides us with terms to purchase bandwidth and connectivity from WorldCom in the United States to support our managed hosting activities. Through this arrangement, we were able to connect our Internet data centers to the WorldCom global IP network that runs through North America, South America, Europe, Asia, and Australia with over 2,500 points of presence. In the second quarter of 2001, we fully transitioned to the WorldCom global IP network as our primary network. The payments for the dedicated Internet connections and WorldCom network services amounted to approximately $6.0 million for the year ended December 31, 2001.

     Through our network services agreements, WorldCom, Intermedia, and Telia UK Limited provided us with bandwidth and network connectivity in 2001. During 2001, our U.K. data center received primary and redundant network services from WorldCom and Telia, respectively. Telia provided for our data center space and infrastructure equipment in our U.K. data center, until the assets were purchased by WorldCom in December 2001. Effective March 2002, WorldCom serves as our primary bandwidth provider for the U.K.

Critical Accounting Policies and Estimates

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes herein, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on a continual basis, including those related to revenue recognition, allowance for doubtful accounts, property and equipment, intangible assets, and redeemable preferred stock. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of its consolidated financial statements:

     Revenue Recognition. We generate most of our revenues from fixed monthly fees charged to customers under contracts having terms that typically range from one to three years. We also charge installation fees for new and existing customers upgrading service. In accordance with Staff Accounting Bulletin
No. 101 ("SAB 101"), we recognize installation revenue and related direct incremental costs of performing the installation over a period that we estimate to be the longer of the estimated life of the customer relationship or the average life of all customer contracts. We continually analyze the average life of our customer relationships and contracts and have determined that a 24-month period is a reasonable estimate. Any revisions in the estimated contract period will be charged to income in the period in which the facts that give rise to the revision become known. The difference between the actual amount invoiced to WorldCom through the sales channel agreement and the minimum annual revenue commitment is recognized as revenue at the end of the measurement period, net of our share of operating income before depreciation and amortization in servicing WorldCom.

     Allowance for Doubtful Accounts. We regularly assess the credit standing of our customers and the collectibility of receivables. We cease revenue recognition when collectibility is not probable. Allowances for doubtful accounts are maintained for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers becomes uncertain or deteriorates, impairing their ability to make payments, additional allowances may be required.

     Impairment of Long-lived Assets. We review our long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. We also evaluate the useful life of assets periodically. The review consists of a comparison of the carrying value of the assets with the assets' expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If actual market conditions are less favorable than those projected by management, asset write-downs may be required. Management will continue to evaluate overall industry and company specific circumstances and conditions as necessary.

     Redeemable Preferred Stock We are accreting the preferred stock discount of $16.1 million to the mandatory conversion date in January 2005. To date, management believes that a redemption event is not probable due to the covenants contained in Intermedia's indentures, which restrict redemption, and the requirement of legal availability of funds. These conditions currently prohibit the redemption of the securities. The current market conditions and the value of our common stock decrease the likelihood that the preferred stock will be converted earlier than the mandatory conversion date. If these conditions change, our estimate of when the preferred stock becomes redeemable or will be converted may require an adjustment to the accretion amount. Management will continue to evaluate the conditions as necessary.

     Refer to "Business - Risk Factors" for known trends or uncertainties that are reasonably likely to affect our financial condition or results of operations.

     Refer to Note 1 to the consolidated financial statements for further discussion of our significant accounting policies.

General

     Revenues. Our revenues principally consist of monthly service fees charged to customers under contracts having terms that typically range from one to three years. Monthly services fees are recognized in the month the service is rendered. We also charge installation fees for new and existing customers upgrading service. Installation revenue and related direct incremental costs of performing the installation are recognized over the estimated contract period. We continually analyze the average life of our customer relationships and contracts and have determined that a 24-month period is a reasonable estimate. Certain customer payments for managed Web hosting services received in advance of service delivery are deferred until the service is performed. Additional services are recognized in the month the services are performed. Revenue earned from the sale of third party equipment is also included.

     Costs and Expenses. Costs and expenses include:

           - cost of operations;

           - cost of services;

           - selling, general and administrative expenses;

           - provision for doubtful accounts;

           - deferred compensation; and

           - depreciation and amortization expense.

     Cost of operations consist primarily of the costs for our network connectivity and firewall services. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business, including the expansion of our business abroad through our wholly-owned subsidiaries, and accordingly expect these costs to increase in the future. Expenses directly attributed to the sale of third party equipment is also included.

     Cost of services consist primarily of facilities administration expenses including rent, maintenance and utilities to support our data centers and salaries and related benefits for our technical operations. We expect our cost of services to increase in dollar amount as our business grows but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

     Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultants' fees, and other miscellaneous expenses. We expect selling, general and administrative expenses to increase in dollar amount and to decline as a percentage of revenue over time.

     Provision for doubtful accounts is maintained to reserve against trade account receivables that have been estimated to be uncollectible due to the inability of our customers to make the required payment.

     Deferred compensation expense relates to stock options that were granted by Digex to certain employees at exercise prices below market value.

     Depreciation and amortization expense consists primarily of depreciation of our data centers, servers and related equipment and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to continue to expand our data center capacity.

Results of Operations

     The following table presents amounts as reported in our audited financial statements and certain information derived from these statements as a percentage of revenue for the years ended December 31, 2001, 2000, and 1999.

                                                                            Year Ended December 31,
                                                  --------------------------------------------------------------------------
                                                          2001                       2000                       1999
                                                  --------------------       --------------------       --------------------
Revenue:
   Revenue ..................................     $ 185,025       86.3%      $ 162,085       96.4%      $  59,786      100.0%
   Revenue from WorldCom ....................        29,328       13.7           6,000        3.6              --         --
                                                  ---------      -----       ---------      -----       ---------      -----
        Total revenue .......................       214,353      100.0         168,085      100.0          59,786      100.0

Costs and expenses:
   Cost of operations .......................        16,138        7.5          21,244       12.6           9,656       16.2
   Cost of services .........................       103,962       48.5          69,658       41.4          21,750       36.4
   Selling, general and administrative ......       125,140       58.4         134,227       80.0          65,948      110.3
   Provision for doubtful
      accounts ..............................        15,374        7.2          10,649        6.3           4,265        7.1
   Deferred compensation ....................         3,192        1.5           4,101        2.4           1,299        2.2
   Depreciation and
      amortization ..........................       136,396       63.6          78,819       46.9          29,070       48.6
                                                  ---------      -----       ---------      -----       ---------      -----
        Total costs and expenses ............       400,202      186.7         318,698      189.6         131,988      220.8
                                                  ---------      -----       ---------      -----       ---------      -----
Loss from operations ........................      (185,849)     (86.7)       (150,613)     (89.6)        (72,202)    (120.8)

Other income (expense):
    Interest expense ........................        (4,768)      (2.2)         (2,008)      (1.2)         (1,094)      (1.8)
    Interest income and other ...............         2,158        1.0           9,686        5.8           3,458        5.8
                                                  ---------      -----       ---------      -----       ---------      -----
Loss before income tax benefit ..............      (188,459)     (87.9)       (142,935)     (85.0)        (69,838)    (116.8)
Income tax benefit ..........................            --         --              --         --           4,839        8.1
                                                  ---------      -----       ---------      -----       ---------      -----
Net loss ....................................     $(188,459)     (87.9)%     $(142,935)     (85.0)%     $ (64,999)    (108.7)%
                                                  =========      =====       =========      =====       =========      =====

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Revenue

     Total revenue increased 27.5% to $214.4 million in 2001 compared to $168.1 million in 2000. The increase in revenue was due to sales to new customers, additional services to existing customers, and revenue recognized through our sales channel agreement with WorldCom, net of customers' modifications to site configurations. Our installed base of servers decreased 15.0% to 3,588 at December 31, 2001 from 4,216 at December 31, 2000. However, the average revenue per server increased 4% to $4,414 in 2001 from $4,259 in 2000. In 2001, we recognized revenue of $29.3 million from WorldCom, of which total revenues of $29.1 million were recorded under the sales channel agreement, compared to $6.0 million recorded under the Prime/Subcontractor agreement with WorldCom in 2000. Additionally, in 2001, total revenues from actual managed hosting services were $14.8 million. Total revenues for the difference between actual managed hosting services sold and the minimum annual commitment were $32.3 million. These amounts were reduced by $18.0 million, representing WorldCom's share in the net earnings related to activity under the sales channel agreement. Revenue in 2000 included $5.0 million from a one-time sale of third party equipment, with no similar one-time sale in 2001.

     Cost of Operations

     Cost of operations decreased 24.0% to $16.1 million in 2001 compared to $21.2 million in 2000. The decrease was primarily due to a one-time cost associated with the one-time sale of third party equipment of approximately
$4.3 million in 2000, along with improved operating efficiencies and lower costs attributed to our amended network agreement with Intermedia in the second quarter of 2001 and our network agreement with WorldCom effective January 1, 2001. As a percentage of revenue, cost of operations decreased to 7.5% in 2001 compared to 10.7% in 2000 (excluding third party equipment sales and costs in the second quarter of 2000) as a result of improved network utilization.

     Cost of Services

     Cost of services increased 49.2% to $104.0 million in 2001 compared to $69.7 million in 2000. The increase was primarily related to the increased level of operations, charges under our facilities agreement with WorldCom, the expansion of our new data centers (including costs related to the hiring of additional personnel in customer service, engineering, and facilities administration), accruals for changes in employee benefits, and additional maintenance contracts to service our computer hardware and software. As a percentage of revenue, total cost of services increased to 48.5% in 2001 compared to 41.4% in 2000.

     Selling, General and Administrative

     Selling, general and administrative expenses decreased 6.8% to $125.1 million in 2001 compared to $134.2 million in 2000. The decrease was primarily attributable to a large decrease in marketing and advertising expenses, and the expiration of our general and administrative agreement with Intermedia. Marketing and advertising expenses were approximately $17.8 million in 2001 compared with $21.9 million in 2000. The general and administrative agreement with Intermedia was less than $0.1 million in 2001 compared with $15.0 million in 2000. Additional factors contributing to the decline in selling, general and administrative expense include a reduction in property taxes, and reduction in recruitment and outside consultants' fees, partly offset by increased costs associated with a larger employee base, accruals for changes in employee benefits, regional deployment and relocation of the sales force, and expense recognition of deferred costs related to our adoption of SAB 101. As a percentage of revenue, total selling, general and administrative expenses decreased to 58.4% in 2001 compared to 80.0% in 2000, primarily because our revenue grew while a portion of the selling, general and administrative cost remained fixed.

     Provision for Doubtful Accounts

     Provision for doubtful accounts increased 44.4% to $15.4 million in 2001 compared to $10.6 million in 2000 as many of our customers, particularly Internet-based businesses, ceased operations or reduced or eliminated our Web hosting services. The continued decline in stock prices for many companies in the telecommunications and technology industry and the overall tightening of the capital markets, which limited the access of many our customers to the necessary capital to continue operations, led to our specific write-off of such accounts.

     Deferred Compensation

     Deferred compensation expense decreased 22.2% to $3.2 million in 2001 compared to $4.1 million in 2000. The decrease was due to forfeitures in stock options held by executive officers and key employees terminated since
December 31, 2000. Approximately $4.4 million of unearned compensation was forfeited in

2001. Since December 31, 2000, we recorded approximately $0.9 million of deferred compensation, a separate component of stockholders' equity, to be expensed over the four-year vesting period of the options.

     Depreciation and Amortization

     Depreciation and amortization expenses increased 73.0% to $136.4 million in 2001 compared to $78.8 million in 2000. The increase was principally due to additional servers and other facilities and equipment placed in service during and subsequent to fiscal year 2000. We entered into a capital lease for our corporate headquarters facility in the third quarter of 2000 and capital leases for equipment in the second and third quarters of 2001, which have also contributed to the increase in expense. Also included in depreciation and amortization expense is a $4.3 million loss related to the disposal of certain equipment in 2001. We have electronics, computer hardware, and computer software with useful lives ranging from three to five years. We expect increases in depreciation charges through 2002 due to an expected increase in customer equipment installations based on market demand.

     Interest Expense

     Interest expense increased 137.5% to $4.8 million in 2001 compared to $2.0 million in 2000. The increase resulted from a capital lease effective beginning September 2000 for our corporate headquarters facility, $11.1 million of capital leases for equipment and vehicles, and from issuances of $93.3 million of notes payable primarily to Intermedia since December 31, 2000.

     Interest Income and Other

     Interest income and other decreased 77.7% to $2.2 million in 2001 compared to $9.7 million in 2000. The decrease resulted principally from declining cash balances and falling interest rates during the period. In addition, we also incurred merger-related expenses of $2.9 million for legal fees, investment advisory fees, and certain travel expenses associated with due diligence activities relating to the merger and the possible sale of Digex in 2000. Upon the final settlement of our shareholder litigation, we received $12.5 million from WorldCom for the reimbursement of merger-related costs incurred by us. As such, we recognized no merger-related expenses in 2001.

     EBITDA Before Certain Charges

     EBITDA before certain charges, as defined below, decreased 31.7% to $(46.3) million in 2001 compared to $(67.7) million in 2000. The change is primarily attributable to increased revenue and a slower growth rate in costs due to operational efficiencies. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses.

     EBITDA before certain charges consists of earnings (loss) before interest expense, interest income and other, merger-related expenses, foreign exchange gains (losses), income tax benefit, deferred compensation, and depreciation and amortization. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the consolidated financial statements and notes thereto contained elsewhere in this report for more detailed information.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Revenue

     Total revenue increased 181.1% to $168.1 million in 2000 compared to $59.8 million in 1999. The increase in revenue was due to sales to new customers, a significant increase in the number of managed servers per customer, and a rise of average monthly revenue per server in the fourth quarter of $4,259 in 2000 compared to $3,354 for the same period in 1999. Our installed base of servers increased 82% to 4,216 at December 31, 2000 from 2,311 at December 31, 1999. Of total revenue, $6.0 million was attributable to the prime/subcontractor agreement with WorldCom in 2000. In addition to revenue from managed Web and application hosting services, Digex recognized $5.0 million from a one-time sale of third party equipment in the second quarter of 2000.

     Cost of Operations

     Cost of operations increased 120.0% to $21.2 million in 2000 compared to $9.7 million in 1999. The increase was due to additional network costs resulting from our expanded customer base and increases in service offerings. As a percentage of revenue (excluding third party equipment sales in the second quarter of 2000), cost of operations (excluding the cost of sales) decreased to 10.7% in 2000 compared to 16.2% in 1999 due to the net effect of improved network utilization.

     Cost of Services

     Cost of services increased 220.3% to $69.7 million in 2000 compared to $21.8 million in 1999. The increase was primarily related to the increased level of operations and the expansion of our new data centers including costs related to the hiring of additional personnel and consultants in customer service, engineering, and facilities administration supporting server growth. As a percentage of revenue, total cost of services increased to 41.4% in 2000 compared to 36.4% in 1999. Costs did not increase proportionally with revenue due primarily to additional costs incurred in 2000 related to the asset migration agreement.

     Selling, General and Administrative

     Selling, general and administrative expenses increased 103.5% to $134.2 million in 2000 compared to $65.9 million in 1999. Through 2000, as part of our growth strategy, we continued to build our infrastructure and administrative requirements to operate as a separate public company. Increases in selling, general and administrative expenses for 2000 included the costs associated with an increased employee base, advertising campaigns, back office support (including our general and administrative agreement with Intermedia), rent for additional office space, consultants' professional fees, and the addition of key executive management to support the growth of the business. As a percentage of revenue, total selling, general and administrative expenses decreased to 80.0% in 2000 compared to 110.3% in 1999, primarily because our revenue grew while a portion of the selling, general and administrative cost is fixed.

     Provision for Doubtful Accounts

     Provision for doubtful accounts increased 149.7% to $10.6 million in 2000 compared to $4.3 million in 1999 due to the growth of our business during 2000 and the addition of new customers. As a percentage of revenue, provision for doubtful accounts decreased to 6.3% in 2000 compared to 7.1% in 1999.

     Deferred Compensation

     Deferred compensation expense increased 215.7% to $4.1 million in 2000 compared to $1.3 million in 1999. The increase was primarily due to increases in stock options granted to certain employees at exercise prices below market value since July 29, 1999. We recorded approximately $13.5 million of deferred compensation in 1999 and $2.1 million (net of forfeitures) in 2000, a separate component of stockholders' equity, to be expensed over the four-year vesting period of the options.

     Depreciation and Amortization

     Depreciation and amortization expenses increased 171.1% to $78.8 million in 2000 compared to $29.0 million in 1999. The increase was principally due to additional servers and other facilities and equipment placed in service since December 31, 1999. We entered into a capital lease for our corporate headquarters facility in the third quarter of 2000, which also contributed to the increase in expense. We have electronics, computer hardware, and computer software with useful lives ranging from three to five years.

     Interest Expense

     Interest expense increased 83.5% to $2.0 million in 2000 compared to $1.1 million in 1999. The increase resulted from the capital leases assigned to us by Intermedia during the second quarter of 1999 and the capital lease for our new corporate headquarters facility in the third quarter of 2000. Additionally, a note payable was issued by us to a third party during the third quarter of 1999.

     Interest Income and Other

     Interest and other income increased 180.1% to $9.7 million in 2000 compared to $3.5 million in 1999. The increase resulted principally from interest earned on the cash proceeds from the investment in Digex by Microsoft and a subsidiary of Compaq, an initial and subsequent public equity offering, and exercised stock options.

     EBITDA Before Certain Charges

     EBITDA before certain charges, as defined below, increased 61.8% to $(67.7) million in 2000 compared to $(41.8) million in 1999. The change is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses during our planned expansion. In addition, we expect to continue to experience growth in marketing and selling expenses as new customers are acquired.

     EBITDA before certain charges consists of earnings (loss) before interest expense, interest income and other, merger-related expenses, foreign exchange gains (losses), income tax benefit, deferred compensation, and depreciation and amortization. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the consolidated financial statements and notes thereto contained elsewhere in this report for more detailed information.

Liquidity and Capital Resources

     Cash Flows

     WorldCom is our majority stockholder, primary lender, significant channel partner, and one of our largest vendors. In particular, under the funding agreement, WorldCom is obligated to provide funding for the approved Digex business plan through 2002 only. WorldCom will then have an option to continue funding us beyond 2002, but may not exercise such option. Through 2002, we expect our working capital needs and capital expenditure requirements to be met through our note purchase agreement dated July 31, 2001 with WorldCom.

     We currently project continued significant losses and operating cash flow deficits. Since the Intermedia - WorldCom Merger, we have been dependent on WorldCom to fund our operating cash flow deficits and capital expenditures. Pursuant to the terms of the Intermedia - WorldCom Merger and subject to the limitations under our approved 2002 business plan, which is subject to amendment and modifications, WorldCom has committed to fund our projected cash flow deficits and capital expenditures through December 31, 2002. Our 2002 business plan may require up to $276.0 million, inclusive of amounts for capital expenditures, the majority of which is expected to be demand driven. This amount could materially change due to changes in the economy, our target market, our practice of acquiring equipment on behalf of customers, or our ability to execute on this business plan, among other factors. The amount of actual borrowings from WorldCom in 2002 could be more or less than the amounts approved under the business plan. Should we require additional funding beyond 2002, as currently projected, there can be no assurance that WorldCom will provide such additional funding. We believe that funding from any source other than WorldCom on appropriate or commercially acceptable terms is unlikely to be available.

     We have used cash in our operating and investing activities during all periods since inception. These cash usages have been funded by permanent contributions to capital from Intermedia totaling $148.3 million, proceeds from our equity offerings, and borrowings primarily from Intermedia and WorldCom. Since the date of our initial public offering, there have been no permanent capital contributions made by Intermedia.

     Net cash used in operating activities was $62.7 million in 2001, $62.5 million in 2000, and $20.5 million in 1999. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital. In 2001, we issued $6.8 million of promissory notes to certain officers and employees of Digex. The notes are payable to Digex on the earlier of (1) November 1, 2003 or (2) the termination of the employee's employment with us for any reason.

     Net cash used for investing activities was $98.9 million in 2001, $204.6 million in 2000, and $170.2 million in 1999. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure, which includes servers purchased for customer use, as well as leasehold improvements, furniture and fixtures, and computers and other equipment, including a $2.0 million letter of credit pursuant to a ten-year lease entered into by us on June 29, 2000 for our corporate headquarters facility in Laurel, Maryland. In 2001, we obtained additional letters of credit pursuant to certain operating leases for office space which require 120% of the value of the letter of credit to be restricted. We have reduced our capital expenditures in 2001 in accordance with our business needs and as a result of the economic downturn. Although we have plans to invest in property and equipment, we have no material commitments for such items at this time.

     Net cash provided by financing activities was $90.5 million in 2001, $261.8 million in 2000, and $279.5 million in 1999. Net cash provided by financing activities was primarily due to the proceeds from our issuances of common stock, preferred stock, and notes payable, and proceeds from exercises of employee stock options, offset by payments on long-term note payable and capital lease obligations.

     Stock Offerings

     Prior to the date of our initial public offering, our capital expenditures and operating expenses were principally funded by Intermedia. On August 4, 1999, we sold 11,500,000 shares of Class A common stock in our initial public offering. The net proceeds from the offering were approximately $178.9 million.

     On January 12, 2000, we sold 100,000 shares of our non-voting, redeemable preferred stock, designated as Series A convertible preferred stock, with detachable warrants to purchase 1,065,000 shares of our Class A common stock, to Microsoft Corporation and CPQ Holdings, Inc., a subsidiary of Compaq Computer Corporation, for an aggregate of $100.0 million, of which $85.0 million was in cash, and $15.0 million was in the form of equipment purchase credits. Of the $15.0 million of equipment purchase credits, approximately $5.9 million and $2.7 million was used for equipment purchases in 2001 and 2000, respectively. The warrants can be exercised at any time on or before January 12, 2003 at an initial price of $57.00 per share, subject to certain adjustments. The proceeds from the offering were allocated between the preferred stock and the warrants based upon their relative fair values.

     Subject to the legal availability of funds, the preferred stock is redeemable in cash at the option of the holders after January 12, 2004 or upon our change of control at a price of $1,000 per share if the redemption is then permitted under those indentures of Intermedia which existed on January 10, 2000. If the restrictions under these agreements terminate at an earlier date, the holders may require us to redeem the preferred stock before entering into an agreement which would restrict the ability to redeem the preferred stock. We are not required to make sinking fund payments with respect to the preferred stock. See Note 8 of the notes to our consolidated financial statements for a description of the preferred stock.

     To the extent necessary to perform our obligations under our agreement with Compaq, the proceeds from the investment by a subsidiary of Compaq will be used toward the development of a platform for the delivery of application hosting services, which will include capital expenditures and research and development expenditures. Therefore, we do not expect the proceeds of the investment by a subsidiary of Compaq to be available for general corporate purposes. We also intend to use the proceeds of the investment by Microsoft to fund this development project.

     On February 16, 2000, we completed a public offering of 12,650,000 shares of our Class A common stock. We sold 2,000,000 shares of Class A common stock and received net proceeds of approximately $171.6 million.

Intermedia sold 10,650,000 shares of Class B common stock. The Class B common stock sold by Intermedia automatically converted into Class A common stock at the closing of the offering.

     The net proceeds of our public offerings and the cash proceeds of the investments by Microsoft and Compaq were used to purchase telecommunications related assets due to restrictions in Intermedia's debt instruments. Therefore, to provide for the funding of our operating expenses, we made arrangements to sell to Intermedia certain telecommunications related assets that were purchased by Digex with the net proceeds of these offerings. The assets were sold to Intermedia for cash at our cost. We received approximately $33.7 million in 2000 and $25.3 million in 1999 from Intermedia related to the sale of telecommunications related assets. These proceeds were unrestricted and were used to fund our operating expenses.

     In accordance with the Digex Long-Term Incentive Plan, stock options granted to certain employees of Digex and Intermedia became vested and exercisable beginning in the third quarter of 2000. Cash proceeds from issuances of Digex's common stock of $2.1 million in 2001 and $6.1 million in 2000 were received as a result of exercised stock options. With the present economic downturn, market price of our stock, and exercise prices of the option grants, we do not expect a significant amount of stock option exercises in the foreseeable future.

     Funding From Affiliates

     On July 1, 2001, pursuant to the terms of the merger agreement, dated September 1, 2000, and the amendments thereto, a wholly-owned subsidiary of WorldCom was merged with and into Intermedia with Intermedia continuing as the surviving corporation and as a subsidiary of WorldCom. As a result of the merger, WorldCom beneficially owns a majority of our capital stock and has voting control of us.

     On July 31, 2001, we entered into a note purchase agreement with WorldCom whereby WorldCom has agreed to provide funding for the Digex business plans for 2001 and 2002 as approved by the Digex and WorldCom boards of directors. The Digex and WorldCom boards of directors have approved the Digex business plan for 2002. Subject to the terms and conditions of the agreement, we will issue and WorldCom will purchase (or cause an affiliate to purchase) a series of senior notes up to an aggregate principal amount sufficient to satisfy our net cash requirements under the approved business plan. Interest on the unpaid principal balance is payable monthly at a rate equal to LIBOR plus 300 basis points. Repayment of principal is due on December 31, 2002 and may be extended to December 31, 2006 upon our election by written notice. We expect to make this election by December 2002, at which time amounts then outstanding will be repaid in equal monthly straight-line amortization payments of principal and interest through December 31, 2006. As a result, this debt has been classified as long-term. Any changes to our business plan that require increased funding would require the WorldCom board of directors' approval before WorldCom would be obligated to fund any such increase.

     In the third and fourth quarters of 2001, Digex issued and WorldCom caused Intermedia to purchase a series of senior notes totaling $65.0 million to satisfy our net cash requirements under our approved 2001 business plan. The principal remains outstanding at December 31, 2001. Through December 31, 2001, variable interest on the unpaid principal balance was paid monthly at an interest rate of 300 basis points over LIBOR rate (weighted average interest rate of 5.40%).

     We issued a promissory note, governed by the terms of the revolving credit facility agreement dated December 22, 1999, as amended to date, to Intermedia for the $12.0 million borrowing in the second quarter of 2001. Repayment was due on demand at the earlier of: (1) the consummation of the Intermedia - WorldCom Merger; (2) July 3, 2001; (3) the cancellation or termination of the credit facility; and (4) following default which would accelerate the amounts due. Following the completion of the Intermedia - WorldCom Merger in July 2001, WorldCom repaid the total amount outstanding under the credit facility and terminated Intermedia's revolving credit facility as of August 1, 2001. Through July 31, 2001, variable interest on the unpaid principal balance of both loans accrued monthly at an average LIBOR rate of approximately 4.50% per annum.

     On June 26, 2001, we borrowed $6.0 from Intermedia as an intercompany loan at an interest rate of 14.12%. The intercompany loan balance was increased to $13.0 million on November 13, 2001 with the borrowing of an additional
$7.0 million. Through December 31, 2001, the weighted average interest rate of the intercompany loans, promissory notes and subsequent refinancing was 5.67%.

     On January 14, 2002, we entered into a note purchase agreement, dated
July 31, 2001, with Intermedia to refinance the $13.0 million intercompany loan and $12.0 million promissory note to Intermedia under a series of senior notes totaling $25.0 million. The terms of the agreement are substantially the same as the original note purchase agreement, dated July 31, 2001 between Digex and WorldCom, with the repayment of principal due on December 31, 2003. There is no option to extend the maturity date of the notes. Interest is payable monthly at an interest rate of 300 basis points over LIBOR.

     Other Indebtedness

     In January 2001, we received proceeds from a $3.0 million loan from the State of Maryland Department of Business and Economic Development under the Sunny Day Fund initiative. The loan is subject to multiple maturity dates, and is guaranteed by Intermedia. Interest on the unpaid principal balances accrues at 5% per annum. The principal amounts and any accrued interest will be deferred each year through December 31, 2008 if we meet certain annual conditions regarding the hiring of permanent, full time employees and the expenditures for the development of a Web hosting facility in Prince George's County, Maryland. At December 31, 2008, the principal amounts and any accrued interest outstanding may convert to a grant upon the achievement of certain requirements by us. Digex was in compliance for deferring full repayment of the loan at December 31, 2001 and expects to satisfy the requirements for full conversion at December 31, 2008. However, if certain minimum employment requirements are not met at December 31, 2004, partial or full repayment of the outstanding balance is due on April 1, 2005.

     In April 2001, we received proceeds from a $300,000 loan from Prince George's County Economic Development Corporation. The loan matures on April 6, 2006, and is guaranteed by Intermedia. Interest on the unpaid principal balances accrues at 5% per annum. Interest and principal are payable monthly, beginning May 6, 2001.

     We will use the proceeds from these loans to finance a portion of the cost of acquiring equipment and construction at our headquarter facilities in Laurel, Maryland. Subject to the terms of the loan agreements and the approval by the State of Maryland and/or Prince George's County, on or after January 1, 2005, we may be eligible for an additional loan of $1.0 million under the Sunny Day Fund initiative from the State of Maryland and/or $100,000 from Prince George's County to finance a portion of the cost of acquiring equipment and constructing facilities within Prince George's County, Maryland.

     Financing activities also included the principal payments on our loan from Prince George's County Economic Development Corporation and on our capital lease obligations for our three data center facilities.

     In the first and second quarters of 2001, we entered into master lease and financing agreements with two vendors for lines of credit to facilitate the leasing of computer hardware and software. The terms of the associated schedules range from 12 months for financing a maintenance contract to 36 months for leasing computer equipment. We will have an option to purchase the equipment at the end of the initial lease term. Interest and principal are payable monthly with interest rates ranging from 7.2% to 12.3% per annum. As of December 31, 2001, we acquired $11.0 million of computer equipment and maintenance services under these leasing and financing arrangements.

     Contractual Obligations and Contingent Commitments

     Our contractual obligations and contingent commitments as of December 31, 2001 are aggregated below (in thousands):

                                                                    Amounts due by period
                                                      --------------------------------------------------
                                                      Less than
                                            Total       1 year     1 - 3 years  4 - 5 years   Thereafter
                                          --------    ----------   -----------  -----------   ----------
Contractual obligations:
   Notes payable to Intermedia .....      $ 90,000      $    --      $57,500      $ 32,500      $    --
   Notes payable to third parties ..         3,264           56          121         3,087           --
   Capital lease obligations .......        47,483        8,609       14,179         9,682       15,013
   Operating leases ................        15,886        3,415        5,817         4,093        2,561

Contingent Commitments:
   Redeemable preferred stock ......       100,000           --           --       100,000           --
   Employee retention bonuses ......        11,784           --       11,784            --           --
                                          --------      -------      -------      --------      -------
Total ..............................      $268,417      $12,080      $89,401      $149,362      $17,574
                                          ========      =======      =======      ========      =======

     We lease certain property and equipment under various operating and capital lease arrangements that expire over the next 11 years. Refer to Note 7 of the notes to our consolidated financial statements for discussion of our capital and operating leases.

     We entered into retention bonus agreements with certain of our executive officers and key employees. Under the agreements, each such officer or employee (or his or her estate) is entitled to receive the amounts (1) if he or she is actively employed with us through and including November 1, 2003 or (2) if prior to that time we terminate his or her employment without cause or his or her employment is terminated as a result of death or permanent disability. No officer or employee is entitled to the retention bonus under this agreement, or any pro rata portion thereof, if his or her employment terminates prior to November 1, 2003 by reason of termination for cause, resignation for any reason or termination resulting from constructive discharge by us. As of December 31, 2001, the potential retention bonus pool payable in 2003 under these agreements totaled $11.8 million.

     Increases in interest rates on variable rate debt would have an adverse effect upon our reported net loss and cash flow. We believe that we will have adequate cash flow to service our debt and capital requirements in 2002 under our funding agreement with WorldCom. However, economic downturns, increased interest rates and other adverse developments, including factors beyond our control, could impair our ability to service our indebtedness. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth, additional acquisitions and capital improvements.

     We have incurred significant net losses and operating cash flow deficits since inception. We expect to continue experiencing negative cash flow from operating and investing activities. Since the Intermedia - WorldCom Merger, we have been dependent on WorldCom to fund our operating cash flow deficits and continued capital investments. We anticipate that we will have significant cash requirements for several years as we fill our existing data center capacity, expand into WorldCom data centers, increase servers under management, acquire additional office space to support our expanding operations and invest in our marketing organization. In addition, we expect to invest in the purchase of property and equipment and for research and development, including funding the expenses associated with our research and development alliance with Microsoft and a subsidiary of Compaq. We expect our capital expenditures to increase due to the growth of servers under management and our continuing data center expansion in the United States and abroad. If necessary, we intend to pursue additional equipment lease financing from our vendors or third parties to facilitate the acquisition of computer hardware and related software in the future.

     Pursuant to the terms of the Intermedia - WorldCom Merger and subject to the limitations under our approved 2002 business plan, which is subject to amendment and modifications, WorldCom has committed to fund our projected cash flow deficits and capital expenditures through December 31, 2002. Our 2002 business plan may require up to $276.0 million, inclusive of amounts for capital expenditures, the majority of which is expected to be demand driven. This amount could materially change due to changes in the economy, our target market, our practice of acquiring equipment on behalf of customers, or our ability to execute on this business plan, among other factors. The amount of actual borrowings from WorldCom in 2002 could be more or less than the amounts approved under the business plan. Should we require additional funding beyond 2002, as currently projected, there can be no assurance that WorldCom will provide such additional funding. We believe that funding from any source other than WorldCom on appropriate or commercially acceptable terms is unlikely to be available.

     With our existing cash resources and financing available from WorldCom, we believe we have sufficient capital to sustain our current operations and capital expenditure plans into 2003. Because the note purchase agreement provides us with access to readily available cash, we plan to maintain minimal cash balances and borrow only when required to sustain our operations. It is our understanding that WorldCom currently intends to fund our operations and cash flow requirements through March 31, 2003. However, there can be no assurance that WorldCom will provide such funding. We intend to work out a binding agreement with WorldCom to this respect.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. In addition, the statement includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. Goodwill and other intangibles, acquired prior to July 1, 2001, may be amortized until the adoption of the statement.

     We will adopt the provisions of SFAS No. 142 beginning in 2002. At that time, we will cease amortization of amounts assigned to goodwill and acquired workforce. Amortization of goodwill and acquired workforce was approximately $2.2 million for the year ended December 31, 2001. The net book value of goodwill and acquired workforce at December 31, 2001 was approximately
$11.9 million. We continue to evaluate the potential impact of adopting SFAS No. 142 on the carrying value of the goodwill on our consolidated balance sheet. If, within six months of adopting SFAS No. 142, we determine that impairment of goodwill exists, we will record the charge to reduce the carrying value of the goodwill to fair value as a cumulative effect of a change in accounting principle in the first quarter of 2002. Although we continue to evaluate the impact, our ultimate determination could result in the impairment of some or all of the approximately $11.9 million in carrying value of the goodwill on our consolidated balance sheet.

     In August 2001, the FASB issued SFAS No. 144, Impairment or Disposal of Long-Lived Assets, which supercedes both SFAS No. 121, Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions for the disposal of a segment of a business contained in APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, effective for fiscal years beginning after December 15, 2001. Under the new rules, a single accounting model for long-lived assets to be disposed of by sale will be used to broaden the presentation of discontinued operations. We do not expect the implementation of SFAS No. 144 to have a material impact on our consolidated results of operations or financial position.

Information Regarding Forward-looking Statements

     The information set forth above in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" includes forward-looking statements that involve numerous risks and uncertainties within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the filing date of this Annual Report on Form 10-K, and we undertake no duty to update this information to reflect events or circumstances that arise after the date hereof. See "Risk Factors--This report includes forward-looking statements which could differ from actual results."

Income Taxes

     We account for income taxes under SFAS No. 109, Accounting for Income Taxes. At December 31, 2001, a full valuation allowance was provided on net deferred tax assets of $141.3 million based upon our deficit in earnings and the uncertainty surrounding our ability to recognize such assets. The valuation allowance relates primarily to a net operating loss carryforward. Income tax accounting information is disclosed in Note 12 of the notes to our consolidated financial statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and other relevant market rate or price changes. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets are traded.

Interest Rate Risks

     Changes in interest rates affect interest income earned on our cash equivalents and restricted investments, and interest expense on variable interest rate borrowings. Although we have long-term notes payable which bear an effective fixed interest rate, the fair market value of our fixed rate long-term notes payable is sensitive to changes in interest rates. We run the risk that market rates will decline, and the required payments will exceed those based on current market rates. Under our current risk management policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

     We performed a sensitivity analysis on our variable rate long-term notes payable to assess the risk of interest rate changes on our potential loss in future earnings and cash flows. A sensitivity analysis is defined as the measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected time. In the sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible near-term changes in those rates. The term "near-term" means a period of time up to one year after the date of the financial statements. Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value, future earnings, or cash flows that we would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. Our sensitivity analysis excluded fixed rate long-term notes payable because there is no foreseeable market for these debt obligations.

     Interest rate changes on our variable interest rate borrowings will affect our future earnings and cash flows as the borrowings are based on LIBOR plus a stated percentage which subjects us to variability in net loss and cash flows for the effect of changes in LIBOR. These notes have original maturities ranging from 1.5 years to 2.5 years. We currently expect to extend the maturity of one of the borrowings as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity & Capital Resources" above. As a result, we have prepared the sensitivity analysis through the extended maturity date in December 2006. The model to determine sensitivity assumes a hypothetical 10% parallel shift based on the market interest rate in effect at December 31, 2001. At December 31, 2001, a hypothetical 10% increase in interest rates, with all other variables held constant, would increase potential loss in future earnings and cash outflows through maturity by approximately $1.3 million. We may choose to take certain actions in the future to mitigate such hypothetical losses.

Foreign Currency Risks

     We expect to continue recognizing revenue from international sales denominated in foreign currency. As a global concern, we could face exposure to adverse movements in foreign currency exchange rates on the financial results of foreign subsidiaries that are translated into U.S. dollars upon consolidation. These exposures may change over time as business practices evolve and could affect our financial results. Currently, we do not hedge against any foreign currency risk and, as a result, could incur gains or losses. Based on our foreign currency transactions in 2001, we believe that any potential loss in future earnings that would result from a hypothetical 10% adverse change in foreign currency exchange rates would not be material to our consolidated results of operations.

Item 8. Financial Statements and Supplementary Data

     The consolidated financial statements listed in Item 14 are included in this report beginning on page F-1.

Item 9. Changes in and Disagreements With Accountants On Accounting and Financial Disclosure

     The Audit Committee of the Digex Board of Directors recommended to the Board that Arthur Andersen LLP be engaged as the independent auditors of Digex. Arthur Andersen LLP is the certifying accountant of WorldCom, Inc., our majority stockholder. Pursuant to resolutions of the Board of Directors, Ernst & Young LLP was dismissed as of October 1, 2001. On October 1, 2001, Arthur Andersen LLP was engaged as the independent auditors to audit the consolidated financial statements of Digex for the year ending December 31, 2001.

     Ernst & Young LLP has audited our financial statements since 1999. The reports of Ernst & Young LLP on the financial statements of Digex for the years ended December 31, 2000 and 1999 did not contain an adverse opinion, a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. To the knowledge of management, during the fiscal years ended December 31, 2000 and 1999, and in the subsequent period through the date of dismissal, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report. We have requested Ernst & Young LLP to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated October 1, 2001, has been filed with the SEC and incorporated by reference as Exhibit 16.1 to this Form 10-K.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant

     The information required by this Item 10 is incorporated by reference to the information captioned "Proposal One: Election of Directors" and "Executive Officers" to be included in Digex's proxy statement for its 2002 Annual Meeting of Stockholders.

Item 11. Executive Compensation

     The information required by this Item 11 is incorporated by reference to the information captioned "Executive Compensation" and "Compensation Committee Interlocks and Insider Participation" to be included in the proxy statement.

Item 12. Security Ownership of Certain Beneficial Owners and Management

     The information required by this Item 12 is incorporated by reference to the information captioned "Beneficial Ownership" to be included in the proxy statement.

Item 13. Certain Relationships and Related Transactions

     The information required by the Item 13 is incorporated by reference to the information captioned "Certain Relationships and Related Transactions" to be included in the proxy statement.

                                     PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports On Form 8-K

(a) Financial Statement and Financial Statement Schedules

     The following consolidated financial statements of Digex and the notes thereto, the related reports thereon of the independent auditors, and financial statement schedules, are filed pursuant to Item 8 of this Report:

                          Index to Financial Statements

                                                                                                    Page
                                                                                                    ----
Report of Independent Public Accountants - Digex, Incorporated ..................................    F-1

Report of Independent Auditors - Digex, Incorporated ............................................    F-2

Report of Independent Auditors - Digex (UK) Limited .............................................    F-3

Report of Independent Auditors - Digex Sweden AB ................................................    F-4

Consolidated Balance Sheets as of December 31, 2001 and 2000 ....................................    F-5

Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000, and 1999......    F-6

Consolidated Statements of Redeemable Preferred Stock, Stockholders' Equity, and
      Comprehensive Loss for the Years Ended December 31, 2001, 2000, and 1999...................    F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000, and 1999 .....    F-9

Notes to Consolidated Financial Statements.......................................................   F-11

Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts ..................................................   F-39

     All other financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission (the "SEC") are not required pursuant to the instructions to Item 8 or are inapplicable and therefore have been omitted.

                                  EXHIBIT INDEX

All Exhibits listed below are filed with this Annual Report on Form 10-K, unless specifically stated to be incorporated by reference to other documents previously filed with the SEC.

Exhibit
Numbers                           Description
  2.1    -- Contribution Agreement by and between Digex and Business
            Internet, Inc., dated as of April 30, 1999.*

  2.2    -- Assignment and Assumption Agreement by and between Digex and
            Business Internet, Inc., dated as of April 30, 1999.*

  2.3    -- Trademark Assignment by and between Digex and Business Internet,
            Inc., dated as of April 30, 1999.*

  2.4    -- Bill of Sale to the Contribution Agreement, dated as of April 30,
            1999.*

  2.5    -- Agreement and Plan of Merger among WorldCom, Inc., Wildcat
            Acquisition Corp. and Intermedia Communications Inc., dated as of
            September 1, 2000. Incorporated herein by reference to Digex's
            Form 8-K (File No. 000-26873) filed with the SEC on September 7,
            2000.

  3.1 -- Certificate of Incorporation of Digex and amendments thereto, including the Certificate of Designation for the Series A Preferred
            Stock.

  3.2 -- Bylaws of Digex, as amended. Incorporated herein by reference to Digex's Form 10-Q (File No. 000-26873) filed with the SEC on May 12,
            2000.

  4.1    -- Warrant Agreement, dated as of January 12, 2000, among Digex,
            Microsoft Corporation and CPQ Holdings, Inc.**

  4.2 -- Registration Rights Agreement, dated as of January 12, 2000, among Digex, Microsoft Corporation and CPQ Holdings, Inc.**

  10.1 -- Lease by and between Intermedia and Intel Corporation, dated as of November 10, 1998.*

  10.2   -- Lease by and between Intermedia and Ammendale Commerce Center
            Limited Partnership, dated as of April 15, 1998.*

  10.3 -- Lease by and between Intermedia and 1111 19th Street Associates, dated as of July 23, 1998.*

  10.4   -- Software License and Services Agreement by and between Digex and
            Oracle Corporation, dated as of May 27, 1999.*

  10.5   -- License Agreement by and between Digex and Microsoft
            Corporation.*

  10.6 -- Internet Transit Services Agreement (East Coast) between Digex and Business Internet,

            Inc., dated as of April 30, 1999. (2)*

  10.7 -- Internet Transit Services Agreement (West Coast) between Digex and Business Internet, Inc., dated as of April 30, 1999. (2)*

  10.8   -- Managed Firewall Services Agreement between Digex and Business
            Internet, Inc., dated as of April 30, 1999. (2)*

  10.9   -- Employment Letter dated June 29, 1999 between Digex and Mark K.
            Shull, and amendments thereto. (1)**

  10.10  -- Employment Letter dated July 9, 1999 between Digex and Rebecca
            Ward, and amendments thereto. (1)**

  10.11  -- Employment Letter dated December 15, 1999 between Digex and
            Timothy M. Adams, and amendments thereto. (1)**

  10.12  -- Employment Letter dated September 11, 1996 between Digex and
            Robert B. Patrick, and amendments thereto. (1)**

  10.13  -- Digex Long-Term Incentive Plan. (1)**

  10.14  -- Intermedia 1996 Long-Term Incentive Plan. (1)**

  10.15  -- General and Administrative Services Agreement between Digex and
            Intermedia, dated as of April 30, 1999. *

  10.16  -- Amendment No. 1, dated as of January 17, 2000, to General and
            Administrative Services Agreement between Digex and Intermedia.**

  10.17  -- Use of Proceeds Agreement between Digex and Intermedia, dated as of
            June 2, 1999.**

  10.18  -- Use of Proceeds Agreement between Digex and Intermedia, dated as of
            January 11, 2000.**

  10.19  -- Use of Proceeds Agreement between Digex and Intermedia, dated as of
            January 24, 2000.**

  10.20 -- Expense Summary and Indemnity Arrangement Agreement between Digex and Intermedia, dated as of January 24, 2000.**

  10.21  -- Employment Letter dated July 6, 2000 between Digex and Bruce F.
            Metge. (1)***

  10.22 -- Lease by and between Digex and Riggs & Company, dated as of June 29, 2000. (3)***

  10.23  -- Amendment No. 2, dated as of June 29, 2000, to the General and
            Administrative Services Agreement between Digex and Intermedia. ***

  10.24 -- Asset Migration Agreement, dated as of June 1, 2000, between Digex and Intermedia.***

  10.25  -- Amended and Restated Guaranty Agreement, dated as of October 31,
            2000, by Digex, as Guarantor, on behalf of Bank of America, N.A., as Administrative Agent for Lenders, amending and restating the Guaranty Agreement, dated as of December 22, 1999, by

            Digex, as Guarantor, on behalf of Bank of America N.A., as Administrative Agent for Lenders. ****

  10.26  -- Amended and Restated Security Agreement, dated as of October 31,
            2000, between Digex, as Debtor, and Bank of America, N.A., as the Secured Party on behalf of Lenders, amending and restating the Security Agreement, dated as of December 22, 1999, between Digex, as
            Debtor, and Bank of America, N.A., as the Secured Party on behalf of Lenders.****

  10.27  -- Amendment, dated as of October 24, 2000, to the Use of Proceeds
            Agreement between Digex and Intermedia, dated as of January 24, 2000.
            ****

  10.28  -- Employment Letter dated October 26, 2000 between Digex and Howard
            Weizmann. Incorporated herein by reference to Digex's Form 10-K
            (File No. 000-26873) filed with the SEC on April 2, 2001. (1)

  10.29  -- Master Channel Agreement between Digex and MCI WorldCom Network
            Services, Inc., dated as of January 1, 2001. Incorporated herein by reference to Digex's Form 8-K (File No. 000-26873) filed with the
            SEC on March 5, 2001.

  10.30  -- Master Facilities Agreement between Digex and MCI WorldCom
            Network Services, Inc., dated as of January 1, 2001. Incorporated herein by reference to Digex's Form 8-K (File No. 000-26873) filed with the SEC on March 5, 2001.

  10.31 -- Stipulation of Settlement between all parties to the consolidated action entitled In Re: Digex, Inc. Shareholders Litigation,
            Consolidated Civil Action No. 18336 NC pending in the Court of
            Chancery of the State of Delaware, Richard A. Jalkut, Jack E. Reich, and Mark K. Shull, dated as of March 2, 2001. Incorporated herein by reference to Digex's Form 8-K (File No. 000-26873) filed with the
            SEC on March 5, 2001.

  10.32  -- Promissory Note, dated May 29, 2001, between Digex and Intermedia.
            Incorporated herein by reference from Digex's Form 10-Q (File
            No. 000-26873) filed with the SEC on May 12, 2000.

  10.33  -- Note Purchase Agreement, dated July 31, 2001, between Digex and
            WorldCom. Incorporated herein by reference from Digex's Form 10-Q
            (File No. 000-26873) filed with the SEC on November 14, 2001.

  10.34  -- Employment Letter dated April 10, 2001, between Digex and George
            L. Kerns. Incorporated herein by reference from Digex's Form 10-Q
            (File No. 000-26873) filed with the SEC on November 14, 2001. (1)

  10.35 -- Form of Retention Bonus Agreement between Digex and certain executive officers. (1)

  10.36 -- Form of Promissory Note payable to Digex by certain executive officers.

  10.37  -- Note Purchase Agreement, dated July 31, 2001, between Digex and
            Intermedia.

  10.38 -- Letter regarding a change in certifying accountant. Incorporated herein by reference from Digex's Form 8-K (File No. 000-26873) filed with the SEC on October 3, 2001.

  23.1   -- Consent of Arthur Andersen LLP.

  23.2   -- Consent of Ernst & Young LLP.

  23.3   -- Consent of Ernst & Young LLP.

  23.4   -- Consent of Ernst & Young AB.

  99.1   -- Letter regarding a confirmation of receipt of assurances from Arthur
            Andersen LLP.

----------
(1)  Management contract or compensatory plan or arrangement.

(2) Confidential treatment of certain provisions of this exhibit was requested and granted by the SEC in connection with the filing of Digex's registration statement on Form S-1 (File No. 333-77105).

(3) Confidential treatment of certain provisions of this exhibit was requested and granted by the SEC in connection with the filing of Digex's Form 10-Q for the quarter ended June 30, 2000 (File No.000-26873) filed with the SEC on August 14, 2000.

* Incorporated herein by reference to Digex's registration statement on Form S-1 (File No. 333-77105) filed with the SEC.

** Incorporated herein by reference to Digex's registration statement on Form S-1 (File No. 333-94879) filed with the SEC.

*** Incorporated herein by reference to Digex's Form 10-Q for the quarter ended June 30, 2000 (File No. 000-26873) filed with the SEC on August 14, 2000.

**** Incorporated herein by reference to Digex's Form 10-Q for the quarter ended
     September 30, 2000 (File No. 000-26873) filed with the SEC on November 14, 2000.

(b)  Reports on Form 8-K

     The following Current Reports on Form 8-K were filed during the fourth quarter of 2001:

     Digex filed a Current Report on Form 8-K, dated October 1, 2001, reporting under Item 4 regarding a change in certifying accountant. Digex also reported under Item 7 the filing of a letter addressed to the SEC stating whether Ernst & Young LLP agrees with certain statements made in the Form 8-K as an exhibit.

     Digex filed a Current Report on Form 8-K, dated October 24, 2001, reporting under Item 5 the issuance of a press release discussing Digex's third quarter results. Digex also reported under Item 7 the filing of the press release as an exhibit to the Form 8-K.

     Digex filed a Current Report on Form 8-K, dated November 15, 2001, reporting under Item 5 the replacement of two existing members and the appointment of three additional members to the board of directors.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 1, 2002

                               DIGEX, INCORPORATED
                               (Registrant)

                               BY: /s/ Mark K. Shull
                                  ----------------------------------------
                                       Mark K. Shull
                               President and Chief Executive Officer

     Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          Signature                                        Title                       Date
          ---------                                        -----                       ----
Principal Executive Officer:

/s/ Mark K. Shull                              Director, President and             April 1, 2002
-------------------------------------          Chief Executive Officer
    Mark K. Shull

Principal Financial and Accounting Officer:

/s/ T. Scott Zimmerman                         Interim Chief Financial Officer,    April 1, 2002
-------------------------------------          Vice President and Controller
    T. Scott Zimmerman

Directors:

/s/ Bernard J. Ebbers                          Chairman of the Board               April 1, 2002
-------------------------------------
    Bernard J. Ebbers

/s/ Ronald R. Beaumont                         Director                            April 1, 2002
-------------------------------------
    Ronald R. Beaumont

/s/ Gregory J. Clark                           Director                            April 1, 2002
-------------------------------------
    Gregory J. Clark

/s/ K. William Grothe, Jr.                     Director                            April 1, 2002
-------------------------------------
    K. William Grothe, Jr.

/s/ Edith E. Holiday                           Director                            April 1, 2002
-------------------------------------
    Edith E. Holiday

/s/ Bert C. Roberts, Jr.                       Director                            April 1, 2002
-------------------------------------
    Bert C. Roberts, Jr.

/s/ Scott D. Sullivan                          Director                            April 1, 2002
-------------------------------------
    Scott D. Sullivan

/s/ Lawrence C. Tucker                         Director                            April 1, 2002
-------------------------------------
    Lawrence C. Tucker

                    Report of Independent Public Accountants

The Board of Directors and Stockholders of Digex, Incorporated:

     We have audited the accompanying consolidated balance sheet of Digex, Incorporated (the "Company") as of December 31, 2001, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Digex (UK) Limited and Digex Sweden A.B., subsidiaries of Digex, Incorporated, as of and for the year ended December 31, 2001. Such statements are included in the consolidated financial statements of Digex, Incorporated and reflect total assets and total revenues of less than 2 percent of the related consolidated totals in 2001. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for those subsidiaries, is based solely on the reports of other auditors.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digex, Incorporated as of December 31, 2001, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index at Item 14(a) to the financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, based on our audit and the reports of other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                        /s/ Arthur Andersen LLP

Vienna, Virginia
February 6, 2002; except with respect
to the matters discussed in note 1 and
note 6, as to which the date is february 25, 2002

                         Report of Independent Auditors

The Board of Directors and Stockholders of
Digex, Incorporated:

     We have audited the accompanying consolidated balance sheet of Digex, Incorporated as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000. Our audits also included the financial statement schedule as of and for the years ended December 31, 2000 and 1999, listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digex, Incorporated at December 31, 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule as of and for the years ended December 31, 2000 and 1999, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, in 2000 the Company changed its method of accounting for revenue recognition.

                                        /s/ Ernst & Young LLP

Mclean, Virginia
January 30, 2001
   Except for the second, fifth, sixth, and seventh paragraphs of note 14 and the first paragraph of note 15, as to which the date is march 2, 2001

                         Report of Independent Auditors

To the Board of Directors and Stockholders of Digex (UK) Limited:

     We have audited the balance sheets of Digex (UK) Limited as of December 31, 2001 and 2000 and the related profit and loss accounts for the year ended December 31, 2001 and the period from February 28, 2000 (inception) to December 31, 2000 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digex (UK) Limited at December 31, 2001 and 2000, and the results of its operations for the year ended December 31, 2001 and the period from February 28, 2000 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United Kingdom.

                                        /s/  Ernst & Young LLP

London, England
March 28, 2002

                         Report of Independent Auditors

To the Board of Directors and Stockholders of Digex Sweden AB:

     We have audited the balance sheets of Digex Sweden AB as of December 31, 2001 and 2000, and the related statements of income for the years then ended (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digex Sweden AB at December 31, 2001 and 2000, and the results of its operations for the years then ended (not separately presented herein) in conformity with accounting principles generally accepted in Sweden.

STOCKHOLM, Sweden

March 15, 2002

Ernst & Young AB

/s/ Bjorn Fernstrom

                               DIGEX, INCORPORATED

                           CONSOLIDATED BALANCE SHEETS

                (Amounts in thousands, except share information)

                                                                                                 December 31,
                                                                                           -------------------------
                                                                                             2001            2000
                                                                                           ---------       ---------
                                          ASSETS

Current assets:
      Cash and cash equivalents .....................................................      $  12,096       $  83,434
      Restricted investments ........................................................          3,197           2,000
      Accounts receivable, net of allowance of $4,806 in 2001 and $4,741 in 2000 ....         25,159          36,241
      Due from WorldCom .............................................................         15,179           6,000
      Deferred costs ................................................................          7,302           8,627
      Prepaid expenses and other current assets .....................................          7,579           7,452
                                                                                           ---------       ---------
              Total current assets ..................................................         70,512         143,754
Property and equipment, net .........................................................        327,701         348,975
Goodwill and intangible assets, net .................................................         19,231          23,222
Notes receivable from employees .....................................................          6,825              --
Other assets ........................................................................          3,089           5,100
                                                                                           ---------       ---------
              Total assets ..........................................................      $ 427,358       $ 521,051
                                                                                           =========       =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable and accrued expenses .........................................      $  47,966       $  59,455
      Current portion of deferred liabilities .......................................          7,572           7,734
      Current portion of note payable ...............................................             56           2,772
      Current portion of capital lease obligations ..................................          5,675           1,871
                                                                                           ---------       ---------
              Total current liabilities .............................................         61,269          71,832
Deferred liabilities ................................................................          4,257           4,025
Notes payable .......................................................................          3,208           1,435
Notes payable to Intermedia .........................................................         90,000              --
Capital lease obligations ...........................................................         29,477          27,131
                                                                                           ---------       ---------
              Total liabilities .....................................................        188,211         104,423
                                                                                           ---------       ---------

Commitments and contingencies

Redeemable preferred stock, $.01 par value; 5,000,000 shares authorized; 100,000 shares designated as Series A Convertible; 100,000 Series A Convertible
     shares issued and outstanding in 2001 and 2000 (aggregate liquidation preference of
     $100,000) ......................................................................         81,503          71,572

Stockholders' equity:
       Class A common stock, $.01 par value; 100,000,000 shares authorized;
          24,788,446 and 24,546,543 shares issued and outstanding in 2001 and
          2000, respectively ........................................................            248             245
       Class B common stock, $.01 par value; 50,000,000 shares authorized;
          39,350,000 issued and outstanding in 2001 and 2000 ........................            394             394
      Additional capital ............................................................        545,020         550,465
      Accumulated deficit ...........................................................       (384,328)       (195,869)
      Deferred compensation .........................................................         (3,448)        (10,141)
      Accumulated other comprehensive loss ..........................................           (242)            (38)
                                                                                           ---------       ---------
              Total stockholders' equity ............................................        157,644         345,056
                                                                                           ---------       ---------
              Total liabilities and stockholders' equity ............................      $ 427,358       $ 521,051
                                                                                           =========       =========

          See accompanying notes to consolidated financial statements.

                               DIGEX, INCORPORATED

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                                                               Year Ended December 31,
                                                                 --------------------------------------------------
                                                                     2001               2000               1999
                                                                 ------------       ------------       ------------
Revenue:
      Revenue .............................................      $    185,025       $    162,085       $     59,786
      Revenue from WorldCom ...............................            29,328              6,000                 --
                                                                 ------------       ------------       ------------
Total revenue .............................................           214,353            168,085             59,786

Costs and expenses:
      Cost of operations ..................................            16,138             21,244              9,656
      Cost of services ....................................           103,962             69,658             21,750
      Selling, general and administrative .................           125,140            134,227             65,948
      Provision for doubtful accounts .....................            15,374             10,649              4,265
      Deferred compensation ...............................             3,192              4,101              1,299
      Depreciation and amortization .......................           136,396             78,819             29,070
                                                                 ------------       ------------       ------------
Total costs and expenses ..................................           400,202            318,698            131,988
                                                                 ------------       ------------       ------------
Loss from operations ......................................          (185,849)          (150,613)           (72,202)
Other income (expense):
      Interest expense ....................................            (4,768)            (2,008)            (1,094)
      Interest income and other ...........................             2,158              9,686              3,458
                                                                 ------------       ------------       ------------
Loss before income tax benefit ............................          (188,459)          (142,935)           (69,838)
Income tax benefit ........................................                --                 --              4,839
                                                                 ------------       ------------       ------------
Loss before cumulative effect of change in accounting
      principle ...........................................          (188,459)          (142,935)           (64,999)
Cumulative effect of change in accounting principle .......                --               (166)                --
                                                                 ------------       ------------       ------------
Net loss ..................................................          (188,459)          (143,101)           (64,999)
Accretion of preferred stock discount .....................            (4,025)                --                 --
                                                                 ------------       ------------       ------------

Net loss available to common stockholders .................      $   (192,484)      $   (143,101)      $    (64,999)
                                                                 ============       ============       ============

Loss per common share- basic and diluted:

Loss before cumulative effect of change in accounting
      principle ...........................................      $      (3.00)      $      (2.25)      $      (1.19)
Cumulative effect of change in accounting principle .......                --              (0.01)                --
                                                                 ------------       ------------       ------------

Net loss per common share .................................      $      (3.00)      $      (2.26)      $      (1.19)
                                                                 ============       ============       ============

Proforma net loss and loss per common share, assuming the accounting change is applied retroactively:

Net loss available to common stockholders .................      $   (192,484)      $   (142,935)      $    (65,115)
                                                                 ============       ============       ============
Net loss per common share .................................      $      (3.00)      $      (2.25)      $      (1.19)
                                                                 ============       ============       ============

Shares used in computing basic and diluted net loss and
      proforma net loss per share .........................        64,076,647         63,404,839         54,726,027
                                                                 ============       ============       ============

          See accompanying notes to consolidated financial statements.

                               DIGEX, INCORPORATED

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK,
                  STOCKHOLDERS' EQUITY, AND COMPREHENSIVE LOSS

                             (Amounts in thousands)

                                                           REDEEMABLE
                                                            PREFERRED
                                                              STOCK                         STOCKHOLDERS' EQUITY
                                                        -----------------    --------------------------------------------------
                                                                                         Common Stock
                                                                                         ------------
                                                              Series A           Class A             Class B
                                                        -----------------    ---------------    -----------------    Additional
                                                        Shares     Amount    Shares   Amount    Shares     Amount     Capital
                                                        ------     ------    ------   ------    ------     ------     -------
Balance at December 31, 1998 ....................          --     $    --        --    $ --         --     $  --     $      --

Total allocated costs ...........................          --          --        --      --         --        --            --
Funding for working capital .....................          --          --        --      --         --        --            --
Funding for purchases of property, plant
   and equipment ................................          --          --        --      --         --        --            --
Recapitalization by Intermedia ..................          --          --        --      --     50,000       500       114,566
Contributions from Intermedia following
   recapitalization .............................          --          --        --      --         --        --        47,689
Initial public offering of common stock, net of
   issuance cost ................................          --          --    11,500     115         --        --       178,788
Issuance of stock options under long-term
   compensation plan ............................          --          --        --      --         --        --        13,510
Amortization of deferred compensation ...........          --          --        --      --         --        --            --
Net loss ........................................          --          --        --      --         --        --            --
                                                        -----------------    --------------------------------------------------

Balance at December 31, 1999 ....................          --          --    11,500     115     50,000       500       354,553

Issuance of Series A Convertible preferred
   stock and warrants, net of available
   equipment credits ............................         100      68,900        --      --         --        --        16,100
Purchase of equipment with equipment credits
   granted in connection with  the issuance of
   preferred stock ..............................          --       2,672        --      --         --        --            --
Subsequent public offering of common stock, net
   of issuance cost .............................          --          --    12,650     126    (10,650)     (106)      171,623
Issuance of stock options under long-term
   compensation plan, net of forfeitures ........          --          --        --      --         --        --         2,067
Exercise of common stock options ................          --          --       397       4         --        --         6,122
Amortization of deferred compensation ...........          --          --        --      --         --        --            --

                                                                            STOCKHOLDERS' EQUITY
                                                     -------------------------------------------------------------------
                                                                                  Accumulated     Owner's
                                                                                     Other          Net
                                                     Accumulated    Deferred     Comprehensive  Investment
                                                       Deficit    Compensation        Loss       (Deficit)       Total
                                                       -------    ------------        ----       ---------       -----
Balance at December 31, 1998 ....................     $      --     $     --         $  --       $  70,845     $  70,845

Total allocated costs ...........................            --           --            --           3,541         3,541
Funding for working capital .....................            --           --            --          11,443        11,443
Funding for purchases of property, plant
   and equipment ................................            --           --            --          89,574        89,574
Recapitalization by Intermedia ..................            --           --            --        (115,066)           --
Contributions from Intermedia following
   recapitalization .............................            --           --            --         (48,106)         (417)
Initial public offering of common stock, net of
   issuance cost ................................            --           --            --              --       178,903
Issuance of stock options under long-term
   compensation plan ............................            --      (13,510)           --              --            --
Amortization of deferred compensation ...........            --        1,299            --              --         1,299
Net loss ........................................       (52,768)          --            --         (12,231)      (64,999)
                                                     -------------------------------------------------------------------

Balance at December 31, 1999 ....................       (52,768)     (12,211)           --              --       290,189

Issuance of Series A Convertible preferred
   stock and warrants, net of available
   equipment credits ............................            --           --            --              --        16,100
Purchase of equipment with equipment credits
   granted in connection with  the issuance of
   preferred stock ..............................            --           --            --              --            --
Subsequent public offering of common stock, net
   of issuance cost .............................            --           --            --              --       171,643
Issuance of stock options under long-term
   compensation plan, net of forfeitures ........            --       (2,067)           --              --            --
Exercise of common stock options ................            --           --            --              --         6,126
Amortization of deferred compensation ...........            --        4,137            --              --         4,137

Comprehensive loss:
   Net loss .....................................          --          --        --      --         --        --            --
   Foreign currency translation adjustment ......          --          --        --      --         --        --            --

   Total comprehensive loss .....................
                                                        -----------------    --------------------------------------------------

Balance at December 31, 2000 ....................         100      71,572    24,547     245     39,350       394       550,465

Purchase of equipment with equipment credits
   granted in connection with  the issuance of
   preferred stock ..............................          --       5,906        --      --         --        --            --
Issuance of stock options under long-term
   compensation plan, net of forfeitures ........          --          --        --      --         --        --        (3,501)
Exercise of common stock options ................          --          --       241       3         --        --         2,081
Amortization of deferred compensation ...........          --          --        --      --         --        --            --
Comprehensive loss:
   Net loss .....................................          --          --        --      --         --        --            --
   Accretion of preferred stock discount ........          --       4,025        --      --         --        --        (4,025)
   Foreign currency translation adjustment ......          --          --        --      --         --        --            --

   Total comprehensive loss .....................
                                                        -----------------    --------------------------------------------------

Balance at December 31, 2001 ....................         100     $81,503    24,788    $248     39,350     $ 394     $ 545,020
                                                        =================    ==================================================

Comprehensive loss:
   Net loss .....................................    (143,101)          --            --              --      (143,101)
   Foreign currency translation adjustment ......          --           --           (38)             --           (38)
                                                                                                             ---------
   Total comprehensive loss .....................                                                             (143,139)
                                                    ------------------------------------------------------------------

Balance at December 31, 2000 ....................    (195,869)     (10,141)          (38)             --       345,056

Purchase of equipment with equipment credits
   granted in connection with  the issuance of
   preferred stock ..............................          --           --            --              --            --
Issuance of stock options under long-term
   compensation plan, net of forfeitures ........          --        3,501            --              --            --
Exercise of common stock options ................          --           --            --              --         2,084
Amortization of deferred compensation ...........          --        3,192            --              --         3,192
Comprehensive loss:
   Net loss .....................................    (188,459)          --            --              --      (188,459)
   Accretion of preferred stock discount ........          --           --            --              --        (4,025)
   Foreign currency translation adjustment ......          --           --          (204)             --          (204)
                                                                                                             ---------
   Total comprehensive loss .....................                                                             (192,688)
                                                    ------------------------------------------------------------------

Balance at December 31, 2001 ....................   $(384,328)    $ (3,448)        $(242)      $      --     $ 157,644
                                                    ==================================================================

          See accompanying notes to consolidated financial statements.

                               DIGEX, INCORPORATED

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                                                  Year Ended December 31,
                                                                          -------------------------------------
                                                                            2001          2000          1999
                                                                          ---------     ---------     ---------
Operating activities:
   Net loss ..........................................................    $(188,459)    $(143,101)    $ (64,999)
   Cumulative effect of change in accounting principle ...............           --           166            --
                                                                          ---------     ---------     ---------

   Loss before cumulative effect of change in accounting principle ...     (188,459)     (142,935)      (64,999)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization ..................................      136,396        78,819        29,070
      Provision for doubtful accounts ................................       15,374        10,649         4,265
      Amortization of deferred compensation ..........................        3,192         4,137         1,299
      Loss on sale/disposal of telecommunications equipment ..........           --           655            52
      Deferred income taxes ..........................................           --            --        (4,839)
      Accretion of interest on note payable and capital lease
        obligations ..................................................          112           467            --
   Changes in operating assets and liabilities:
      Accounts receivable ............................................       (4,292)      (26,535)      (18,519)
      Due from WorldCom ..............................................       (9,179)       (6,000)           --
      Deferred costs .................................................        1,325        (8,627)           --
      Prepaid expenses and other current assets ......................         (127)       (5,956)         (606)
      Notes receivable from employees ................................       (6,825)           --            --
      Other assets ...................................................        2,011        (4,562)          (79)
      Accounts payable and accrued expenses ..........................      (12,303)       25,997        33,619
       Deferred liabilities ..........................................           70        11,371           222
                                                                          ---------     ---------     ---------
   Net cash used in operating activities .............................      (62,705)      (62,520)      (20,515)

Investing activities:
   Purchases of property and equipment ...............................      (98,201)     (202,604)     (170,396)
   Purchase of restricted investments ................................       (1,197)       (2,000)           --
   Proceeds from sale of property and equipment ......................          516            --           203
                                                                          ---------     ---------     ---------
   Net cash used in investing activities .............................      (98,882)     (204,604)     (170,193)

Financing activities:
   Proceeds from subsequent public offering, net of costs ............           --       171,645            --
   Proceeds from issuance of preferred stock .........................           --        85,000            --
   Proceeds from issuances of notes payable ..........................       93,300            --            --
   Proceeds from exercises of common stock options ...................        2,084         6,126            --
   Principal payments on long-term note payable and capital lease
     obligations .....................................................       (4,931)         (953)       (1,424)
   Proceeds from initial public offering, net of costs ...............           --            --       178,903
   Net contributions from Intermedia .................................           --            --       102,007
                                                                          ---------     ---------     ---------
   Net cash provided by financing activities .........................       90,453       261,818       279,486

Effect of exchange rate on cash and cash equivalents .................         (204)          (38)           --

Net (decrease) increase in cash and cash equivalents .................      (71,338)       (5,344)       88,778
Cash and cash equivalents at beginning of the year ...................       83,434        88,778            --
                                                                          ---------     ---------     ---------
Cash and cash equivalents at end of the year .........................    $  12,096     $  83,434     $  88,778
                                                                          =========     =========     =========

Supplemental disclosures of cash flow information:
   Assets acquired through capital leases ............................    $  11,084     $  13,249     $  17,111

Assets purchased with equipment credits granted in connection
   with the issuance of preferred stock ...........................        5,906         2,672            --
Asset purchase financed by note payable ...........................           --            --         4,672
Interest paid .....................................................        3,622         1,696         1,010

          See accompanying notes to consolidated financial statements.

                               DIGEX, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Basis of Presentation and Significant Accounting Policies

Organization

     Digex, Incorporated ("Digex") was incorporated on April 26, 1999, under the laws of the State of Delaware. Digex's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), including the Web site hosting unit, in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying consolidated financial statements had no legal status or existence prior to the incorporation of Digex on April 26, 1999. Prior to April 30, 1999, Digex had no assets or liabilities.

     Digex's predecessor operations began in January 1996 to provide managed Web hosting services, principally to Fortune 2000 companies. Digex's services include implementing and maintaining secure, scalable, high-performance Web sites on the Internet 24-hours a day. In addition, Digex provides a suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

     On July 1, 2001, pursuant to the terms of the agreement and plan of merger, dated September 1, 2000, and the amendments thereto, a wholly-owned subsidiary of WorldCom, Inc. was merged with and into Intermedia Communications Inc. with Intermedia continuing as the surviving corporation and as a subsidiary of WorldCom (the "Intermedia - WorldCom Merger"). As a result of the Intermedia - WorldCom Merger, WorldCom now owns all of the capital stock of Intermedia, other than the 13-1/2% series B preferred stock, and approximately 90% of the voting xsecurities of Intermedia. Therefore, WorldCom has acquired an indirect controlling interest of Digex through Intermedia as Intermedia continues to own approximately 61.4% of Digex's equity interests and controls 94.1% of Digex's voting interests, calculated based on total common stock outstanding, as of December 31, 2001.

     As part of the Intermedia - WorldCom Merger, WorldCom and Digex have entered into a series of operating and funding agreements under which Digex sells hosting services to WorldCom, may borrow to satisfy cash requirements, and purchases certain telecommunication services from WorldCom. These agreements are discussed in more detail in Note 6 and Note 14 to the consolidated financial statements.

     Digex currently projects continued significant losses and operating cash flow deficits. Since the Intermedia - WorldCom Merger, Digex has been dependent on WorldCom to fund its operating cash flow deficits and capital expenditures. Pursuant to the terms of the Intermedia - WorldCom Merger and subject to the limitations under the approved 2002 business plan, which is subject to amendment and modifications, WorldCom has committed to fund Digex's projected cash flow deficits and capital expenditures through December 31, 2002. The 2002 business plan may require up to $276.0 million, inclusive of amounts for capital expenditures, the majority of which is expected to be demand driven. This amount could materially change due to changes in the economy, Digex's target market, its practice of acquiring equipment on behalf of customers, or its ability to execute on this business plan, among other factors. The amount of actual borrowings from WorldCom in 2002 could be more or less than the amounts approved under the business plan. Should Digex require additional funding beyond 2002, as currently projected, there can be no assurance that WorldCom will provide such additional funding. Digex

                               DIGEX, INCORPORATED
believes that funding from any source other than WorldCom on appropriate or commercially acceptable terms is speculative.

     Digex's operations are subject to other certain risks and uncertainties, including among others, uncertainties relating to product and service offering development, rapidly changing technology, current and potential competitors with greater financial, technological, and marketing resources, and dependence on key management personnel.

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Digex and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation.

     The financial statements for periods prior to April 30, 1999 represent the carved-out operations of the managed Web and application hosting unit of Intermedia. Digex's accumulated deficit of $384.3 million arose after April 30, 1999. Accumulated losses and capital contributions from Intermedia were included in owner's net investment prior to April 30, 1999 and were transferred to additional capital upon the capitalization of Digex. Intermedia contributed approximately $115.1 million in assets and certain liabilities on April 30, 1999. Intermedia also contributed additional capital of $48.1 million to Digex beginning May 1 through August 4, 1999, principally by way of contributions of telecommunications assets. These contributions were accounted for at Intermedia's underlying book values on the date of contribution. As more fully discussed in Note 2 to the consolidated financial statements, "Related Party Corporate Allocations," the financial statements for 1999 include allocations of network costs and corporate expenses. In addition, for financial reporting purposes, the equity activity of Digex prior to its incorporation has been accumulated into a single disclosure caption entitled "Owner's Net Investment."

     There have been no adjustments to the consolidated financial statements of Digex from the Intermedia - WorldCom Merger.

Summary of Significant Accounting Policies

     Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are subject to change include estimates of the collectibility of accounts receivable and the useful lives and ultimate realizability of property, equipment, goodwill, and intangible assets.

                               DIGEX, INCORPORATED

     Cash Equivalents and Restricted Investments

     Digex considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, ranging from three years for electronics to five years for furniture and office equipment. Buildings, leasehold improvements, and equipment under capital leases are depreciated using the straight-line method over the lesser of the lease term or the estimated useful life of the asset. Acquired and internally developed software is amortized using the straight-line method over periods ranging from three to five years.

     Goodwill and Intangible Assets

     Goodwill and intangible assets include assets that arose in connection with the purchase of Business Internet, Inc. by Intermedia. Identifiable intangible assets arising from the purchase are stated at cost and consist of trade name, customer lists, acquired workforce, developed technology and goodwill. Amortization of these assets is computed using the straight-line method over the estimated periods of benefit, generally five years for developed technologies and ten years for all other intangible assets and goodwill. Refer to "Recent Accounting Pronouncements" in Note 1 to the consolidated financial statements for changes to the accounting policy effective January 1, 2002.

     Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, Digex reviews its long-lived assets, including intangible assets, for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The review consists of a comparison of the carrying value of the assets with the assets' expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flow exceeds the carrying value of the asset, no impairment indicator is considered present. If the carrying value exceeds the future undiscounted cash flow, an impairment indicator is considered present. Such impairment would be measured and recognized using a discounted cash flow method. Refer to "Recent Accounting Pronouncements" in Note 1 to the consolidated financial statements for changes to the accounting policy effective January 1, 2002.

     Digex has performed an undiscounted cash flow analysis related to its long-lived assets. The result of that analysis indicates that no impairment to the carrying value of its fixed assets nor intangible assets has

                               DIGEX, INCORPORATED
occurred as of December 31, 2001. In 2001, losses on disposed equipment of approximately $4.3 million have been included in depreciation and amortization expense.

     Fair Value of Financial Instruments

     The carrying values of Digex's financial instruments, including cash and cash equivalents, restricted investments, accounts receivable, notes receivable, accounts payable, notes payable and capital lease obligations approximate their fair market values.

     Revenue Recognition

     Revenues principally consist of monthly service fees charged to customers under contracts having terms that typically range from one to three years. Monthly services fees are recognized in the month the service is rendered. Digex also charges installation fees for new and existing customers upgrading service. Installation revenue and related direct incremental costs of performing the installation are recognized over the estimated contract period. Certain customer payments for managed Web hosting services received in advance of service delivery are deferred until the service is performed. Additional services are recognized in the month the services are performed. Refer to "Change in Accounting Principle" in Note 1 to the consolidated financial statements for further discussion.

     Advertising Costs

     Digex expenses advertising costs as incurred. Advertising expense amounted to $17.8 million in 2001, $21.9 million in 2000, and $6.8 million in 1999 and is included in the consolidated statements of operations as selling, general and administrative expense.

     Research and Development Costs

     Digex expenses research and development costs ("R&D costs") as incurred, except for equipment that has alternative future uses, in accordance with SFAS No. 2, Accounting for Research and Development Costs. Indirect costs and general administrative expenses directly related to a joint development project and normal business development activities are expensed as incurred. R&D costs amounted to $2.8 million in 2001, $9.5 million in 2000, and $0.6 million in 1999 and are included in the consolidated statements of operations as selling, general and administrative expense.

     Product development costs incurred for internal use software and software supporting managed hosting services are expensed as incurred until the application development state, after which costs are capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Digex has capitalized $16.2 million and $4.8 million of software development costs in 2001 and 2000, respectively.

                               DIGEX, INCORPORATED

     Stock-Based Compensation

     Digex accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, in cases where exercise prices at the date of the grant equal or exceed fair market value of the underlying common stock, Digex recognizes no compensation expense. In cases where exercise prices at the date of the grant are less than the fair value, compensation is recognized over the period of performance or vesting period.

     Income Taxes

     Digex accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. This standard requires that total comprehensive income (loss) be disclosed with equal prominence as net income. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners, such as capital contributions and dividends. Digex adopted this standard in 1998 and implemented the standard for all years presented herein. Digex's only component of accumulated other comprehensive loss for 2001 and 2000 resulted from foreign currency translation. Comprehensive losses were equal to net losses for 1999.

     Foreign Currency Translation

     The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the period. Foreign currency translation adjustments are reported as a component of accumulated other comprehensive loss within stockholders' equity. The gains and losses of $0.003 million in 2001 and $0.07 million in 2000 resulting from foreign currency transactions are reported as interest income and other in the consolidated results of operations. There was no gain or loss resulting from foreign currency transactions in 1999.

                               DIGEX, INCORPORATED

     Concentrations of Credit Risk

     Financial instruments that potentially expose Digex to credit risk consist primarily of cash and cash equivalents, restricted investments, accounts receivable, loans receivable, and notes payable. Digex's cash and cash equivalents are primarily invested in overnight repurchase agreements at a high-quality institution.

     Accounts receivable are due from commercial entities to whom credit is extended based on evaluation of the customer's financial condition, and in certain cases collateral is required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations for all periods presented. As of December 31, 2001, Digex does not have any significant concentrations of business transacted with a particular customer or supplier, other than WorldCom, that could, if suddenly eliminated, adversely impact its operations. Refer to Note 14 "Related Party Agreements" for a discussion of commercial agreements between Digex and WorldCom.

     Substantially all of its borrowings are through Intermedia from WorldCom. If funding is not made available by WorldCom, Digex may have difficulty in obtaining funding from other sources on terms acceptable to Digex. Refer to Note 6 "Long-term Notes Payable" for a discussion of the funding agreement between Digex and WorldCom.

     Change in Accounting Principle

     Effective January 1, 2000, Digex changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. Prior to January 1, 2000, Digex had recognized installation revenue, in accordance with industry practice, upon completion of the managed Web hosting solution installation. The direct costs associated with the installation were expensed as incurred. Under the new accounting method adopted retroactive to January 1, 2000, Digex now recognizes installation revenue and related direct incremental costs of performing the installation over the contract term. Digex continually analyzes the average life of its customer relationships and contracts and has determined that a 24 month contract term is a reasonable estimate.

     The cumulative effect of the change on years prior to 2000 resulted in a net charge of $0.2 million ($5.3 million revenue less related direct incremental costs), which is included in the consolidated statement of operations for the year ended December 31, 2000. The effect of the change on the year ended December 31, 2000 was to increase net loss before the cumulative effect of the change in accounting principle by $0.2 million (less than $0.01 per share). For the year ended December 31, 2000, Digex recognized revenue of $4.6 million and direct incremental costs of $4.4 million that was included in the cumulative effect adjustment as of January 1, 2000. Digex recognized revenue of $8.2 million in 2001 that had been deferred as of December 31, 2000. With the adoption of SAB 101, there was no impact to Digex's business operations or cash flows. There was also no material impact to Digex's consolidated financial statements. The pro forma amounts presented in the consolidated statements of operations were calculated assuming the accounting change was made retroactively to prior periods.

                               DIGEX, INCORPORATED

     Recent Accounting Pronouncements

     In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests based upon estimated fair value. In addition, the statement includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. Goodwill and other intangibles, acquired prior to July 1, 2001, may be amortized until the adoption of the statement.

     Digex will adopt the provisions of SFAS No. 142 beginning in 2002. At that time, Digex will cease amortization of amounts assigned to goodwill and acquired workforce. Amortization of goodwill and acquired workforce was approximately $2.2 million for the year ended December 31, 2001. The net book value of goodwill and acquired workforce at December 31, 2001 was approximately $11.9 million. Management is continuing to evaluate the potential impact of adopting SFAS No. 142 on the carrying value of the goodwill on its consolidated balance sheet. If, within six months of adopting SFAS No. 142, management determines that impairment of goodwill exists, Digex will record the charge to reduce the carrying value of its goodwill to fair value as a cumulative effect of a change in accounting principle in the first quarter of 2002. Although Digex continues to evaluate the impact, management's ultimate determination could result in the impairment of some or all of the approximately $11.9 million in carrying value of the goodwill on its consolidated balance sheet.

     In August 2001, the FASB issued SFAS No. 144, Impairment or Disposal of Long-Lived Assets, which supercedes both SFAS No. 121, Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions for the disposal of a segment of a business contained in APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, effective for fiscal years beginning after December 15, 2001. Under the new rules, a single accounting model for long-lived assets to be disposed of by sale will be used to broaden the presentation of discontinued operations. Digex does not expect the implementation of SFAS No. 144 to have a material impact on its consolidated results of operations or financial position.

2. Related Party Corporate Allocations

     Prior to August 4, 1999, Digex utilized the central cash management systems of Business Internet and Intermedia. Cash requirements during these periods were satisfied by cash transactions and transfers that were accounted for through an intercompany account. In addition, Intermedia charged Digex for identifiable corporate and operating expenses, such as network cost and corporate overhead cost. Intercompany account balances for periods prior to July 29, 1999 have been treated as permanent contributions and have been reflected as a component of owner's net investment in the accompanying consolidated financial statements.

                               DIGEX, INCORPORATED

     The following table summarizes corporate charges and allocations included in the accompanying consolidated financial statements (in thousands):

  Statement of Operations Caption                                          1999
  -------------------------------                                        -------
Cost of operations ..........................................            $ 9,190
Cost of services ............................................                494
Selling, general and administrative .........................             18,123
                                                                         -------
                                                                         $27,807
                                                                         =======

     Amounts include expenses recorded as a result of certain related party agreements with Intermedia. Management believes that the allocation methodology applied is reasonable. However, it was not practicable to determine whether the allocated amounts represent amounts that would have been incurred on a standalone basis. Explanations of the composition and the method of allocation for the above captions are as follows:

     Cost of Operations

     Allocated costs within this caption were the costs of telecommunications backbone circuits. These costs were allocated to Digex based upon circuit usage and rate information.

     Cost of Services

     Allocated costs within this caption were the costs associated with two data centers (maintenance, utilities and support and employment costs for network engineering and support, and certain other overhead). These costs were allocated based upon the employee base.

     Selling, General and Administrative

     Allocated costs within this caption were the costs of human resources, information systems services, accounting and back office support, executive salaries and other general and administrative costs, including rent. All costs except accounting and back office support were allocated based upon the employee base. Accounting and back office support were allocated based upon the relative percentage of monthly recurring revenues.

     Refer to Note 14 to the consolidated financial statements for additional related party transactions and agreements.

                               DIGEX, INCORPORATED

3. Property and Equipment

     Property and equipment consisted of the following (in thousands):

                                                             December 31,
                                                       ------------------------
                                                          2001           2000
                                                       ---------      ---------
Buildings ........................................     $  30,178      $  30,178
Electronics and computer equipment ...............       324,667        276,587
Computer software ................................        78,594         54,845
Furniture, office equipment, and vehicles ........        11,300          8,532
Leasehold improvements ...........................       108,428         84,485
                                                       ---------      ---------
                                                         553,167        454,627
Less accumulated depreciation and amortization ...      (225,466)      (105,652)
                                                       ---------      ---------

                                                       $ 327,701      $ 348,975
                                                       =========      =========

     Depreciation and amortization expense relating to property and equipment was $128.1 million in 2001, $74.8 million 2000, and $25.1 million in 1999.

     Property and equipment capitalized under capital leases consisted of the following (in thousands):

                                                             December 31,
                                                        -----------------------
                                                          2001           2000
                                                        --------       --------
Buildings ........................................      $ 30,178       $ 30,178
Electronics and computer equipment ...............        10,954             --
Furniture, office equipment, and vehicles ........           490            339
                                                        --------       --------
                                                          41,622         30,517
Less accumulated amortization ....................        (9,572)        (3,440)
                                                        --------       --------

                                                        $ 32,050       $ 27,077
                                                        ========       ========

     Property and equipment include the present value of the capital lease which is amortized over the lesser of the asset life or lease term. Amortization of these assets is included in depreciation and amortization expense.

                               DIGEX, INCORPORATED

4. Intangible Assets

     Intangible assets consisted of the following (in thousands):

                                                            December 31,
                                                     --------------------------
                                                       2001              2000
                                                     --------          --------
Goodwill ...................................         $ 19,099          $ 19,099
Trade name .................................            9,750             9,750
Customer list ..............................            3,120             3,120
Developed technologies .....................            2,720             2,720
Acquired workforce .........................            1,253             1,253
                                                     --------          --------

                                                       35,942            35,942
Less accumulated amortization ..............          (16,711)          (12,720)
                                                     --------          --------
                                                     $ 19,231          $ 23,222
                                                     ========          ========

     Amortization expense amounted to approximately $4.0 million in each of 2001, 2000, and 1999.

5. Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consisted of the following (in thousands):

                                                              December 31,
                                                         -----------------------
                                                           2001            2000
                                                         -------         -------
Accounts payable ...............................         $15,122         $31,996
Accrued payroll and related taxes ..............          11,635           9,932
Accrued fixed asset purchases ..................           4,663           4,419
Other accrued expenses .........................          16,546          13,108
                                                         -------         -------

                                                         $47,966         $59,455
                                                         =======         =======

                               DIGEX, INCORPORATED

6. Long-term Notes Payable

     Long-term notes payable consisted of the following (in thousands):

                                                               December 31,
                                                           ---------------------
                                                             2001          2000
                                                           -------        ------
Notes payable to Intermedia .......................        $90,000        $   --
Note payable to State of Maryland .................          3,000            --
Note payable to Prince George's County ............            264            --
Note payable to vendor ............................             --         4,207
                                                           -------        ------
Total long-term notes payable, including
     current portion ..............................        $93,264        $4,207
                                                           =======        ======

     In January 2001, Digex received proceeds from a $3.0 million loan from the State of Maryland Department of Business and Economic Development under the Sunny Day Fund initiative. The loan is subject to multiple maturity dates, and is guaranteed by Intermedia. Interest on the unpaid principal balance accrues at 5% per annum. Repayment of principal and any accrued interest will be deferred each year through December 31, 2008 if Digex meets certain annual conditions regarding the hiring of permanent, full time employees and the expenditures for the development of a Web hosting facility in Prince George's County, Maryland. At December 31, 2008, the principal amounts and any accrued interest outstanding may convert to a grant upon the achievement of certain requirements by Digex. Digex was in compliance for deferring full repayment of the loan at December 31, 2001 and expects to satisfy the requirements for full conversion at December 31, 2008. However, certain minimum employment requirements to be eligible for partial or full repayment will increase in 2004. If the minimum employment requirements are not met at December 31, 2004, partial or full repayment of the outstanding balance is due on April 1, 2005.

     In April 2001, Digex received proceeds from a $300,000 loan from Prince George's County Economic Development Corporation. The loan matures on April 6, 2006 and is guaranteed by Intermedia. Interest on the unpaid principal balances accrues at 5% per annum. Interest and principal are payable monthly, beginning May 6, 2001.

     A note payable of $4.7 million was issued in 1999 in connection with the purchase of software. The note accrued interest at an effective rate of 7.00% per annum and was expected to mature in January 2002. Principal repayments were not made in 2001 as the outstanding balance has been in dispute since 2000. Additionally, there have been no demands for payment. As of December 31, 2001, we retired the software and accordingly extinguished the note.

                               DIGEX, INCORPORATED

Borrowings From Related Parties

     On July 31, 2001, Digex entered into a note purchase agreement with WorldCom whereby WorldCom has agreed to provide funding for the Digex business plans for 2001 and 2002 as approved by the Digex and WorldCom boards of directors. The Digex and WorldCom boards of directors have approved the Digex business plans for 2001 and 2002. Subject to the terms and conditions of the agreement, Digex will issue and WorldCom will purchase (or cause an affiliate to purchase) a series of senior notes up to an aggregate principal amount sufficient to satisfy Digex's net cash requirements under the approved business plan. Interest on the unpaid principal balance is payable monthly at a rate equal to LIBOR plus 300 basis points. Repayment of principal is due on December 31, 2002, but may be extended to December 31, 2006 upon the election of Digex by written notice. Management intends to make this election by December 2002, at which time amounts then outstanding will be repaid in equal monthly straight-line amortization payments of principal and interest through December 31, 2006. As a result, this debt has been classified as long-term. Any changes to its business plan that require increased funding would require the WorldCom board of directors' approval before WorldCom would be obligated to fund any such increase.

     Digex issued and WorldCom caused Intermedia to purchase a series of senior notes totaling $65.0 million to satisfy Digex's net cash requirements under its approved 2001 business plan. Through December 31, 2001, variable interest on the unpaid principal balance was paid monthly at an interest rate of 300 basis points over LIBOR rate (weighted average interest rate of 5.40%). Interest cost incurred and charged to expense related to the funding agreement with WorldCom was $0.9 million in 2001.

     In the second quarter of 2001, Digex borrowed $12.0 million from Intermedia. Through July 31, 2001, variable interest on the unpaid principal balance was paid monthly at an average LIBOR rate of approximately 4.50% per annum. Digex borrowed an additional $6.0 million on June 26, 2001 and $7.0 million on November 13, 2001 from Intermedia as an intercompany loan. The variable interest on the unpaid principal balance of the $13.0 million intercompany loan and $12.0 million promissory note was paid monthly at an interest rate of 300 basis points over LIBOR rate (weighted average interest rate of 5.67%) through December 31, 2001.

     On January 14, 2002, Digex entered into a note purchase agreement, dated July 31, 2001, with Intermedia to refinance the $13.0 million intercompany loan and $12.0 million promissory note to Intermedia under a series of senior notes totaling $25.0 million. The terms of the agreement are substantially the same as the original note purchase agreement, dated July 31, 2001 between Digex and WorldCom, with the repayment of principal due on December 31, 2003. There is no option to extend the maturity date of the notes. Interest is payable monthly at an interest rate of 300 basis points over LIBOR. Accordingly, both loans are classified as long-term debt as of December 31, 2001.

     Principal repayments on notes payable are as follows (in thousands):

Year ending December 31:
      2002 .................................................           $     56
      2003 .................................................             41,309
      2004 .................................................             16,312
      2005 .................................................             19,315

                               DIGEX, INCORPORATED

      2006 .................................................             16,272
      Thereafter ...........................................                 --
                                                                       --------
                                                                         93,264
Less: Current portion of note payable ......................                (56)
                                                                       --------

Total long-term notes payable ..............................           $ 93,208
                                                                       ========

     Interest cost incurred and charged to expense related to notes payable was $1.8 million in 2001, $0.3 million in 2000 and $0.2 million in 1999. Of total interest expense in 2001, interest cost incurred and charged to expense related to notes payable to related parties was $1.5 million.

7. Lease Commitments

     Digex leases certain property and equipment under various operating and capital lease arrangements that expire over the next 11 years.

     On June 29, 2000, Digex entered into a ten-year lease commencing in September 2000 for its corporate headquarters facility in Laurel, Maryland. The lease agreement requires an initial security deposit of $2.0 million in the form of a letter of credit. This letter of credit may be reduced at the commencement of the seventh lease year to an amount equal to the then current one month's base rent if certain conditions are met annually prior the seventh year of the lease.

     Digex had collateralized letters of credit under office space lease arrangements aggregating $3.2 million and $2.0 million as of December 31, 2001 and 2000, respectively, and are presented as restricted investments on the consolidated balance sheets.

     In the first and second quarters of 2001, Digex entered into master lease and financing agreements with two vendors for lines of credit to facilitate the leasing of computer hardware and software. The terms of the associated schedules range from 12 months for financing a maintenance contract to 36 months for leasing computer equipment. Digex will have an option to purchase the equipment at the end of the initial lease term. Interest and principal are payable monthly with interest rates ranging from 7.2% to 12.3% per annum. As of December 31, 2001, Digex had acquired $11.0 million of computer equipment and maintenance services under these leasing and financing arrangements.

     Future noncancelable lease payments under Digex's lease commitments at December 31, 2001 are as follows (in thousands):

                                                            Capital    Operating
                                                            Leases       Leases
                                                           --------    ---------
Future minimum lease payments:
Year ending December 31:
      2002 .............................................   $  8,609     $ 3,415
      2003 .............................................      8,220       2,918
      2004 .............................................      5,959       2,899

                               DIGEX, INCORPORATED

      2005 .............................................      4,774       2,551
      2006 .............................................      4,908       1,542
Thereafter .............................................     15,013       2,561
                                                           --------     -------
                                                             47,483     $15,886
                                                                        =======
Less amount representing interest ......................    (12,331)
                                                           --------
Present value of lease payments ........................     35,152
Current portion of capital lease obligations ...........     (5,675)
                                                           --------
Long-term portion of capital lease obligations .........   $ 29,477
                                                           ========

     In January 2002, Digex renewed one of its office space leases for an additional seven year term, expiring on or around January 31, 2009 based on the rent commencement date. Future minimum liability associated with the lease renewal is $6.4 million.

     Rent expense amounted to $7.3 million (which included $1.7 million of rental expenses recognized under the facilities agreement with WorldCom), $3.9 million, and $2.0 million for the years ended December 31, 2001, 2000, and 1999, respectively. Refer to Note 14 to the consolidated financial statements for a description of the facilities agreement.

8. Series A Convertible Preferred Stock

     In January 2000, Digex sold 100,000 shares of its non-voting preferred stock, designated as Series A Convertible Preferred Stock, with detachable warrants to purchase 1,065,000 shares of its Class A common stock, for an aggregate of $100.0 million, of which $15.0 million was in the form of equipment purchase credits. Of the $15.0 million of equipment purchase credits, approximately $5.9 million and $2.7 million was used for equipment purchases during the year ended December 31, 2001 and 2000, respectively. The warrants can be exercised at any time on or before January 12, 2003 at an initial price of $57.00 per share, subject to certain adjustments. The proceeds from the offering were allocated between the preferred stock and the warrants based upon their relative fair values.

     In the event of liquidation, each share of preferred stock is entitled to a liquidation preference of $1,000 per share before any amount may be paid to common stockholders. The holders of the preferred stock are not entitled to receive dividends. Digex may not issue any stock with the same or senior preferences or priorities to this series without the consent of the majority of its preferred stockholders.

     Each share of preferred stock is convertible into shares of Class A common stock at a conversion price of $68.40 per share, subject to certain adjustments, for a total of approximately 1,462,000 shares of Class A common stock. Unless earlier converted, on January 12, 2005, each share of preferred stock will automatically convert into the number of shares of Class A common stock equal to $1,000 divided by the average of the closing prices of the Class A common stock for the twenty consecutive trading days prior to January 12, 2005.

                               DIGEX, INCORPORATED

     Subject to the legal availability of funds, the preferred stock is redeemable in cash at the option of the holders after January 12, 2004 or upon a change of control of Digex at a price of $1,000 per share if the redemption is then permitted under those indentures of Digex and Intermedia which existed on January 10, 2000. If the restrictions under these agreements terminate at an earlier date, the holders may require Digex to redeem the preferred stock before entering into an agreement which would restrict the ability to redeem the preferred stock. Digex is not required to make sinking fund payments with respect to the preferred stock.

     Digex is accreting the preferred stock discount of $16.1 million to the mandatory conversion date in January 2005. The effect of the accretion is to increase net loss available to common stockholders by approximately $4.0 million (or $0.06 per share) for the year ended December 31, 2001. To date, Digex believes that a redemption event is not probable due to the covenants contained in the indentures of Digex and Intermedia restricting redemption and the requirement of legal availability of funds, which would prohibit redemption of the securities.

9. Stockholders' Equity

     Digex is authorized to issue up to 150,000,000 shares of common stock (including 100,000,000 Class A shares and 50,000,000 Class B shares) and up to 5,000,000 shares of preferred stock. The Class A and Class B common stock are identical in all respects except that the Class A is entitled to one vote for each share and the Class B is entitled to ten votes for each share.

     On August 4, 1999, Digex sold 11,500,000 shares of its Class A common stock in an initial public offering. The shares sold represented approximately 18.7% of the aggregate number of shares of Class A and Class B common stock then outstanding. After the offering, Intermedia retained a 97.8% voting interest in Digex. The net proceeds from the offering were approximately $178.9 million and could be used only to purchase telecommunications related assets due to restrictions in Intermedia's debt instruments.

     On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A common stock. Digex sold 2,000,000 shares of Class A common stock and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B common stock. The Class B common stock sold by Intermedia automatically converted into Class A common stock at the closing of the offering.

10. Deferred Compensation

     Since July 29, 1999, Digex granted options to purchase 852,500 shares (net of 620,000 forfeited options) of Class A common stock under the Digex Long Term Incentive Plan to certain employees of Digex at exercise prices below market value. Digex recorded deferred compensation of $0.9 million in 2001, $4.2 million in 2000, and $13.5 million in 1999, a separate component of stockholders' equity, to be expensed over the four-year vesting period of the options. Deferred compensation was reduced by $4.4 million in 2001 and $2.1 million in 2000 for forfeited stock options in connection with terminations of

                               DIGEX, INCORPORATED
employment. Deferred compensation expense of $3.2 million, $4.1 million, and $1.3 million was recorded during the years ended December 31, 2001, 2000, and 1999, respectively.

11. Employee Benefit Plans

     Stock-based Compensation Plan

     Under the provisions of the Intermedia 1996 Long-Term Incentive Plan (1996
Plan), certain employees and directors of Digex were granted options to buy shares of Intermedia common stock, generally at market value with terms of five to ten years. Upon the completion of the Intermedia - WorldCom Merger, each unexercised stock option exercisable for shares of Intermedia common stock was converted into options exercisable for shares of WorldCom Group common stock. The exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.0319. Vesting and exercisability of individual options and other terms and conditions were governed by the 1996 Plan. Since the Intermedia - WorldCom Merger, there will be no additional stock option grants under this Plan.

     The Digex Long-Term Incentive Plan adopted on July 23, 1999 (1999 Plan) and administered by the compensation committee of the Board of Directors permits awards of stock, stock options, stock appreciation rights, restricted stock and other stock-based awards as incentives to current and prospective employees, officers, directors, and those of Digex's subsidiaries or of any person that owns over 50% of the voting power of our authorized and outstanding voting shares. Stock options are generally vested over a four-year period for officers and employees. Exercisable options expire ten years following the date of the grant.

     Under the 1999 Plan, Digex is authorized to issue options up to 15,000,000 shares of Class A common stock. As of December 31, 2001, the Board has 7,914,758 shares of common stock reserved for issuance to employees, officers, and directors of Digex pursuant to the 1999 Plan.

     The following table summarizes the stock option activity related to employees of Intermedia and Digex:

                                                     Number of        Per Share
                                                       Shares       Option Price
                                                    ----------     -------------
Digex options granted on July 29, 1999 ...........   5,031,500      $ 5.00-17.00
      Granted ....................................   1,360,170        5.00-54.19
      Exercised ..................................          --                --
      Canceled ...................................    (687,650)      17.00-54.19
                                                    ----------     -------------

Outstanding Digex options at December 31, 1999 ...   5,704,020        5.00-54.19
      Granted ....................................   4,545,993      11.00-139.38
      Exercised ..................................    (396,543)       5.00-29.13
      Canceled ...................................  (1,927,421)      5.00-139.38
                                                    ----------     -------------

                               DIGEX, INCORPORATED

Outstanding Digex options at December 31, 2000 ...   7,926,049       5.00-139.38
      Granted ....................................     615,927        7.13-27.13
      Exercised ..................................    (241,923)       5.00-17.00
      Canceled ...................................  (2,491,743)      5.00-139.38
                                                    ----------     -------------

Outstanding Digex options at December 31, 2001 ...   5,808,310     $ 5.00-139.38
                                                    ==========     =============

Exercisable Digex options at December 31, 1999 ...      30,000     $       17.00
                                                    ==========     =============
Exercisable Digex options at December 31, 2000 ...   1,320,256     $  5.00-54.19
                                                    ==========     =============
Exercisable Digex options at December 31, 2001 ...   2,920,330     $ 5.00-139.38
                                                    ==========     =============

     Digex has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock Compensation. Pro forma net loss and net loss per share, assuming that Digex had applied the fair value model (Black-Scholes Pricing Model) required by SFAS No. 123, is as follows (in thousands):

                                                     Year ended
                                                    December 31,
                                     ------------------------------------------
                                        2001            2000            1999
                                     ----------      ----------      ----------
Net loss .......................     $ (244,966)     $ (185,803)     $  (71,800)
Net loss per share .............     $    (3.82)     $    (2.93)     $    (1.31)

     The following table summarizes the significant assumptions used in developing the information:

                                                          Year ended
                                                         December 31,
                                              ---------------------------------
                                                2001         2000         1999
                                              -------      -------      -------
Risk-free interest rate .................         4.3%         5.5%         5.6%
Volatility factor .......................        1.45         1.38          .60
Dividend yield ..........................          --           --           --
Weighted average life ...................     5 years      5 years      5 years

                               DIGEX, INCORPORATED

     The following table summarizes the weighted average exercise prices of option activity:

                                                                Year ended
                                                               December 31,
                                                          ----------------------
                                                            2001          2000
                                                          --------      --------
Balance at beginning of year .......................      $  42.55      $  18.45
      Granted ......................................         25.74         78.36
      Exercised ....................................          8.42         15.55
      Canceled .....................................         39.93         60.63
                                                          --------      --------
Balance at end of year .............................      $  43.31      $  42.55

     The weighted average exercise price of exercisable options was $39.16 in 2001, $16.60 in 2000, and $17.00 in 1999. The per share weighted average fair value of options granted were $24.67 in 2001 and $40.66 in 2000, and $12.67 in 1999.

     Under the 1999 Plan, options were granted to certain employees of Digex at exercise prices below the fair market value of Digex common stock at the date of the grant. The options granted during 2001 and 2000 are summarized as follows:

                                                                        2001                        2000
                                                             -------------------------   -------------------------
                                                                              Weighted                    Weighted
                                                              Weighted         average    Weighted         average
                                                               average        exercise     average        exercise
                                                             fair value         price    fair value         price
                                                             ----------       --------   ----------       --------
Exercise Price = Fair Market Value ..................          $24.58          $27.13      $64.60          $79.30
Exercise Price (greater than) Fair Market Value .....              --              --          --              --
Exercise Price (less than) Fair Market Value ........           25.92            7.13       57.69           41.15
                                                               ------          ------      ------          ------
      Total                                                    $24.67          $25.74      $40.66          $78.36

     The range of option exercise prices for options outstanding as of December 31, 2001 was $5.00 to $139.38. The range of exercise prices for options is wide due primarily to the increasing price of Digex common stock over the period in which the option grants were awarded. The options outstanding as of December 31, 2001 are summarized in ranges as follows:

                               DIGEX, INCORPORATED

                                           Options Outstanding                            Options Exercisable
                               ---------------------------------------------------    --------------------------
                                                                     Weighted
                                                 Weighted             average                           Weighted
                                                  average            remaining                           average
                                                 exercise         contractual life                      exercise
Range of exercise prices        Shares             price             (in years)        Shares             price
------------------------       ---------         --------         ----------------    ---------         ---------
$ 5.00 -- $ 10.00 ......         487,500          $  5.45               7.72            329,376          $  5.42
$17.00 -- $ 17.00 ......       1,828,852            17.00               7.25          1,191,653            17.00
$21.18 -- $ 42.25 ......       1,190,233            34.02               8.45            409,066            36.04
$45.50 -- $ 71.50 ......       1,211,863            59.45               8.37            460,574            59.70
$73.81 -- $139.38 ......       1,089,862            96.59               8.38            529,661            94.51

                               ---------          -------               ----          ---------          -------
      Total                    5,808,310          $ 43.31               7.98          2,920,330          $ 39.16

     Retirement Plan

     Digex has a 401(k) plan, whereby employees 21 years or older with at least three months of service are eligible to participate in the plan. Participants may elect to contribute, on a tax-deferred basis, up to 15% of their compensation, not to exceed $11,000 during the taxable year. Digex will match one-half of a participant's contribution, up to a maximum of 7% of the participant's compensation. Digex's matching contribution fully vests after three years of service. Digex's contributions to the plan were $1.8 million in 2001, $1.1 million in 2000, and $0.5 million in 1999.

12. Income Tax Information

     Digex files a consolidated income tax return with its wholly-owned domestic subsidiary. Separate returns are filed for its foreign subsidiaries. For federal and most state purposes, Digex is not consolidated in the income tax returns of Intermedia and WorldCom. The consolidated tax provision, therefore, is based upon the separate tax provisions of the domestic and foreign jurisdictions.

                               DIGEX, INCORPORATED

     Domestic and foreign loss before the benefit from income taxes consists of the following (in thousands):

                                                     Year ended
                                                    December 31,
                                   --------------------------------------------
                                      2001              2000             1999
                                   ---------         ---------         --------
Domestic ..................        $(173,558)        $(135,171)        $(69,838)
Foreign ...................          (14,901)           (7,764)              --
                                   ---------         ---------         --------

          Total ...........        $(188,459)        $(142,935)        $(69,838)
                                   =========         =========         ========

     Income tax benefit for the tax years ended December 31 is comprised of the following (in thousands):

                                                           Year ended
                                                          December 31,
                                                --------------------------------
                                                 2001         2000         1999
                                                ------       ------       ------
Current .................................       $   --       $   --       $   --
Deferred:
          Federal .......................           --           --        4,244
          State .........................           --           --          595
                                                ------       ------       ------
                                                $   --       $   --       $4,839
                                                ======       ======       ======

     The following table reconciles the assumed statutory tax rate with the effective rate to income tax expense:

                                                           Year ended
                                                          December 31,
                                                ------------------------------
                                                 2001        2000        1999
                                                ------      ------      ------
Tax benefit at statutory rate ..............     (34.0)%     (34.0)%     (34.0)%
Reconciling items:
      State income taxes, net ..............      (2.8)%      (3.2)%      (3.2)%
      Non-deductible items .................       0.5%        0.7%        3.3%
      Change in valuation allowance ........      35.7%       36.3%       19.1%
      Foreign taxes ........................       0.3%        0.2%         --
      Other items ..........................       0.3%         --         7.8%
                                                ------      ------      ------
Effective tax rate .........................      (0.0)%      (0.0)%      (7.0)%
                                                ------      ------      ------

                               DIGEX, INCORPORATED

     At December 31, 2001 and 2000, Digex had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities were as follows (in thousands):

                                                               December 31,
                                                            2001         2000
                                                         ---------     --------
Deferred tax liabilities:
      Depreciation and amortization .................    $      --     $ (6,485)
      Identifiable intangible assets ................       (2,975)      (3,748)
                                                         ---------     --------
         Total deferred tax liabilities .............       (2,975)     (10,233)
Deferred tax assets:
      Net operating loss carryforwards - U.S. .......      129,554       74,567
      Net operating loss carryforwards - Foreign ....        6,930        2,320
      Provision for doubtful accounts ...............        2,506        2,289
      Depreciation and amortization .................          313           --
      Other .........................................        3,120          266
      Deferred revenue ..............................          113        4,410
      Stock-based compensation ......................        1,728        1,630
                                                         ---------     --------
         Total deferred tax assets ..................      144,264       85,482
         Less: valuation allowance ..................     (141,289)     (75,249)
                                                         ---------     --------
               Net deferred tax asset ...............        2,975       10,233
                                                         ---------     --------

Net deferred tax asset (liability) ..................    $      --     $     --
                                                         =========     ========

     As a result of the recapitalization of Digex on April 30, 1999, the net operating loss carryforwards of Digex as of December 31, 1998 did not transfer to Digex after the recapitalization. A net deferred tax liability of $4.8 million relating to identifiable intangible assets was recorded as a result of the recapitalization on April 30, 1999. Digex generated net operating losses and non-deductible expenses in excess of the deferred tax liability after the recapitalization and recorded the deferred tax asset associated with the future deductible items. Accordingly, Digex recorded a $4.8 million deferred tax benefit during the year ended December 31, 1999.

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at December 31, 2001 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The increase in the valuation allowance for the current year is $66.0 million. At December 31, 2001, Digex's net operating loss carryforwards for income tax purposes are approximately $350.1 million, with expiration periods beginning in 2019 through 2021. Digex's ability to utilize the net operating loss carryforwards against any future taxable income may be limited by, among other things, past and future changes in ownership of the company.

                               DIGEX, INCORPORATED

13. Loss Per Share

     Digex has applied the provisions of SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share. On April 30, 1999, Digex issued 1,000 shares of Class B common stock to Intermedia in connection with the contribution of assets to Digex. Loss per share is presented on a pro forma basis prior to that period assuming that the common shares issued in connection with the recapitalization on April 30, 1999 were outstanding for all periods of Digex presented. On July 23, 1999, the Board of Directors authorized a 50,000-for-one split of the Class B common stock, effective as of August 4, 1999 and paid in the form of a stock dividend for shares outstanding as of July 8, 1999. The basic and diluted net loss per common share were calculated assuming that the stock split was effective for all periods presented. All share information presented gives effect to the stock split.

     The following table sets forth computation of basic and diluted loss per share of common stock (amounts in thousands, except share and per share information):

                                                                 Year ended
                                                                December 31,
                                                 -------------------------------------------
                                                     2001           2000            1999
                                                 -----------    -----------     ------------
Net loss applicable to common stockholders,
      as reported ............................   $  (192,484)   $  (143,101)    $    (64,999)
                                                 ===========    ===========     ============
Weighted average number of common shares .....    64,076,647     63,404,839       54,726,027
                                                 ===========    ===========     ============
Loss per share:
      basic and diluted ......................   $     (3.00)   $     (2.26)    $      (1.19)
                                                 ===========    ===========     ============

     Convertible securities (convertible preferred stock, warrants, and stock options) to purchase 8,335,310 common shares in 2001, 10,453,049 common shares in 2000, and 5,704,020 common shares in 1999 were outstanding, but were excluded from the computation of diluted loss per share because assumed exercise or conversion would be anti-dilutive.

14. Related Party Agreements

     WORLDCOM

     In connection with the Intermedia - WorldCom Merger, Digex and certain subsidiaries of WorldCom have entered into four commercial agreements, including a sales channel agreement, funding agreement, facilities agreement, and network agreement. Except for the funding agreement, all agreements expire on December 31, 2003 and permit either party to request for a 12-month extension from the initial term, provided that written notice be given to the other party by December 31, 2002 for the initial extension. The principal terms of the agreements are as follows:

     Sales Channel Agreement. Effective January 1, 2001, WorldCom agreed to purchase the Digex portfolio of managed Web hosting products for resale to WorldCom customers. If Digex satisfies certain service level and data center capacity commitments, WorldCom has agreed to purchase up to a total of

                               DIGEX, INCORPORATED

$500.0 million during the period from 2001 through 2003. WorldCom has agreed to purchase $50.0 million and $192.0 million of managed hosting services in 2001 and 2002, respectively. In 2003, WorldCom has agreed to purchase a minimum amount of managed hosting services equal to the lesser of $260.0 million or an amount equal to four times the actual services purchased by WorldCom for resale in the fourth quarter of 2002 ("the Minimum Annual Commitment"). WorldCom agreed to compensate Digex, on a quarterly basis, for the full amount of operating losses before depreciation and amortization incurred in servicing WorldCom customers under the sales channel agreement, during 2001. However, in 2001 and thereafter, to the extent that Digex generates operating income before depreciation and amortization in servicing WorldCom under the sales channel agreement, Digex has agreed to share such operating income with WorldCom. WorldCom's participation in operating results is recognized as adjustments to revenue recognized under the sales channel agreement.

     Total revenues from WorldCom under the sales channel agreement include (1) actual managed hosting services purchased for resale by WorldCom and (2) the difference, if any, between actual managed hosting services purchased by WorldCom and WorldCom's Minimum Annual Commitment. These amounts are further adjusted for compensation due to or due from WorldCom as discussed above based upon the net results of activity under the agreement.

     For the year ended December 31, 2001, Digex recognized revenue from WorldCom of $29.3 million, of which total revenues of $29.1 million were recorded under the sales channel agreement. Total revenues from actual managed hosting services were $14.8 million. Total revenues for the difference between actual managed hosting services sold and the Minimum Annual Commitment were $32.3 million. These amounts were reduced by $18.0 million, representing WorldCom's share in the net earnings related to activity under the sales channel agreement.

     Funding Agreement. Refer to Note 6 to the consolidated financial statements for borrowings from related parties under the note purchase agreement.

     Facilities Agreement. Effective January 1, 2001, managed Web hosting facilities for Digex were built and may continue to be built in several WorldCom data centers in the United States and around the world. Digex has leased and intend to continue to lease space from WorldCom at these data centers based on customer demand. The payments for the data center space and connections from the space to a WorldCom Internet Protocol network hub amounted to $1.7 million for the year ended December 31, 2001.

     Network Agreement. This agreement, effective January 1, 2001, provides terms for Digex to purchase bandwidth and connectivity from WorldCom in the United States to support its managed Web hosting activities. The payments for the dedicated Internet connections and WorldCom network services amounted to approximately $6.0 million for the year ended December 31, 2001.

     WorldCom also provides certain operational services to Digex under vendor contracts or agreements in the ordinary course of business, such as facilities, telephone and other circuit related services. The following table reflects charges related to services provided by WorldCom in the ordinary course of business to Digex (in thousands):

                               DIGEX, INCORPORATED

                                                              Year ended
                                                              December 31,
                                                         -----------------------
                                                           2001            2000
                                                         -------          ------
Other circuit related expense .................          $ 7,734          $3,234
Telephone expense .............................            2,480             291
Rent expense ..................................              300              --
                                                         -------          ------
                                                         $10,514          $3,525
                                                         =======          ======

     In January 2002, Digex entered into an affiliates facilities agreement, effective July 1, 2001, with WorldCom which permits Digex to rent general office space from WorldCom at certain facilities. The agreement expires when Digex ceases to be an affiliate of WorldCom, unless earlier terminated by either party. Rent expense for office space attributed to this agreement is included in the rent expense for 2001 presented above.

     Intermedia

     Note Purchase Agreement. Refer to Note 6 to the consolidated financial statements for borrowings from related parties.

     General and Administrative Services Agreement. On April 30, 1999, Digex entered into a general and administrative services agreement with Intermedia for Intermedia to provide Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, treasury, and information management services. This agreement had an initial term of two years and expired in April 2001. Under the terms of this agreement, as amended to date, Intermedia provided Digex with treasury services in the first quarter of 2001. The charge for these services was minimal for the three months ended March 31, 2001. The charge for general and administrative services was $15.0 million in 2000 and $16.5 million in 1999.

     Rates charged to Digex in 1999 for these services prior to the G&A Agreement are believed to be consistent with the allocations in the accompanying financial statements. Rates for services not previously provided to Digex (e.g. investor relations) were based upon Intermedia and Digex's best estimate of the fair value of those services.

     Network Services Agreements. Under the terms of the network services agreements, effective July 1999, with Intermedia, which expired in July 2001, Intermedia provided Digex with east and west coast Internet transit and Internet access. Subsequent to the expiration date, Digex continued with Intermedia's network services at the current monthly rate under the expired network agreement. Additionally,

                               DIGEX, INCORPORATED

Intermedia granted a $1.0 million credit for services provided during the first half of 2001 to Digex in the third quarter of 2001. The charges for the Internet transit and access services amounted to $0.8 million in 2001, $5.0 million in 2000 and $7.8 million in 1999. Rates charged to Digex in 1999 prior to the network services agreements were generally consistent with rates incurred during the periods presented in the accompanying consolidated financial statements.

     Asset Migration Agreement. On June 1, 2000, Digex entered into an asset migration agreement with Intermedia. Under the terms of the agreement, Digex purchased certain assets, including certain licensed third-party software, machinery, and equipment from Intermedia at cost to provide independent managed firewall services. In connection with the purchase of firewall-related assets from Intermedia, the managed firewall services agreement between Digex and Intermedia was terminated. Digex paid a purchase price of $4.5 million for the net book value of these assets and services on June 30, 2000, the closing date of the agreement. Under the asset migration agreement, Digex has made equal monthly installments of $0.9 million for Intermedia's support and consultation for the six months ended December 31, 2000.

     Expense Sharing and Indemnity Arrangements. On January 24, 2000, Digex agreed with Intermedia to allocate and pay the expenses of its February 2000 public offering, including any amounts arising from any indemnification or contribution obligations, in proportion to the number of shares of Class A common stock sold by Digex and by Intermedia. Expenses of $0.3 million were allocated to Digex in 2000 and were netted against offering proceeds.

     Sale of Telecommunications Related Assets to Intermedia. Digex entered into three use of proceeds agreements with Intermedia on June 2, 1999, January 11, 2000, and January 24, 2000, respectively, to sell to Intermedia certain telecommunications related assets that were purchased by Digex with the net proceeds of certain offerings of Digex securities and the cash proceeds of the investments by Microsoft and Compaq. The assets were sold to Intermedia at Digex's cost. The proceeds from the sale of telecommunications related assets to Intermedia were approximately $33.7 million and $25.3 million during the years ended December 31, 2000 and 1999, respectively. These proceeds were unrestricted and used to fund Digex's operating expenses. Net proceeds from the equity offerings were fully used as of December 31, 2000.

     Guaranty Agreement. On October 31, 2000, Intermedia increased the commitments available to it under its revolving credit facility from $100.0 million to $350.0 million. As a subsidiary of Intermedia, Digex was a limited guarantor under the credit facility to the greater of $90.0 million or the amounts borrowed by Digex. The credit facility was terminated by WorldCom effective August 1, 2001.

Software, Equipment and Services Purchased From Microsoft and Compaq

     In January 2000, Digex entered into strategic development agreements and joint marketing arrangements with Microsoft and Compaq. Digex and Microsoft will work together to advance Digex's capabilities to more rapidly install, manage and upgrade large numbers of Microsoft Windows-based servers for Web site and application hosting. Digex and Compaq will work jointly to streamline the order, delivery and installation of Compaq's server hardware and storage devices. There are no revenues to Digex under these agreements. In connection with these agreements, Microsoft and a subsidiary of Compaq made a

                               DIGEX, INCORPORATED

$100.0 million equity investment in Digex, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq.

     Digex has in the past purchased and expects to continue to purchase computer hardware, software and certain consulting services from both Microsoft and Compaq pursuant to certain arrangements negotiated prior to or in connection with the investment by Microsoft and Compaq in Digex. Digex purchased $3.8 million in 2001, $2.7 million in 2000, and $3.1 million in 1999 of products and services provided by Microsoft. Digex purchased $9.9 million (includes $5.9 million of equipment credits and $1.3 million of equipment financed under a master lease and financing agreement) in 2001, $29.3 million (includes $2.7 million of equipment credits) in 2000, and $18.7 million in 1999 of products and services provided by Compaq.

     Notes Receivable From Employees

     In November 2001, Digex made personal loans to various executive officers and employees in the amount of $6.8 million as of December 31, 2001. Interest accrues on these loans at a rate of 3.82% per annum. Principal and accrued interest on the loan is payable in full on the earlier of (1) November 1, 2003 and (2) the termination of employment of such officer or employee with Digex for any reason, including termination by Digex with or without cause, termination as a result of death or disability, resignation for any reason or termination resulting from constructive discharge.

     Digex also entered into retention bonus agreements with certain of its executive officers and employees. Under the agreements, each such officer or employee (or his or her estate) is entitled to receive the amounts (1) if he or she is actively employed with Digex through and including November 1, 2003 or
(2) if prior to that time Digex terminates his or her employment without cause or his or her employment is terminated as a result of death or permanent disability. No officer or employee is entitled to the retention bonus under this agreement, or any pro rata portion thereof, if his or her employment terminates prior to November 1, 2003 by reason of termination for cause, resignation for any reason or termination resulting from constructive discharge by Digex. As of December 31, 2001, the potential retention bonus pool payable in 2003 under these agreements totaled $11.8 million.

     In January 2002, Digex entered into additional retention bonus agreements for $0.7 million and personal loans of $0.4 million with certain key officers and employees.

15. Contingencies

     On March 2, 2001, Digex, WorldCom, and Intermedia entered into a definitive Stipulation of Settlement with all relevant parties to settle all claims related to the consolidated class action and derivative action in accordance with the terms agreed to in the February 15, 2001 memorandum of understanding. On April 6, 2001, a final settlement of the consolidated derivative and class action suits was approved by the Delaware Court of Chancery in Wilmington, Delaware. On May 7, 2001, the appeals period for appealing the Chancery Court's approval of the settlement expired with no appeals having been filed.

     Pursuant to the settlement, WorldCom made a payment of WorldCom common stock having a total value of $165.0 million for distribution to Digex common stock holders following the closing of the Intermedia - WorldCom Merger in July 2001. One half of the settlement fund net of plaintiffs' attorneys

                               DIGEX, INCORPORATED
fees was distributed to record holders of Digex common stock as of September 1, 2000. The balance of the settlement fund net of attorneys' fees was paid to record holders of Digex stock as of June 29, 2001. Neither Intermedia nor its affiliates was entitled to any distribution from the settlement fund. The merger agreement between Intermedia and WorldCom was amended, among other things, to change the consideration to be paid to Intermedia shareholders in connection with the merger. The fees and expenses of all plaintiffs and all counsel representing all plaintiffs in the action were paid out of the settlement fund. In connection with the settlement, WorldCom has agreed to reimburse Digex for certain fees and expenses incurred by Digex associated with the merger and the consolidated lawsuit in an amount not to exceed $15.0 million. A further provision of the settlement makes Section 203 of the Delaware General Corporation Law inapplicable to future transactions between WorldCom and Digex.

     For every one share of WorldCom Group common stock paid into the settlement fund, 1/25th of a share of MCI Group common stock was also paid into such fund. The value of the WorldCom Group common stock and the MCI Group common stock was based upon the average trading price of 10 trading days randomly selected from a 20-day trading period from May 31, 2001 through June 27, 2001. Based on a randomly selected average trading price of $16.672 per share, WorldCom deposited 9,896,833 shares of WorldCom Group common stock and 395,873 shares of MCI Group common stock into the settlement fund on July 2, 2001. Approximately 7.5% of the shares deposited into the settlement fund was distributed to the legal counsel for the plaintiffs in the litigation, approximately 46.25% of the settlement fund was distributed to the holders of record of Digex Class A common stock as of September 1, 2000 (based on an exchange rate of 0.18838 shares of WorldCom Group common stock and 0.00754 shares of MCI Group common stock for each share of Digex Class A common stock), and the remaining 46.25% was distributed to holders of record of Digex Class A common stock as of June 29, 2001 (based on an exchange rate of 0.18465 shares of WorldCom Group common stock and 0.00739 shares of MCI Group common stock for each share of Digex Class A common stock). On July 9, 2001, Digex received $12.5 million from WorldCom for the reimbursement of certain merger-related fees and expenses associated with the litigation. Digex does not expect to incur any future liability from the outcome of this litigation.

     Digex does not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on Digex's consolidated results of operations, cash flows, or financial position.

16. Selected Quarterly Financial Data (Unaudited)

     The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2001 and 2000 (in thousands):

                                                             2001
                                       --------------------------------------------------
                                         First       Second         Third        Fourth
                                       --------     ---------     ---------     ---------
Revenues ..........................    $ 53,052     $  53,791     $  52,324     $  55,186
Operating expenses ................      97,442       100,571       102,288        99,901
                                       --------     ---------     ---------     ---------
Loss from operations ..............     (44,390)      (46,780)      (49,964)      (44,715)

                               DIGEX, INCORPORATED

Other income (expense) ............         171          (543)       (1,213)       (1,025)
                                       --------     ---------     ---------     ---------
Net loss ..........................     (44,219)      (47,323)      (51,177)      (45,740)
Accretion of preferred stock
   discount .......................      (1,007)       (1,006)       (1,006)       (1,006)
                                       --------     ---------     ---------     ---------
Net loss available to common
   stockholders ...................    $(45,226)    $ (48,329)    $ (52,183)    $ (46,746)
                                       ========     =========     =========     =========

 Loss per Common Share:
   basic and diluted (2) ..........    $  (0.71)    $   (0.76)    $   (0.81)    $   (0.73)
                                       ========     =========     =========     =========

                                                             2000
                                       --------------------------------------------------
                                         First       Second         Third        Fourth
                                       --------     ---------     ---------     ---------
Revenues ..........................    $ 25,796     $  40,368     $  43,979     $  57,942
Operating expenses ................      54,568        78,325        84,875       100,930
                                       --------     ---------     ---------     ---------
Loss from operations ..............     (28,772)      (37,957)      (40,896)      (42,988)
Other income (expense) ............       3,057         3,472          (393)        1,542
                                       --------     ---------     ---------     ---------
Loss before cumulative effect
   of change in accounting
   principle ......................     (25,715)      (34,485)      (41,289)      (41,446)
Cumulative effect of change in
   accounting principle ...........        (166)           --            --            --
                                       --------     ---------     ---------     ---------
Net loss ..........................    $(25,881)    $ (34,485)    $ (41,289)    $ (41,446)
                                       ========     =========     =========     =========

 Loss per Common Share (1):
   basic and diluted (2) ..........    $  (0.41)    $   (0.54)    $   (0.65)    $   (0.65)
                                       ========     =========     =========     =========

----------
(1) Represents loss before cumulative effect of change in accounting principle and net loss per common share.

(2) The sum of the net loss for the four quarters in both years differs from the annual loss per share due to the required method of computing the weighted average number of common shares outstanding in the interim period.

17. Subsequent Events (Unaudited)

     During the first quarter of 2002, WorldCom caused Intermedia to purchase a series of senior notes totaling $8.2 million from Digex under the note purchase agreement. Through March 31, 2002, variable interest on the unpaid principal balance was paid monthly at an average interest rate of 5.11% per annum. Repayment of principal is due on December 31, 2002, unless otherwise extended at the election of Digex.

                               DIGEX, INCORPORATED

                                   SCHEDULE II
                       VALULATION AND QUALIFYING ACCOUNTS

                             (Amounts in thousands)

                                                                     Additions
                                                              ----------------------
                                                Balance at    Charged to    Charged    Deductions         Balance at
                                                Beginning      Costs and    To Other       --               End of
                Description                     Of Period      Expenses     Accounts    Describe            Period
-----------------------------------------       ----------    ----------    --------   ----------         ----------
For the year ended December 31, 1999:
   Deducted from asset accounts:
      Allowance for doubtful accounts            $   719        $ 4,265        --        $   622(1)        $  4,362
                                                 ==================================================================
      Allowance for deferred tax accounts        $ 5,349        $13,143        --             --           $ 18,492
                                                 ==================================================================

For the year ended December 31, 2000:
   Deducted from asset accounts:
      Allowance for doubtful accounts            $ 4,362        $10,649        --        $10,270(1)        $  4,741
                                                 ==================================================================
      Allowance for deferred tax accounts        $18,492        $56,757        --             --           $ 75,249
                                                 ==================================================================

For the year ended December 31, 2001:
   Deducted from asset accounts:
      Allowance for doubtful accounts            $ 4,741        $15,374        --        $15,309(1)        $  4,806
                                                 ==================================================================
      Allowance for deferred tax accounts        $75,249        $66,040        --             --           $141,289
                                                 ==================================================================

(1)  Uncollectible accounts written off, net of recoveries.

                                   EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               DIGEX, INCORPORATED

          FIRST: The name of the corporation is Digex, Incorporated (hereinafter referred to as the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297 in the County of New Castle. The name of its registered agent in the State of Delaware is United States Corporation Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Laws of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 9,100 shares divided into the following classes:

          (i) 6,000 shares of Class A Common Stock, par value $.01 per share (hereinafter referred to as "Class A Common Stock");

          (ii) 3,000 shares of Class B Common Stock, par value $.01 per share (hereinafter referred to as "Class B Common Stock"); and

          (iii) 100 shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

          The Corporation's Class A Common Stock and Class B Common Stock are referred to hereinafter, collectively, as the "Common Stock."

          A. POWERS AND RIGHTS OF HOLDERS OF COMMON STOCK.

          1. Except as stated in paragraphs 3, 4, 5 and 9 of this Subpart A of Article FOURTH, the Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal powers, preferences, rights and privileges.

          2. Except as may be otherwise required by law, and subject to the provisions of any series of Preferred Stock at the time outstanding, the holders of Class A Common Stock and Class B Common Stock issued and outstanding shall have and possess the exclusive voting rights and powers, whether at a meeting of stockholders or in connection with any action taken by written consent.

          3. Each holder of Class A Common Stock issued and outstanding shall be entitled to one (1) vote for each share of Class A Common Stock registered in such holder's name on the books of the Corporation, and each holder of Class B Common Stock issued and outstanding shall be entitled to ten (10) votes for each share of Class B Common Stock registered in such holder's name on the books of the Corporation. Except as may be otherwise required by law, the holders of the Class A Common Stock and Class B Common Stock shall vote together as a single class.

          4. Any direct or indirect transfer of issued and outstanding shares of Class B Common Stock other than to a Permitted Holder (as defined herein) or any event or circumstance as a result of which a holder of Class B Common Stock ceases to be a Permitted Holder shall result in the automatic conversion of the shares of Class B Common Stock being transferred to or held by such non-Permitted Holder into a like number of shares of Class A Common Stock. No purported transfer of shares of Class B Common Stock shall be effective unless and until the transferor has surrendered to the Corporation, at its office or agency maintained for that purpose, the certificates representing the shares of Class B Common Stock to be transferred, which certificates shall be duly endorsed or accompanied by executed stock powers, with the signatures appropriately guaranteed. All such certificates shall be accompanied by written notice of the holder's intention to transfer the shares, including a statement of the number of shares of Class B Common Stock to be transferred and, if applicable, converted and the name or names and address or addresses in which the certificate or certificates for shares of Class B Common Stock or Class A Common Stock, as the case may be, issuable upon such conversion shall be issued and, if required, funds for the payment of any applicable transfer taxes. The Corporation, as soon as practicable thereafter, will deliver at said office to the transferee of converted shares of Class B Common Stock, or to any nominee or designee of such transferee, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion and, in the event that the transferor is transferring less than the aggregate number of shares represented by the certificates surrendered, a certificate or certificates for the number of full shares of Class B Common Stock not being transferred. Shares of Class B Common Stock shall be deemed to have been converted as of the date of the surrender of the shares for transfer to a non-Permitted Holder and conversion as hereinbefore provided, or the date on which a holder of Class B Common Stock ceases to be a Permitted Holder, as the case may be, and the person or persons in whose name Class A Common Stock is issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

          Shares of Class B Common Stock so converted shall be returned to the status of authorized and unissued shares of Class B Common Stock. The Corporation shall at all times reserve for issuance a number of shares of Class A Common Stock (which may include Class A Common Stock held by the Corporation as treasury stock) which shall be sufficient for issuance upon conversion of all of the then outstanding Class B Common Stock pursuant to this Section 4 or otherwise. The Corporation as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Holder, may require the furnishing of such affidavits or other proof as it reasonably deems necessary to establish that such transferee is a Permitted Holder. For purposes hereof, (a) "Permitted Holder" shall be defined as Intermedia Communications Inc., or any of its Affiliates, (b) "Affiliate" shall mean, with respect to any Person, another Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that no employee of the Corporation or any of its subsidiaries shall be deemed to be an Affiliate solely by reason of his or her capacity as an employee, or by reason of any employment agreement, and (c) "Person" means and includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. All certificates evidencing shares of Class B Common Stock shall be endorsed with a legend making appropriate reference to the foregoing provisions regarding automatic conversion.

          5. Each holder of Class B Common Stock issued and outstanding shall be entitled, at such holder's option, to convert shares of Class B Common Stock registered on the books of the Corporation in such holder's name into a like number of shares of Class A Common Stock. If Intermedia Communications Inc. and its Affiliates shall at any time elect to convert all of the shares of Class B Common Stock then issued and outstanding and held by them into shares of Class A Common Stock, whether by transfer pursuant to Section 4 or by conversion pursuant to this Section 5, all of the other shares of Class B Common Stock issued and outstanding as of the date of such conversion shall be automatically converted into shares of Class A Common Stock on a share for share basis and shall otherwise cease to be outstanding, effective as of the date of such transfer and/or conversion by Intermedia Communications Inc. and its Affiliates. All Persons registered as holders of shares of Class B Common Stock on the date of such conversion shall be treated for all purposes as the record holders of an equal number of shares of Class A Common Stock on such date. The Corporation, as soon as practicable thereafter, will deliver to each of the holders of the shares of Class B Common Stock converted into shares of Class A Common Stock a certificate or certificates for the Class A Common Stock against receipt from such holder of the certificate theretofore representing an equal number of shares of Class B Common Stock. Pending delivery of certificates for shares of Class A Common Stock after such conversion, certificates for shares of Class B Common Stock so converted shall be deemed to be certificates for an equal number of shares of Class A Common Stock.

          6. Dividends may be paid to the holders of Class A Common Stock and Class B Common Stock, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends. If and when dividends on the Class A Common Stock and Class B Common Stock are declared from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends. If shares of Class B Common Stock are paid as dividends on Class B Common Stock and shares of Class A Common Stock are paid as dividends on Class A Common Stock, in an equal amount per share of Class B Common Stock and Class A Common Stock in proportionate amounts, such payments will be deemed to be a like dividend or other distribution.

          7. Subject to the provisions of any series of Preferred Stock at the time outstanding, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed to the holders of the Class A Common Stock and Class B Common Stock, on a pro rata basis, based on the number of shares held by each holder, without regard to class.

          8. If the Corporation shall in any manner split, subdivide, combine or reclassify any outstanding shares of a class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately split, subdivided, combined or reclassified in the same manner and on the same basis as the outstanding shares of the class of Common Stock that have been split, subdivided, combined or reclassified, unless a different basis has been consented to by the holders of a majority of the outstanding shares of the class of Common Stock adversely affected.

          9. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock or other reorganization in which any consideration is to be received by the holders of Class B Common Stock and the holders of Class A Common Stock, if the consideration shall consist in any part of voting securities (or of options or warrants to purchase voting securities, or of securities convertible into or exchangeable for voting securities), the holders of Class B Common

Stock shall receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for voting securities with ten times the number of votes per share as those voting securities upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holder of Class A Common Stock).

          B. PREFERRED STOCK

          The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased (but not below the number of shares thereof then outstanding) by the approval of a majority of the votes entitled to be cast by the holders of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the GCL or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          B. The Board of Directors may adopt, amend or repeal the Bylaws of the Corporation.

          C. Election of directors need not be by written ballot.

          SIXTH: The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

          SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which such director derived an improper personal benefit. This Article SEVENTH is also contained in the Corporation's Bylaws. No amendment to or repeal of this Article SEVENTH shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the GCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the GCL, as amended.

               EIGHTH:

               A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving (during his or her tenure as director and/or officer) at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, if the GCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article EIGHTH or otherwise.

               B. NON-EXCLUSIVITY OF RIGHTS. The rights conferred by this Article EIGHTH shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the GCL or any other statute, or any provision contained in the Corporation's Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

               C. INSURANCE AND TRUST FUND. In furtherance and not in limitation of the powers conferred by statute:

               (1) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of law; and

               (2) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

               D. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

               E. AMENDMENT. This Article EIGHTH is also contained in the Corporation's Bylaws. Any repeal or modification of this Article EIGHTH shall not change the rights of any officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

               NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

               TENTH: The Corporation reserves the right to amend, alter, change, rescind or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred upon stockholders, directors and officers are subject to this reservation.

               ELEVENTH: The name and mailing address of the Sole Incorporator is as follows:

         NAME                           MAILING ADDRESS

         Jill Simon-Reisman             c/o Kronish Lieb Weiner & Hellman LLP
                                        1114 Avenue of the Americas
                                        New York, New York 10036

               I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand on April 26, 1999.

                                        /s/ Jill Simon-Reisman
                                        ----------------------------------------
                                        Jill Simon-Reisman

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               DIGEX, INCORPORATED

      (Pursuant to Section 242 of the General Corporation Law of Delaware)

               The undersigned, being the Chief Executive Officer of Digex, Incorporated, does hereby certify and set forth:

               FIRST: The name of the corporation is Digex, Incorporated (hereinafter referred to as the "Corporation").

               SECOND: The Certificate of Incorporation was filed with the Office of the Secretary of the State of Delaware on April 26,1999.

               THIRD: The Certificate of Incorporation of the Corporation is hereby amended to change the number of shares of stock which the Corporation shall have authority to issue so that Article FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000 shares divided into the following classes:

               (i) 100,000,000 shares of Class A Common Stock, par value $.01 per share (hereinafter referred to as "Class A Common Stock");

               (ii) 50,000,000 shares of Class B Common Stock, par value $.01 per share (hereinafter referred to as "Class B Common Stock"); and

               (iii) 5,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

               The Corporation's Class A Common Stock and Class B Common Stock are referred to hereinafter, collectively, as the "Common Stock."

               A.   POWERS AND RIGHTS OF HOLDERS OF COMMON STOCK.

               1. Except as stated in paragraphs 3, 4, 5 and 9 of this Subpart A of Article FOURTH, the Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal powers, preferences, rights and privileges.

               2. Except as may be otherwise required by law, and subject to the provisions of any series of Preferred Stock at the time outstanding, the holders of Class A Common Stock and Class B Common Stock issued and outstanding shall have and possess the exclusive voting rights and powers, whether at a meeting of stockholders or in connection with any action taken by written consent.

               3. Each holder of Class A Common Stock issued and outstanding shall be entitled to one vote for each share of Class A Common Stock registered in such holder's name on the books of the Corporation, and each holder of Class B Common Stock issued and outstanding shall be entitled to ten votes for each share of Class B Common Stock registered in such holder's name on the books of the Corporation. Except as may be otherwise required by law, the holders of the Class A Common Stock and Class B Common Stock shall vote together as a single class.

               4. Any direct or indirect transfer of issued and outstanding shares of Class B Common Stock other than to a Permitted Holder (as defined herein) or any event or circumstance as a result of which a holder of Class B Common Stock ceases to be a Permitted Holder shall result in the automatic conversion of the shares of Class B Common Stock being transferred to or held by such non-Permitted Holder into a like number of shares of Class A Common Stock. No purported transfer of shares of Class B Common Stock shall be effective unless and until the transferee has surrendered to the Corporation, at its office or agency maintained for that purpose, the certificates representing the shares of Class B Common Stock to be transferred, which certificates shall be duly endorsed or accompanied by executed stock powers, with the signatures appropriately guaranteed. All such certificates shall be accompanied by written notice of the holder's intention to transfer the shares, including a statement of the number of shares of Class B Common Stock to be transferred and, if applicable, converted and the name or names and address or addresses in which the certificate or certificates for shares of Class B Common Stock or Class A Common Stock, as the case may be, issuable upon such conversion shall be issued and, if required, funds for the payment of any applicable transfer taxes. The Corporation, as soon as practicable thereafter, will deliver at said office to the transferee of converted shares of Class B Common Stock, or to any nominee or designee of such transferee, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion and, in the event that the transferor is transferring less than the aggregate number of shares represented by the certificates surrendered, a certificate or certificates for the number of full shares of Class B Common Stock not being transferred. Shares of Class B Common Stock shall be deemed to have been converted as of the date of the surrender of the shares for transfer to a non-Permitted Holder and conversion as hereinbefore provided, or the date on which a holder of Class B Common Stock ceases to be a Permitted Holder, as the case may be, and the person or persons in whose name Class A Common Stock is issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

               Shares of Class B Common Stock so converted shall be returned to the status of authorized and unissued shares of Class B Common Stock. The Corporation shall at all times reserve for issuance a number of shares of Class A Common Stock (which may include Class A Common Stock held by the Corporation as treasury stock) which shall be sufficient for issuance upon conversion of all of the then outstanding Class B Common Stock pursuant to this Section 4 or otherwise. The Corporation as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Holder, may require the furnishing of such affidavits or other proof as it reasonably deems necessary to establish that such transferee is a Permitted Holder. For purposes hereof, (a) "Permitted Holder" means Intermedia Communications Inc, or any of its Affili-ates, (b) "Affiliate" means, with respect to any Person, another Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, provided, however, that no employee of the Corporation or any of its subsidiaries shall be deemed to be an Affiliate solely by reason of his or her capacity as an employee, or by reason of any employment agreement, and (c) "Person" means and includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. All certificates evidencing shares of Class B Common Stock shall be endorsed with a legend making appropriate reference to the foregoing provisions regarding automatic conversion.

               5. Each holder of Class B Common Stock issued and outstanding shall be entitled, at such holder's option, to convert shares of Class B Common Stock registered on the books of the Corporation in such holder's name into a like number of shares of Class A Common Stock. If Intermedia Communications Inc. and its Affiliates shall at any time elect to convert all of the shares of Class B Common Stock then issued and outstanding and held by them into shares of Class A Common Stock, whether by transfer pursuant to Section 4 or by conversion pursuant to this Section 5, all of the other shares of Class B Common Stock issued and outstanding as of the date of such conversion shall be automatically converted into shares of Class A Common Stock on a share for share basis and shall otherwise cease to be outstanding, effective as of the date of such transfer and/or conversion by Intermedia Communications Inc. and its Affiliates. All Persons registered as holders of shares of Class B Common Stock on the date of such conversion shall be treated for all purposes as the record holders of an equal number of shares of Class A Common Stock on such date. The Corporation, as soon as practicable thereafter, will deliver to each of the holders of the shares of Class B Common Stock converted into shares of Class A Common Stock a certificate or certificates for the Class A Common Stock against receipt from such holder of the certificate theretofore representing an equal number of shares of Class B Common Stock. Pending delivery of certificates for shares of Class A Common Stock after such conversion, certificates for shares of Class B Common Stock so converted shall be deemed to be certificates for an equal number of shares of Class A Common Stock.

               6. Dividends may be paid to the holders of the Class A Common Stock and Class B Common Stock, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends. If and when dividends on the Class A Common Stock and Class B Common Stock are declared from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends. If shares of Class B Common Stock are paid as dividends on Class B Common Stock and shares of Class A Common Stock are paid as dividends on Class A Common Stock, in an equal amount per share of Class B Common Stock and Class A Common Stock in proportionate amounts, such payment will be deemed to be a like dividend or other distribution.

               7. Subject to the provisions of any series of Preferred Stock at the time outstanding, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed to the holders of the Class A Common Stock and Class B Common Stock, on a pro rata basis, based on the number of shares held by each such holder, without regard to class.

               8. If the Corporation shall in any manner split, subdivide, combine or reclassify any outstanding shares of a class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately split, subdivided, combined or reclassified in the same man-ner and on the same basis as the outstanding shares of the class of Common Stock that have been split, subdivided, combined or reclassified, unless a different basis has been consented to by the holders of a majority of the outstanding shares of the class of Common Stock adversely affected.

               9. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock or other reorganization in which any consideration is to be received by the holders of Class B Common Stock and the holders of Class A Common Stock, if the consideration shall consist in any part of voting securities (or of options or warrants to purchase voting securities, or of securities convertible into or exchangeable for voting securities), the holders of Class B Common Stock shall receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for voting securities with ten times the number of votes per share as those voting securities upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock).

               B.   PREFERRED STOCK.

               The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of a majority of the votes entitled to be cast by the holders of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock."

               FOURTH: This Amendment to the Certificate of Incorporation of the Corporation was authorized by the directors of the Corporation and the sole stockholder of the Corporation.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its Chief Executive Officer as of this 3rd day of August, 1999.

                                        By: /s/ Mark K. Shull
                                           -------------------------------------
                                           Mark K. Shull
                                           President and Chief Executive Officer

                   CERTIFICATE OF DESIGNATION OF VOTING POWER,
                             DESIGNATION PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                         AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               DIGEX, INCORPORATED

                                   ----------

                         Pursuant to Section 151 of the
                       General Corporation Law of Delaware

                                   ----------

               Digex, Incorporated, a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in ARTICLE FOURTH of its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the "Board") at a meeting duly called and held on December 23,1999, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

               RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $.01 per share, with a liquidation preference of $1,000 per share (the "Liquidation Preference") which shall be designated as Series A Convertible Preferred Stock (the "Preferred Stock") consisting of 100,000 shares (which shares of preferred stock were authorized to be issued by the Company by resolution of the Board of Directors of the Company dated as of July 23, 1999 and by resolution of the stockholders of the Company dated as of July 23, 1999), having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

               1. RANKING. The Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock issued by the Company after the Preferred Stock Issue Date, the term of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with any shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company after the Preferred Stock Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as the "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company after the Preferred Stock Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

               2. DIVIDENDS. The holders of shares of the Preferred Stock shall not be entitled to receive dividends.

               3.   CONVERSION.

               (i) (a) Subject to paragraph 3(i)(b) below, a holder of shares of Preferred Stock may convert such shares into Common Stock at any time after the Preferred Stock Issue Date, but only in lots of 100 shares of Preferred Stock or integral multiples thereof if less than all the shares of Preferred Stock then held by such holder are being converted. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

               (b) On the fifth anniversary of the Preferred Stock Issue Date (the "Fifth Anniversary"), each issued and outstanding share of Preferred Stock shall automatically convert, without any further action by the registered holders thereof, the Transfer Agent or the Company, into such number of fully paid and nonassessable shares of Common Stock equal to (x) the Liquidation Preference per share of Preferred Stock, divided by (y) the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending on the Trading Day prior to the Fifth Anniversary. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the Persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

               (ii) To convert Preferred Stock pursuant to paragraph 3(i)(a) above, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company and the Transfer Agent, to the Transfer Agent at the principal office of the Transfer Agent, (B) notify the Transfer Agent at such office that he elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required. In the event that a holder fails to notify the Transfer Agent of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical after the Conversion Date, the Transfer Agent shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion from the shares of Common Stock held by the Transfer Agent pursuant to paragraph 3(v) below, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion and will cancel the surrendered Preferred Stock certificate(s). The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. No payment or adjustment will be made for dividends on any Common Stock issued upon such conversion. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total liquidation preference of all shares of Preferred Stock converted. If the last day on which Preferred Stock may be converted is not a Business Day, Preferred Stock may be surrendered for conversion on the next succeeding Business Day.

               (iii) The Transfer Agent shall not issue any fractional shares of Common Stock upon conversion of Preferred Stock. Instead the Transfer Agent shall round the results of a conversion up to the nearest full share of Common Stock.

               (iv) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

               (v) The Company has reserved and deposited in escrow with the Transfer Agent enough shares of Common Stock to permit the conversion of the Preferred Stock in full. From time to time, upon the occurrence of any adjustment in the number of shares of Common Stock issuable upon the conversion of the Preferred Stock, the Company will reserve and deposit in escrow with the Transfer Agent that number of additional shares of Common Stock as shall be necessary to permit the conversion of the Preferred Stock in full, as so adjusted. All such shares of Common Stock held by the Transfer Agent in escrow shall not be deemed outstanding until delivered by the Transfer Agent to a holder of Preferred Stock pursuant to the terms hereof. All shares of Common Stock that may be issued to a holder of Preferred Stock upon conversion of Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock and shall endeavor to list such shares of Common Stock on each national securities exchange or automated quotation system on which the Common Stock is listed.

               (vi) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 3(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or shares held by the Transfer Agent pursuant to paragraph 3(v) above. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company or shares of Common Stock held by the Transfer Agent pursuant to paragraph 3(v) above.

               (vii) In case the Company shall issue Common Stock, any security convertible into or exercisable for Common Stock, rights, options or warrants to subscribe for, purchase or acquire shares of Common Stock or other securities convertible into or exercisable for Common Stock (excluding shares or other securities issued (i) in any of the transactions described in paragraph 3(vi), 3(viii) or 3(ix) of this Agreement,
(ii) pursuant to the Company's employee incentive plans, (iii) upon exercise of options and warrants of the Company outstanding as of the date hereof, (iv) to shareholders of any corporation which merges into the Company or a subsidiary of the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) upon conversion or exchange of any preferred stock or convertible debt of the Company, or (vi) in a bona fide offering (whether pursuant to a registered offering or an offering pursuant to Rule 144A of the Securities Act) pursuant to a firm commitment underwriting designed to achieve a broad distribution and in which no person (or group of affiliated persons) has a prior arrangement to acquire shares in the offering such that, after giving effect to the offering, such person or group would beneficially own shares representing 5% or more of the total shares outstanding), at a price per share (on an as converted or exercised basis) less than the current market price per share (determined as provided in paragraph 3(xi) below) of the Common Stock on the earliest of (x) the date of the closing of any new issuance, (y) the date fixed for the determination of stockholders entitled to receive such securities, and (z) the date on which the Company becomes contractually obligated to issue such securities, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price for the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such current market price per share and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 3(vii), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this paragraph 3 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercises of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall have been made upon the issuance of such security. For the purposes of this paragraph 3(vii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or shares held by the Transfer Agent pursuant to paragraph 3(v) above. The Company will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Company or shares of Common Stock held by the Transfer Agent pursuant to paragraph 3(v) above.

               (viii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased to equal the product of (x) the Conversion Price in effect on such date and (y) a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (ix) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock (A) evidences of its indebtedness or (B) shares of any class of capital stock, cash or other assets (including securities, but excluding (x) any rights, options or warrants for which an adjustment has been made under paragraph 3(vii) above, (y) any dividend or distribution for which an adjustment has been made under paragraph 3(vi) or 3(viii) above, and (z) cash dividends paid from the Company's retained earnings, unless the sum of (1) all such cash dividends and distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid in respect of any repurchases of Common Stock by the Company or any of its subsidiaries within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price per share (determined as provided in paragraph 3(xi) below) of the Common Stock times the aggregate number of shares of Common Stock then outstanding on the record date for such distribution)), then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph 3(xi) below) of the Common Stock on such date of determination less the then fair market value as determined by the Board (whose determination shall be conclusive and shall be described in a statement filed with the Transfer Agent) of the portion of the capital stock, cash or other assets or evidence of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this paragraph 3) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination of the holders entitled to such distribution. The following transactions shall be excluded from the foregoing clauses (1) and (2): repurchases of Common Stock issued under the Company's stock incentive programs in accordance with the provisions thereof.

               (x) In the case of any reclassification or change of capital stock of the Company, upon consummation of such reclassification or change, each share of Preferred Stock shall survive such reclassification or change and automatically become convertible into the kind and amount of securities, cash or other property receivable upon such reclassification or change by a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reclassification or change. Appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including the provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Preferred Stock.

               (xi)   For the purpose of any computation under paragraph
3(vii) or 3(ix) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending the day before the day in question; provided that, in the case of paragraph 3(ix), if the period between the date of the public announcement of the dividend or distribution and the date for the determination of holders of Common Stock entitled to receive such dividend or distribution shall be less than 20 Trading Days, the period shall be such lesser number of Trading Days but, in any event, not less than five Trading Days.

               (xii) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be.

               (xiii) For purposes of this paragraph 3, "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company (including the Class A Common Stock, par value $.01 per share, and the Class B Common Stock, par value $.01 per share, of the Company). However, subject to the provisions of paragraph 3(xviii) below, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Class A Common Stock of the Company on the Preferred Stock Issue Date or shares of any class or classes or other securities or assets resulting from any reclassification thereof; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

               (xiv) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. No adjustment in the Conversion Price need be made under paragraphs 3(vi), 3(vii) and 3(ix) above if the Company issues or distributes to each holder of Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs which each holder would have been entitled to receive had Preferred Stock been converted into Common Stock prior to the happening of such event or the record date with respect thereto.

               (xv) Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment, together with a certificate from the Company's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

               (xvi) The Company from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced pursuant to this paragraph 3(xvi), the Company shall mail to holders of Preferred Stock a notice of the reduction. The Company shall mail, first class, postage prepaid, the notice at least 5 days before the date the reduced Conversion Price takes effect pursuant to this paragraph 3(xvi). The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraphs 3(vi), 3(vii), 3(viii) and 3(ix) above.

               (xvii) If:

                  (A) the Company takes any action which would require an
            adjustment in the Conversion Price pursuant to this Section 3;

                  (B) a capital reorganization of the Company occurs or the
            Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation; or

                  (C) there is a dissolution or liquidation of the Company;
            the Company shall mail to holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 5 days prior to such proposed record or effective date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause
            (A), (B) or (C) of this paragraph 3(xvii).

               (xviii) In the case of any consolidation of the Company or merger of the Company with any other entity or the sale or transfer of all or substantially all of the assets of the Company pursuant to which the Company's Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this paragraph 3(xviii) applies, paragraphs 3(vi), 3(viii) and 3(x) do not apply.

               (xix) In any case in which this paragraph 3 shall require that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

               4. LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

               5. REDEMPTION AT THE OPTION OF THE HOLDERS. Subject to the legal availability of funds therefor, on or after the Optional Redemption Date, the registered holders of a majority of the then outstanding shares of Preferred Stock can require the Company, by written notice (the "Redemption Notice"), to redeem all of the outstanding shares of Preferred Stock within 30 days after the receipt by the Company of the Redemption Notice at a price in cash equal to the Liquidation Preference thereof; provided that such redemption is permitted by the terms of the agreements in place as of January 10, 2000 governing the outstanding indebtedness of the Company and Intermedia. The Company shall not be required to make sinking fund payments with respect to the Preferred Stock. The Company shall give ten (10) days prior notice to all of the registered holders of Preferred Stock of the occurrence of an Optional Redemption Date.

               6.   CHANGE OF CONTROL.

                    (i) If and to the extent permitted by the terms of the agreements governing the outstanding indebtedness of the Company and Intermedia, upon the occurrence of a Change of Control, the Company shall be required to make an offer (a "Change of Control Offer") to each holder of shares of Preferred Stock to repurchase all or any part of such holder's shares of Preferred Stock at an offer price in cash equal to 100% of the aggregate Liquidation Preference thereof (the "Change of Control Payment"). If a Change of Control Payment is not permitted under the agreements governing the outstanding indebtedness of the Company or Intermedia, upon the occurrence of a Change of Control, each share of Preferred Stock may be converted at the election of the holder thereof (upon notice delivered to the Company in writing within 30 business days after a receipt of the notice of the Change of Control referred to in paragraph 6(ii)) into such number of fully paid and nonassessable shares of Common Stock equal to (x) the Liquidation Preference per share of Preferred Stock, divided by (y) the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending on the Trading Day prior to the Change of Control.

                    (ii) Subject to paragraph 6(i) above, within 30 days following any Change of Control, the Company shall (a) issue a press release regarding the occurrence of the Change of Control, and (b) mail a notice to each holder of Preferred Stock describing the transaction that constitutes the Change of Control, together with such other information as may be required pursuant to the secu-rities laws, and stating: (A) that the Change of Control Offer is being made pursuant to this Certificate of Designations and that, to the extent lawful, all shares of Preferred Stock validly tendered will be accepted for payment; (B) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); and (C) a description of the procedures to be followed by such holder in order to have its shares of Preferred Stock repurchased.

              (iii) Subject to paragraph 6(i) above, on the Change of Control Payment Date, the Company shall, to the extent lawful, (A) accept for payment shares of Preferred Stock validly tendered pursuant to the Change of Control Offer and (B) promptly mail to each holder of shares of Preferred Stock so accepted payment in an amount equal to the purchase price for such shares, and unless the Company defaults in the payment for the shares of Preferred Stock tendered pursuant to the Preferred Stock Change of Control Offer, all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Company shall publicly announce the results of the Preferred Stock Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

              (iv) The Company shall comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Preferred Stock in connection with a Change of Control.

              (v) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to a Change of Control Offer made by the Company and purchases all of the Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

               7.   VOTING RIGHTS.

              (i) The holders of record of shares of the Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 7.

              (ii) The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting, as the case may be, as one class:

              (a) authorize, create (by way of reclassification or otherwise) or issue any additional shares of Preferred Stock or any Senior Securities, Parity Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of Preferred Stock or any shares of any class or series of Senior Securities or Parity Securities or a series of preferred stock which provides for the regular accrual or payment of dividends; or

              (b) amend or otherwise alter the Company's Certificate of Incorporation (including the provisions of Section 7 of this Certificate of Designation) (whether by amendment to the Certificate of Incorporation, merger or otherwise) in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Preferred Stock or con-vert or otherwise change (whether by amendment to the Certificate of Incorporation, merger or otherwise) the Preferred Stock into any other securities, rights, cash or other property.

               (iii) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or this Certificate of Designation may not (with respect to any shares of Preferred Stock held by a non-consenting holder):

               (a) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of Preferred Stock whose holders must consent to an amendment, supplement or waiver (other than under Section 6 above);

               (b)  reduce the Liquidation Preference of the Preferred Stock;

               (c) make any conversion of shares of Preferred Stock payable in any form other than that stated in this Certificate of Designation;

               (d) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Preferred Stock to receive the Liquidation Preference; or

               (e) make any change in the foregoing amendment and waiver provisions.

               (iv) The Company in its sole discretion may without the vote or consent or any holders of the Preferred Stock amend or supplement this Certificate of Designation:

               (a)  to cure any ambiguity, defect or inconsistency;

               (b) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or

               (c) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such holder.

Except as set forth above, (x) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (y) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of the Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Preferred Stock.

               8. MERGER, CONSOLIDATION AND SALE OF ASSETS. Without the vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Company may not consolidate or merge with or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (i) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; and (ii) if the Company is not the resulting entity, the Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction. The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of this Certificate of Designations.

               9. REPORTS. The Company shall file within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") with the Transfer Agent. In the event the Company is not required or shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission (unless the Commission shall not accept such a filing) and the Transfer Agent. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any shares of Preferred Stock are outstanding, the Company shall furnish copies of the SEC Reports to the holders of Preferred Stock at the time the Company is required to make such information available to the Transfer Agent and any investors who request it in writing.

               10. AMENDMENT. This Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Preferred Stock, voting separately as a class.

               11. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

               12. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

               13. SEVERABILITY OF PROVISIONS. If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

               14. REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

               15. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent (if other than the Company).

               16. CERTAIN DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

               "BUSINESS DAY" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

               "CHANGE OF CONTROL" means the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Company, unless (A) the Closing Price per share of Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately after the announcement of such Change of Control equals or exceeds 105% of the Conversion Price then in effect and (B) at least 90% of the consideration in the transaction or transactions constituting a Change of Control pursuant to clause (iii) consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Preferred Stock becomes convertible solely into such common stock (and any rights attached thereto), (iv) a transaction by Intermedia as a result of which Intermedia would be required to file a Schedule 13D or amend Schedule 13G under the Exchange Act (other than by reason of a decrease in beneficial ownership), or (v) the first day on which more than a majority of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Company becomes a subsidiary of another entity (the "Parent Entity") shall not constitute a Change of Control if (A) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Parent Entity immediately following the consummation of such transaction in the same relative percentages as prior to such transaction and (B) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other entity (but including holders of equity interests of such other entity), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Parent Entity.

               "CLOSING PRICE" means, for each Trading Day, the last reported sale price regular way on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

               "COMMISSION" means the Securities and Exchange Commission.

               "COMMON STOCK" means, except as otherwise provided in
Section 3(xiii) hereof, the Class A Common Stock, par value $0.01 per share, of the Company.

               "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors on the date of original issuance of the Preferred Stock or
(b) was nominated to the Board of Directors with the approval of, or whose election was ratified by, at least two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

               "CONVERSION PRICE" shall initially mean $68.40 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "INTERMEDIA" shall mean Intermedia Communications Inc., a Delaware corporation.

               "OPTIONAL REDEMPTION DATE" shall be the earlier to occur of (i) the fourth anniversary of the Preferred Stock Issue Date or (ii) if Intermedia and the Company have terminated their restrictive obligations pursuant to debt instruments existing as of January 1, 2000, the date that the Company and/or Intermedia plan to close a transaction that would thereafter restrict their ability to redeem the Preferred Stock.

               "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               "PREFERRED STOCK ISSUE DATE" means the date on which the Preferred Stock is originally issued by the Company under this Certificate of Designation.

               "TRADING DAY" means any day on which the Nasdaq National Market or other applicable stock exchange or market is open for business.

               "TRANSFER AGENT" shall be Continental Stock Transfer & Trust Co. unless and until a successor is selected by the Company.

               IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Mark K. Shull, Chief Executive Officer of the Company and attended by Robert B. Patrick, Secretary of the Company, this 10th day of January, 2000.

                                        DIGEX, INCORPORATED

                                        By: /s/ Mark K. Shull
                                            ------------------------------------
                                            Name:  Mark K. Shull
                                            Title: Chief Executive Officer

ATTEST:

By: /s/ Robert B. Patrick
    ----------------------------------------
    Name:    Robert B. Patrick
    Title:   Secretary

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                             OF DIGEX, INCORPORATED

               DIGEX, INCORPORATED, a corporation organized and existing under the laws of Delaware (the "Corporation"), hereby certifies that:

               FIRST: The name of the corporation is DIGEX, INCORPORATED.

               SECOND: The following Article Twelfth of the Certificate of Incorporation of the Corporation is hereby inserted in its entirety to read as follows:

               "TWELFTH: Transactions with Interested Stockholders.

               A. The Corporation will not, and will not permit, cause or suffer any direct or indirect subsidiary of the Corporation to, enter into or engage in any Transaction (as defined below) with or for the benefit of any Interested Stockholder (as defined below) without (i) there being in office two or more Independent Directors (as defined below) and (ii) obtaining the prior written approval of at least a majority of the Independent Directors then in office of such Transaction; provided that the prior written approval of at least a majority of the Independent Directors shall not be required if (x) such Transaction is first reviewed by the Independent Directors then in office and their recommendation to the entire Board of Directors is not to approve such Transaction and (y) despite such recommendation, at least 66 2/3% of the entire Board of Directors (other than the Independent Directors) determines in good faith, at a meeting duly called pursuant to the By-laws of the Corporation, that such Transaction is fair to the Corporation and its stockholders and the reasons for such determination are set forth in the records of such meeting. Such approval shall be in addition to any other approval required by applicable law.

               B.   Certain Definitions. For purposes of this Article TWELFTH:

                    "Independent Director" means, with respect to any member of the Board of Directors of the Corporation, a Director who is: (i) not (a) an employee, agent or officer of an Interested Stockholder or any of its subsidiaries (including the Corporation or any of its subsidiaries), (b) a director of an Interested Stockholder or (c) the relative of any of the foregoing; and (ii) does not have any direct or indirect financial interest in an Interested Stockholder or any of its subsidiaries that is material to such member.

                    "Interested Stockholder" shall have the meaning provided in
                    Section 203(c)(5) of the General Corporation Law of the State of Delaware (the "DGCL"), as in effect as of February 14, 2001, without regard to the proviso at the end of the first sentence thereof. Both WorldCom, Inc. and Intermedia Communications Inc. are Interested Stockholders for purposes of this definition based on the facts in existence as of February 14, 2001.

               "Transaction" shall mean any of the following:

                         (i)   a transaction (or a series of related
                    transactions) involving the sale, lease or other transfer of assets, products, property (tangible or intangible) or services by any Interested Stockholder to the Corporation or any direct or indirect subsidiary of the Corporation, or by the Corporation or any direct or indirect subsidiary of the Corporation to any Interested Stockholder, having a value in excess of $1,000,000;

                         (ii) any merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with or into any Interested Stockholder;

                         (iii) the repurchase by the Corporation or any direct
                    or indirect subsidiary of the Corporation of any of its capital stock or other securities from any Interested Stockholder;

                         (iv) the issuance or transfer by the Corporation or any direct or indirect subsidiary of the Corporation of any of its capital stock or other securities to any Interested Stockholder; and

                         (v) any other transaction that would constitute a business combination under Section 203(c)(3)(i)-(iv) of the DGCL.

               C. In addition to any other vote of stockholders or the Board of Directors of the Corporation required by law or this Certificate of Incorporation, this Article TWELFTH may not be amended, altered or modified without (i) (a) there being in office two or more Independent Directors and (b) obtaining the prior written approval of at least a majority of the Independent Directors then in office, and (ii) a 66 2/3% affirmative vote of the holders of the Class A Common Stock (excluding any such stock owned of record or beneficially, directly or indirectly, by any Interested Stockholder), voting as a separate class.

               D. This Article TWELFTH shall cease to have any further force and effect on February 14, 2004, or such earlier date on which the only holders of the Corporation's Common Stock are Interested Stockholders or their affiliates or associates (as defined under Section 203(c)(1) and (c)(2), respectively, of the DGCL)."

               THIRD: The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by this 13th day of December, 2001.

                                        DIGEX, INCORPORATED

                                        By: /s/ Bruce F. Metge
                                            ------------------------------------
                                            Name:   Bruce F. Metge
                                            Title:  Senior Vice President and
                                                    General Counsel

                                                                   Exhibit 10.35

                            RETENTION BONUS AGREEMENT

          This Retention Bonus Agreement (the "Agreement") is made this ___ day of November, 2001, by and between ______________ (the "Executive"), a resident of _______ and Digex, Incorporated ("Digex"), a corporation organized under the laws of the State of Delaware, with its principal place of business at One Digex Plaza, Beltsville, Maryland 20705, and its subsidiaries and affiliates (collectively the "Company"). The signatories to this Agreement will be referred to jointly as the "Parties."

                                    PREAMBLE

          WHEREAS, in addition to the Executive's base salary and any performance bonus or such other payment that the Company may from time to time approve, the Company desires to create an incentive for the Executive to remain actively employed with the Company, and/or its subsidiaries, affiliates or successors through and including November 1, 2003.

          NOW, THEREFORE, in reliance on the representations herein and in consideration of the mutual promises, covenants and obligations herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

          1.0  RETENTION BONUS

          1.1 The Company agrees to pay the Executive a sum equal to [$_________] (the "Retention Bonus") provided that the Executive is actively employed with the Company through and including November 1, 2003. The Executive shall not receive the Retention Bonus, or otherwise be entitled to any pro-rata payment thereof, in the event that the Executive's employment with the Company terminates at any time prior to November 1, 2003, by reason of termination with cause, resignation for any reason, or termination resulting from constructive discharge by the Company. The Executive's service requirement under this Agreement will not be affected by any change of control, sale of assets, sale of stock, merger, share exchange, consolidation, business combination, reorganization or change in capitalization of, or involving, the Company. In the event of the Executive's termination without cause, permanent disability or death, the Retention Bonus shall be payable to the Executive or his/her estate.

          1.2 For purposes of this Agreement only, the phrase "termination with cause" means termination of employment for (a) dishonesty, including but not limited to, embezzlement or misrepresentation of Company funds; (b) fraud or other wrongdoing against the Company; (c) conviction of a crime of moral turpitude; (d) violation of the Company's standards of conduct or business ethics policies or practices; (e) malicious destruction of Company property; (f) improper disclosure of confidential and/or proprietary information relating to the Company or entrusted to the Company by a client, customer, or other third party; (g) engaging in or working for a business or entity in competition with the Company; and (h) violation of a law governing the workplace or a material violation of Company policies or practices relating to employee conduct. For purposes of this Agreement only, termination by reason of lay-off, a reduction-in-force, or a reorganization resulting in loss of the Executive's employment shall not constitute termination with cause.

          1.3 Subject to the terms and conditions contained in Paragraph 1.1 of this Agreement, the Retention Bonus shall be payable on November 1, 2003, or upon the Executive's termination without cause, death or permanent disability.

          2.0  NO GUARANTEE OF EMPLOYMENT

          2.1 Nothing in this Agreement shall alter the at-will employment status of the Executive, nor be construed as a contract of employment or service relationship between the Company and the Executive, or as a contractual right of the Executive to continue in the employ of, or in a service relationship with, the Company for any period of time, with any particular level of compensation or benefits or any given position or level of responsibility. The Company has the right to terminate the employment of the Executive at any time with or without cause or notice and whether or not the Executive's termination with cause adversely affects the Executive under this Agreement.

          2.0  BINDING ARBITRATION

          3.1 Any allegation, claim, cause of action, demand or dispute (collectively referred to as a "Dispute"), directly or indirectly related to this Agreement shall be resolved through binding arbitration conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes, in effect on the date the demand for arbitration is asserted. In the event that either Party demands arbitration, the Executive and the Company agree that the proceeding shall be the exclusive, final and binding forum for the ultimate resolution of any Dispute, subject to any rights of appeal that either Party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions. The Dispute shall be heard and determined by one arbitrator who is either a retired judge or a licensed lawyer, experienced in arbitrating or adjudicating employment-related Disputes.

          4.0  NOTICES

          4.1 Any notices required under this Agreement shall be served upon the Parties via telecopier and/or overnight priority mail as follows:

               Notices to the Company:
               One Digex Plaza
               12050 Baltimore Avenue
               Beltsville, Maryland 20705

               Notices to Executive:

               -----------------------------
               -----------------------------

          5.0  WAIVER

               The Executive agrees to waive any legal defenses based on privity of contract or the equitable equivalent thereof concerning this Agreement.

          6.0  MISCELLANEOUS

          6.1 This Agreement is binding not only on the Parties themselves, but also on their successors, assigns, heirs, agents and personal representatives. The rights under this Agreement may not be assigned by either Party without the consent of the other Party.

          6.2 This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings of, the Parties with respect to the Retention Bonus. It may not be revised or modified without the mutual written consent of the Parties.

          6.3 Executive acknowledges and agrees that he has had sufficient time to consider this Agreement and to seek legal advice concerning its meaning.

          6.4 This Agreement shall in all respects be interpreted, enforced, and governed by the laws of the State of Maryland. Any arbitration with respect hereto will be brought in the State of Maryland.

          WHEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

                                        On behalf of Digex, Incorporated and its Subsidiaries and Affiliates

------------------------------          ----------------------------

------------------------------          ----------------------------
Date                                    Date

                                                                   Exhibit 10.36

                                 PROMISSORY NOTE

               FOR VALUE RECEIVED, ________________ (the "Executive"), a resident of __________ promises to pay to the order of Digex, Incorporated, a corporation organized under the laws of the State of Delaware, with its principal place of business at One Digex Plaza, 12050 Baltimore Avenue, Beltsville, MD 20705 the principal sum of $__________ (the "Principal Balance"), together with interest until paid, as set forth in this Promissory Note (the "Note").

               1.0  INTEREST RATE

               Interest shall accrue and be payable on the outstanding unpaid Principal Balance of this Note at the fixed interest rate of three and eighty-two one hundredths percent (3.82%) per annum.

               2.0  PRINCIPAL AND INTEREST PAYMENT; PREPAYMENT

               Unless sooner paid in full, and subject to Digex rights hereunder to require accelerated payment of this Note upon the occurrence of an Event of Default, the entire unpaid Principal Balance of this Note, together with all outstanding and unpaid accrued interest thereon, shall be due and payable on the earlier of (i) November 1, 2003 or (ii) termination of the Executive's employment with Digex and/or its subsidiaries, affiliates or successors (hereafter collectively referred to as the "Company") for any reason including, but not limited to, termination by the Company with or without cause, termination as a result of death, or permanent disability, resignation for any reason or termination resulting from constructive discharge. The Executive's obligation under this Note will not be affected by any change in control, sale of assets, sale of stock, merger, share exchange, consolidation, business combination, reorganization, or change in capitalization, of or involving the Company. This Note shall inure to the benefit of, and be enforceable by, the Company. The Executive may prepay this Note, in whole or in part, at any time without penalty.

               3.0  COMPANY RIGHT TO PAYMENT OFFSET

               The Company shall have the right to offset against Executive's salary and bonus any unpaid Principal Balance payment or interest due November 1, 2003.

               4.0  MANNER OF PAYMENT; APPLICATION OF PAYMENT

               Payment shall be made in immediately available funds without set-off or counterclaim or deduction of any kind on the due date of such payment, and shall be made to the address for notices to the Company. Payment by check shall be accepted subject to collection in immediately available funds. Unless otherwise agreed, payment shall be applied as follows: first to Collection Costs (defined below in this Note) not previously collected from the Executive by the Company; second to accrued and unpaid interest on this Note; and third to the Principal Balance of this Note.

               5.0  DEFAULT; ACCELERATION

               The occurrence of any of the following events shall be an "Event of Default" under this Note:

                    (a) If the Executive shall fail to make a payment of principal or interest under this Note when due, and such failure shall continue more than ten (10) days after the Company gives the Executive written notice thereof; or

                    (b) If the Executive shall fail to make any other payment, or fail to perform any other obligation of the Executive, under this Note, other than obligations within the scope of clause (a) of this Section, and such failure shall continue more than ten (10) days after the Company gives the Executive written notice thereof; or

                    (c) If there shall be filed by or against the Executive any petition under the United States Bankruptcy Code or any similar federal or state statute; or

                    (d) Commencement of any proceeding under any federal or state statute or rule providing for the relief of debtors, composition of creditors, arrangement, reorganization, receivership, liquidation or any similar event by or against the Executive.

               Upon the occurrence of an Event of Default, the unpaid Principal Balance with interest and all other sums evidenced by this Note shall, at the option of the Company and in the Company's discretion, become immediately due and payable. Upon the occurrence of an Event of Default, the Company shall have all rights or remedies available at law or equity.

               6.0  COSTS

               If the Executive shall default in payment of this Note and the Company refers this Note to an attorney who is not a salaried employee of the Company for collection, the Company may charge and collect from the Executive reasonable attorneys' fees and all court costs and other collection costs incurred by the Company relating to the Executive's default (attorneys' fees and costs are referred to in this Note as "Collection Costs").

               7.0  NOTICES

               Any notice required or permitted by or in connection with this Note shall be in writing and shall be made by hand delivery, or by overnight delivery service, or by certified mail, return receipt requested, postage prepaid, addressed to the parties at the appropriate address set forth on the first page of this Note or to such other address as may be hereafter specified by written notice by the parties to each other. Notice shall be considered given as of the earlier of the date of actual receipt, or the date of the hand delivery, or one (1) business day after delivery to an overnight delivery service, or three (3) business days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish that notice was given as provided herein. Notwithstanding the aforesaid procedures, any notice or demand upon the Executive, in fact received by the Executive, shall be sufficient notice or demand.

               8.0  CERTAIN WAIVERS

               As to this Note, the Executive waives all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also waives valuation and appraisement, presentment, notice of dishonor, and protest, notice of demand and nonpayment of this Note, and notice of acceleration and expressly agrees that the maturity of this Note, or any payment under this Note, may be extended from time to time without in any way affecting the liability of the Executive.

               9.0  PRESERVATION OF COMPANY RIGHTS

               No failure on the part of the Company to exercise any right or remedy hereunder, whether before or after the happening of an Event of Default shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute waiver of any future default or of any other Event of Default. No failure to accelerate the indebtedness evidenced hereby by reason of any Event of Default hereunder, or acceptance of a past due payment, or indulgence granted from time to time, shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right or acceleration or any other right, or be construed so as to preclude the exercise of any right that the Company may have, whether by the laws of the State of Mississippi, by agreement, or otherwise; the Executive hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

               10.0 AMENDMENTS

               This Note may not be amended orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

               11.0 SEVERABILITY

               In case any provision or any part of any provision contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or remaining part of the affected provision of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein.

               12.0 ARBITRATION

               Any allegation, claim, cause of action, demand or dispute (collectively referred to as a "Dispute"), directly or indirectly related to this Note shall be resolved through binding arbitration conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes, in effect on the date the demand for arbitration is asserted. In the event that either Party demands arbitration, the Executive and the Company agree that the proceeding shall be the exclusive, final and binding forum for the ultimate resolution of any Dispute, subject to any rights of appeal that either Party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions. The Dispute shall be heard and determined by one arbitrator who is either a retired judge or a licensed lawyer, experienced in arbitrating or adjudicating employment-related Disputes.

               13.0 GOVERNING LAW

               The validity, construction and effect of this Note, and the rights of any and all persons having or claiming to have any interest under this Note, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any arbitration with respect hereto will be brought in the State of Maryland.

               IN WITNESS WHEREOF, and intending to be legally bound hereby the Executive executes this Note under seal.

WITNESS:

________________________________          ________________________________(SEAL)

_______________ of ____________, ____________ of _____________, to wit:

          On this the _______ day of _____________, 2001, before me, the undersigned officer, personally appeared ________________________________, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

          In witness whereof I hereunto set my hand and official seal.

                                        ----------------------------------------
                                                      Notary Public

My commission expires: ______________

RECEIVED BY:

_____________________________________ for ______________________________________

                                                                   EXHIBIT 10.37

                                                                  EXECUTION COPY

================================================================================

                               DIGEX, INCORPORATED

          $25,000,000 Floating Rate Senior Notes due December 31, 2003

                                   ----------
                             NOTE PURCHASE AGREEMENT
                                   ----------

                               DATED JULY 31, 2001

================================================================================

Digex, Incorporated
One Digex Plaza
Beltsville, MD 20705

Floating Rate Senior Notes due December 31, 2003

                                                                   July 31, 2001

INTERMEDIA COMMUNICATIONS, INC.
500 Clinton Center Drive
Clinton, MS 39056

Ladies and Gentlemen:

               Digex, Incorporated, a Delaware corporation (the "COMPANY"), agrees with you as follows (the "AGREEMENT"):

                                    ARTICLE I

                             AUTHORIZATION OF NOTES

               The Company will authorize the issue and sale of Floating Rate Senior Notes (the "NOTES, such term to include any such notes issued in substitution therefor pursuant to Article XIII of this Agreement) up to an aggregate principal amount of $25,000,000. The Notes shall be substantially in the form set out in EXHIBIT I, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in SCHEDULE A; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

                                   ARTICLE II

                            SALE AND PURCHASE OF NOTE

               SECTION 2.01. SALE AND PURCHASE OF NOTE. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company on each Purchase Date, Notes at purchase price of 100% of the principal amount of such Purchase (the "Purchase Price");

               SECTION 2.02. PROCEDURE FOR PURCHASING. In order to effect a Purchase hereunder, the Company shall give you irrevocable notice (which notice must be received by you prior to 12:00 noon, New York City time, five Business Days prior to the Purchase Date, PROVIDED, however, that, with respect to the Initial Purchase (as defined below), the Company may provide notice to you one Business Day prior to the Closing Date with respect to such Initial Purchase), specifying the amount of Notes to be purchased and the Purchase Date (a "BORROWING NOTICE"). The Borrowing Notice shall be substantially in the form set out in EXHIBIT II, with such changes in form therefrom, if any, as may be approved by you and the Company. Each Purchase shall be in an aggregate amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Purchase Amount is less than $5,000,000, such lesser amount). You will make the Purchase Price available to the Company by 3:00 p.m., New York City time, on the Purchase Date in funds immediately available to the Company. If the Borrowing Notice is received after 12:00 noon as set forth above in this Section, such Borrowing Notice shall be deemed to have been received on the following Business Day.

               SECTION 2.03. INTEREST. Subject to the provisions of Section 2.04, each Note shall bear interest for each day at a rate per annum equal to the Interest Rate. Interest on the unpaid balance of the principal amount of all Notes will be due and payable on the first day of each calendar month. Interest also shall be paid on the Maturity Date and upon any prepayment of principal with respect to the principal repaid. Interest and fees payable pursuant hereto shall be calculated on the basis of a year of 365 days (or 366 days in a leap year) for the actual days elapsed.

               SECTION 2.04. ALTERNATE RATE OF INTEREST. If on any Date of Determination you determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR, then you shall give notice thereof to the Company by telephone or telecopy as promptly as practicable thereafter, and, until you notify the Company that the circumstances giving rise to such notice no longer exist, the interest rate that otherwise would have been determined on such Date of Determination shall be the Alternate Interest Rate.

               SECTION 2.05.  [Intentionally omitted.]

               SECTION 2.06. MATURITY. The Notes shall mature (the "MATURITY DATE"), and shall be immediately due and payable without any requirement of demand or request by you, on December 31, 2003.

                                   ARTICLE III

                                    PURCHASE

               On the date of each Purchase, the Company will deliver to you the Notes to be purchased by you in the form of a single Note, dated the Purchase Date and registered in your name (or in the name of your nominee), as you shall request, against delivery by you to the Company or its order of immediately available funds in the amount of the Purchase Price therefor by wire transfer of immediately available funds for the account of the Company to:

               Bank of America
               6610 Rockledge Drive
               Bethesda, MD 20817
               ABA/Routing No.:  *********
               Account Name:     Digex Operating Account
               Account No.:      **********

               FOR INTERNATIONAL WIRES:

               SWIFT (USD):      ********
               SWIFT (Foreign):  ********

or at such other address as the Company shall have from time to time specified to you in writing for such purpose. If on the Purchase Date the Company shall fail to tender such Note to you as provided above in this Article III, you shall, at your election, be relieved of all further obligations under this Agreement with respect to such Purchase, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

                                   ARTICLE IV

                            [Intentionally omitted.]

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                The Company represents and warrants to you that:

               SECTION 5.01. ORGANIZATION; POWER AND AUTHORITY. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization, as applicable ; are duly qualified as foreign corporations or foreign entities, as applicable; and are in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries possess all Authorizations, licenses and grants necessary or required in the conduct of their respective businesses, except where the failure to have such Authorizations, licenses or grants would not reasonably be expected to result in a Material Adverse Effect; and the same are valid, binding, enforceable, and subsisting without any material defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof. No Authorization, development, or formal exemptions from, nor any filing, declaration, or registration with, any Governmental Authority (federal, state, or local), or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with the execution and performance of this Agreement or the Notes by the Company, except where the failure to have such Authorizations, licenses or grants would not reasonably be expected to result in a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof.

               SECTION 5.02. AUTHORIZATION, ETC. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof, each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               SECTION 5.03.  [Intentionally omitted.]

               SECTION 5.04.  [Intentionally omitted.]

               SECTION 5.05.  [Intentionally omitted.]

               SECTION 5.06. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any, court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries, in each case, except for such contraventions, breaches, defaults, conflicts and violations that could not have a Material Adverse Effect.

               SECTION 5.07. OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS. Neither the Company nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               SECTION 5.08.  [Intentionally omitted.]

               SECTION 5.09.  [Intentionally omitted.].

               SECTION 5.10.  [Intentionally omitted.]

               SECTION 5.11.  [Intentionally omitted.]

               SECTION 5.12. PRIVATE OFFERING BY THE COMPANY. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

               SECTION 5.13. USE OF PROCEEDS; MARGIN REGULATIONS. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board or to involve any broker or dealer in a violation of Regulation T of said Board. Margin stock does not constitute more than 5 % of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that margin stock will constitute more than 5 % of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U. All proceeds from the sale of the Notes by the Company will be used by the Company to fund its operations and capital-expenditure requirements in a manner consistent with the Approved Business Plans, and such proceeds may also be used to fund interest payments on the Note as well as to refinance any outstanding intercompany borrowings from Intermedia.

               SECTION 5.14.  [Intentionally omitted.]

               SECTION 5.15. STATUS UNDER CERTAIN STATUTES. Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other law (other than Regulations T, U, and X of the Board of Governors of the Federal Reserve System and the requirements of any PUC or public service commission) that regulates the incurrence of Indebtedness.

                                   ARTICLE VI

                         REPRESENTATION OF THE PURCHASER

               You represent that you are purchasing the Note for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Note.

                                   ARTICLE VII

                            INFORMATION AS TO COMPANY

               The Company shall deliver to you:

               (a) NOTICE OF DEFAULT OR EVENT OF DEFAULT. Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Article XI(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

               (b) ERISA MATTERS. Promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

               (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

               (c) NOTICES FROM GOVERNMENTAL AUTHORITY. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any of its Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

               (d) REQUESTED INFORMATION. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by you.

                                  ARTICLE VIII

                             PREPAYMENT OF THE NOTES

               SECTION 8.01. OPTIONAL PREPAYMENTS. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, at 100% of the principal amount so prepaid, plus accrued and unpaid interest. The minimum principal amount of each such prepayment shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate principal amount of Notes outstanding is less than $3,000,000, such lesser amount) . The Company will give the holders of the Notes written notice of each optional prepayment under this Section 8.01 not less than 5 Business Days and not more than 10 Business Days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Note to be prepaid on such date and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

               SECTION 8.02.  [Intentionally omitted.]

               SECTION 8.03. MATURITY; SURRENDER, ETC. In the case of each prepayment of Notes pursuant to this Article VIII, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and any other costs of which the Company has been notified. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full it shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

               The Company covenants that so long as any of the Notes are outstanding:

               SECTION 9.01. USE OF FREE CASH, ASSETS AND PROCEEDS. The Company will, to the extent it can with commercial reasonableness do so, use its free cash (i.e., from sources other than the Notes) and assets to pay for any of its expenses that do not qualify as Vendor Indebtedness.

               SECTION 9.02. COMPLIANCE WITH LAW. The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               SECTION 9.03. INSURANCE. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

               SECTION 9.04. MAINTENANCE OF PROPERTIES. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; PROVIDED that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               SECTION 9.05. PAYMENT OF TAXES AND CLAIMS. The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge (a) all taxes shown to be due and payable on such returns and all other Material taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and (b) all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; PROVIDED that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

               SECTION 9.06. CORPORATE EXISTENCE, ETC. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.04, the Company will at all times preserve and keep in full force and effect the corporate, partnership or other existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or other existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

                                    ARTICLE X

                               NEGATIVE COVENANTS

               The Company covenants that so long as any of the Notes are outstanding:

               SECTION 10.01. RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

               (a) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to Intermedia, the Company or any Subsidiary of the Company;

               (b) purchase, redeem, defease, retire or otherwise acquire for value ("RETIRE" and correlatively, a "RETIREMENT") any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by Intermedia, the Company or any of its Subsidiaries);

               (c) Retire for value any Indebtedness of (i) the Company that is subordinate in right of payment to the Notes or (ii) any Subsidiary of the

          Company, except, with respect to clause (i) or (ii) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

               (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as "RESTRICTED PAYMENTS").

               SECTION 10.02. DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

               (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

               (b) make loans or advances to the Company or any of its Subsidiaries; or

               (c) transfer any of its properties or assets to the Company or any of its Subsidiaries;

EXCEPT for such encumbrances or restrictions existing as of the Closing Date or under or by reason of:

               (i) Existing Indebtedness;

               (ii) applicable law;

               (iii) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

               (iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

               (v) Indebtedness in respect of a Permitted Refinancing; PROVIDED that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

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                                                                              12

               (vi) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications-Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

               (vii) this Agreement and the Notes; or

               (viii) in the case of clauses (i), (iii), (v) and (vii) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Closing Date.

               SECTION 10.03. INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. (a) The Company and its Subsidiaries shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including Acquired
Debt) or issue any Disqualified Stock.

               (b) The foregoing limitation in Section 10.03(a) shall not apply to (with each exception to be given independent effect):

               (i) the incurrence by the Company or any of its Subsidiaries of Vendor Indebtedness; PROVIDED that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications-Related Assets financed therewith (or 100% of the total cost of the Telecommunications-Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

               (ii) the incurrence by the Company or any of its Subsidiaries of the Existing Series A Preferred Stock and all other Indebtedness of the Company and its Subsidiaries in existence on the Closing Date;

               (iii) the incurrence (a "PERMITTED REFINANCING") by the Company or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which

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                                                                              13

          are used to refinance, replace, refund or defease ("REFINANCE" and, correlatively, "REFINANCED" and "REFINANCING") Indebtedness, other than Indebtedness incurred pursuant to clause (i) above, but only to the extent that:

                    (A) the net proceeds of such Refinancing Indebtedness do not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

                    (B) the Refinancing Indebtedness has a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced;

                    (C) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, the Refinancing Indebtedness is subordinated; and
                    (D) if the Indebtedness being Refinanced is secured, the
               scope of any Lien is not expanded;

               (iv) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries;

               (v) unsecured Indebtedness of the Company or any of its Subsidiaries; PROVIDED that such Indebtedness (A) has a maturity date after the later to occur of (x) the Maturity Date or (y) December 31, 2006, (B) is permitted to be incurred pursuant to the terms of the Intermedia Debt Documents and (C) reduces the commitment to purchase Notes hereunder by the amount of such Indebtedness;

               (vi) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding; and

               (vii) the incurrence by the Company of additional Indebtedness under this Agreement.

               For the purpose of determining compliance with this Section 10.03, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than

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                                                                              14

one of the categories described in clauses (i) through (vii) above, the Company shall, in its sole discretion, classify such item in any manner that complies with this Section and such item shall be treated as having been incurred pursuant to only one of such clauses. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness, Common Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock for purposes of this Section.

               SECTION 10.04. ASSET SALES. The Company shall not, and shall not permit any of its Subsidiaries to, whether in a single transaction or a series of related transactions occurring within any twelve-month period:

               (a) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances, dispositions or other transfers (i) in the ordinary course of business, (ii) to the Company by any of its Subsidiaries or from the Company to any of its Subsidiaries or (iii) that constitute a Restricted Payment, Investment or dividend or distribution permitted under Section 10.01 hereof or

               (b) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or any of its Subsidiaries).

               SECTION 10.05. TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate other than you or any of your Affiliates (each of the foregoing, an "AFFILIATE TRANSACTION") UNLESS:

               (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person,

               (b) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company and

               (c) the Company delivers to you, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (a) and (b) above;

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                                                                              15

          PROVIDED that:

                    (i) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

                    (ii) transactions between or among the Company and its
               Subsidiaries, and

                    (iii) transactions permitted by Section 10.01 hereof shall not be deemed Affiliate Transactions.

               SECTION 10.06. LIENS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except for Permitted Liens.

               SECTION 10.07. LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction; PROVIDED that the Company or any of its Subsidiaries may enter into any such transaction if:

               (a) the Company or such Subsidiary would be permitted under Sections 10.03 and 10.06 hereof to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction and

               (b) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred.

               SECTION 10.08. CORPORATE EXISTENCE. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

               (a) its existence as a corporation, and the corporate, partnership or other existence of any of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary, and

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                                                                              16

               (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to you.

               SECTION 10.09. BUSINESS ACTIVITIES. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business.

               SECTION 10.10. EMPLOYEE BENEFIT PLANS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any non-exempt "prohibited transaction" with respect to any Employee Plan or Multiemployer Plan (as defined in Section 406 of ERISA or Section 4975 of the
Code), and neither the Companies nor their respective ERISA Affiliates shall permit any of the events or circumstances described in Section 5.11 to exist or occur.

               SECTION 10.11. ENVIRONMENTAL LAWS. The Company shall, and shall cause each of its Subsidiaries to:

               (a) conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law and

               (b) promptly investigate and remediate any known Release or threatened Release of any Hazardous Material on any property owned by the Company or any of its Subsidiaries or at any facility operated by the Company or any of its Subsidiaries to the extent and degree necessary to comply with Law and to assure that any Release or threatened Release does not result in a substantial endangerment to human health or the environment.

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                                                                              17

                                   ARTICLE XI

                                EVENTS OF DEFAULT

               An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

               (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

               (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

               (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.01, 10.03 or 10.04; or

               (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs
          (a), (b) and (c) of this Article XI) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from you (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Article XI); or

               (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

               (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Closing Date, which default results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $2,000,000 or more; or

               (g) the Company or any of its Subsidiaries (i) is generally not paying, or admits in writing its inability to pay, its debts (other than debts that are subject to

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                                                                              18

          a bona fide dispute) as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,
          (iii) makes a general assignment for the benefit of its creditors,
          (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or (vi) takes corporate action for the purpose of any of the foregoing; or

               (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and not be dismissed within 60 days; or

               (i) a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 (other than any judgment as to which a reputable insurance company has accepted full liability in writing) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

               (j) any event or condition shall occur or exist with respect to any activity or substance regulated under any Environmental Law, and, as a result of such event or condition, the Company or any of its Subsidiaries shall have incurred, or in your opinion be reasonably likely to incur, when aggregated with any environmental liability for the Company and each of its Subsidiaries, a liability in excess of $2,000,000 liability during any consecutive 12-month period; or

               (k) (i) The Company or any of its Subsidiaries or ERISA Affiliates shall fail to pay when due an amount or amounts for which it is liable under Title IV of ERISA, which unpaid amounts exceed $2,000,000 in the aggregate, or (ii) an ERISA Event shall occur or exist with respect to any Employee Plan or Multiemployer Plan, and, as a result of such ERISA Event and all other ERISA Events then existing, the aggregate liabilities incurred by the Company or any of its Subsidiaries and the ERISA Affiliates with respect to any Employee Plan,

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                                                                              19

          Multiemployer Plan, or the PBGC (or any combination thereof) shall exceed $2,000,000.

                                   ARTICLE XII

                            REMEDIES ON DEFAULT, ETC.

               SECTION 12.01. ACCELERATION. (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Article XI (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

               (b) If any other Event of Default has occurred and is continuing, the holders at least 25% of the principal amount of all notes outstanding may at any time, by notice to the Company, declare all the Notes then outstanding to be immediately due and payable.

               Upon any Note becoming due and payable under this Section 12.01, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

               SECTION 12.02. OTHER REMEDIES. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.01, any holder of Notes may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

               SECTION 12.03. RESCISSION. At any time after the Note has been declared due and payable pursuant to clause (b) of Section 12.01, the holders of at least 25% of all outstanding Notes may, by written notice to the Company, rescind and annul any such declaration and its consequences if (a) the Company has paid, at the Default Rate, all overdue interest on the Notes and all principal of any Notes that are due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (b) all Events of Default and Defaults, other than non-payment of

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                                                                              20

amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article XVII and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.03 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

               SECTION 12.04. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC. No course of dealing and no delay on the part of any holder of Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the rights, powers or remedies of any holder of Notes. No right, power or remedy conferred upon the holder of Notes by this Agreement or by any Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Article XV, the Company will pay the holder of the Note on demand such further amount as shall be sufficient to cover all costs and expenses incurred in any enforcement or collection under this Article XII, including reasonable attorneys' fees, expenses and disbursements.

                                  ARTICLE XIII

                              SUBSTITUTION OF NOTES

               Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note, and

               (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (PROVIDED that if the holder of the Note is, or is a nominee for, you or another holder of a Note with a minimum net worth of at least $100,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

               (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon. The Company may charge for its expenses in replacing the Note.

                                   ARTICLE XIV

                                PAYMENTS ON NOTES

               So long as you or your nominee shall be the holder of any Note, the Company will pay all sums becoming due on such Note for principal and interest to your account with the Bank of America in accordance with the following information:

          Bank of America
          San Francisco, CA
          ABA: *********
          Account No.: ***** -*****
          Account Name: Intermedia Communications Inc.
          RE: pmt under $25 Million Digex Note Purchase Agreement

or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon. Notwithstanding the foregoing, upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the holder of the Note shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

                                   ARTICLE XV

                                 EXPENSES, ETC.

               SECTION 15.01. AMENDMENT EXPENSES. The Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you in connection with any amendments, consents or waivers under or in respect of this Agreement or the Notes (whether or not such amendment, consent or waiver becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will hold you harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

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                                                                              22

               SECTION 15.02. SURVIVAL. The obligations of the Company under this Article XV will survive the enforcement, amendment or waiver of any provision of this Agreement or the Notes; and the termination of this Agreement.

                                   ARTICLE XVI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                ENTIRE AGREEMENT

               All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase by you of any Note or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

                                  ARTICLE XVII

                              AMENDMENT AND WAIVER

               SECTION 17.01. REQUIREMENTS. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holder of the Notes outstanding.

               SECTION 17.02. SOLICITATION OF HOLDER OF NOTE. The Company will provide each holder of Notes with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, consent or waiver in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, consent or waiver effected pursuant to the provisions of this Article XVII to the holder of Notes promptly following the date on which it is executed.

               SECTION 17.03. BINDING EFFECT, ETC. Any amendment or waiver consented to as provided in this Article XVII is binding upon the holder of Notes and upon the Company without regard to whether any Note has been marked to indicate such

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                                                                              23

amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any of such holder's rights under this Agreement or the Notes. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

                                  ARTICLE XVIII

                                     NOTICES

               All notices and communications provided for hereunder shall be in writing and sent by (a) telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) registered or certified mail with return receipt requested (postage prepaid) or (c) a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

               (i) if to you or your nominee, to you or it at the address set forth at the beginning hereof to the attention of Scott D. Sullivan and Susan Mayer, or at such other address or attention party as you shall have specified to the Company in writing.

               (ii) if to any other holder of Notes, to such holder at its address set forth on the records of the Company.

               (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Timothy Adams and Linda Kokal, or at such other address or attention party as the Company shall have specified to you in writing.

Unless otherwise specified in this Agreement, the effective date of any notice or request given in connection with this Agreement will be deemed given only when the addressee actually receives it.

                                   ARTICLE XIX

                            REPRODUCTION OF DOCUMENTS

               This Agreement and all documents relating thereto may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or

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                                                                              24

other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business), and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
Article XIX shall not prohibit the Company from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

                                   ARTICLE XX

                            CONFIDENTIAL INFORMATION

               For the purposes of this Article XX, "CONFIDENTIAL INFORMATION" means non-public information delivered to you by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature; PROVIDED that such term does not include any information or matter that (a) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your respective representatives in breach of this Article XX), (b) was or becomes available to you on a nonconfidential basis from a Person who is not known by you to be bound by a confidentiality agreement with the Company prohibiting disclosure thereof or (c) is independently developed by you or your representatives. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you; PROVIDED that you may deliver or disclose Confidential Information to (i) your affiliates, directors, officers, employees, advisors, agents, bank or institutional lenders, controlling persons or representatives thereof (to the extent such disclosure reasonably relates to the administration of the investment represented by your Note and it being understood that prior to such disclosure any such Person will be informed of the confidential nature of the Confidential Information and shall agree to be bound by this Article XX and that you agree to be responsible for any breach of this Article XX by any such Person), (ii) any other holder of any Note, (iii) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XX), (iv) any federal or state regulatory authority having jurisdiction over you, (v) the National Association of Insurance Commissioners, any similar organization or any nationally recognized rating agency that requires access to information about your investment portfolio, (vi) any other Person to whom such Confidential information must be disclosed pursuant to applicable law; PROVIDED, with respect to clauses (iv), (v) and
(vi), that you agree to (A) immediately notify the Company of the existence, terms and circumstances surrounding the request or requirement for disclosure pursuant to applicable law and (B) consult with the Company on the advisability of taking legally available steps to resist or narrow such request with respect to any other Person to which such delivery or disclosure may or may not be necessary or appropriate or (viii) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this
Article XX as though it were a party to this Agreement.

                                   ARTICLE XXI

                            [Intentionally omitted.]

                                  ARTICLE XXII

                                  MISCELLANEOUS

               SECTION 22.01. ASSIGNMENT. This Agreement, or any interest herein other than anyownership interest in the Note, may not be assigned, in whole or in part, by either party without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, you may assign this Agreement, in whole or in part, to an Affiliate, PROVIDED that such assignment shall not violate any Federal securities laws.

               SECTION 22.02. SUCCESSORS AND ASSIGNS. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note), whether so expressed or not.

               SECTION 22.03. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

               SECTION 22.04. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; such provision shall be deemed deleted and replaced by a valid and enforceable provision that so far as possible achieves the same objection as the severed provision; and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

               SECTION 22.05. CONSTRUCTION. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action that any Person is to take, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

               SECTION 22.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

               SECTION 22.07. GOVERNING LAW. This Agreement shall be subject to, construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

               SECTION 22.08. JURISDICTION AND CONSENT TO SERVICE OF PROCESS.
(a) For resolution of any dispute that is not resolved by the Company and you in accordance with the immediately preceding Section, including any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, the Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of Washington, D.C., and any appellate court thereof, and the Company and you hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such Washington, D.C. court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that you may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

               (b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. The Company and you each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (c) The Company and you each irrevocably consents to service of process in the manner provided for notices in Article XVIII. Nothing in this Agreement will affect the right of the Company or you to serve process in any other manner permitted by law.

               SECTION 22.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                                   * * * * *

               If you are in agreement with the foregoing, please sign the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                               DIGEX, INCORPORATED

                               By /s/ T. Scott Zimmerman
                                  --------------------------------------
                                  Name:  T. Scott Zimmerman
                                  Title: VP & Controller

The foregoing is hereby
agreed to as of the
date thereof.

INTERMEDIA COMMUNICATIONS, INC.

by /s/ Susan Mayer
   -----------------------------------
   Name:  Susan Mayer
   Title: SVP

                                                                      SCHEDULE A

                                 DEFINED TERMS

               As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

               "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

               "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that any Beneficial Owner of 25% or more of the voting securities of a Person shall be deemed to have control.

               "AFFILIATE TRANSACTION" is defined in Section 10.05.

               "AGREEMENT" is defined in the preamble hereto.

               "ALTERNATE INTEREST RATE" means 100 basis points more than the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in such prime rate shall be effective from and including the date such change is publicly announced as being effective.

               "ASSET SALE" is defined in Section 8.02.

               "ATTRIBUTABLE DEBT" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

               "AUTHORIZATIONS" means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates and permits from, any Governmental Authority, including any of the foregoing authorizing or permitting the acquisition, construction, or operation of any network facility or any other telecommunication system.

               "BENEFICIAL OWNER" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; PROVIDED that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

               "BOARD OF DIRECTORS" means, unless otherwise specified, the board of directors of the Company (or Intermedia, as applicable) or any authorized committee thereof.

               "BOARD RESOLUTION" means a resolution authorized by the Board of Directors.

               "BORROWING NOTICE" is defined in Section 2.02.

               "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

               "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

               "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

               "CAPITAL STOCK" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (c) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

               "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by you or any Person to which you have sold any Note with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.

               "CLOSING DATE" means the date of this Agreement.

               "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

               "COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

               "COMPANY" means Digex, Incorporated, a Delaware corporation.

               "CONFIDENTIAL INFORMATION" is defined in Article XX.

               "CONTINGENT INVESTMENT" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

               "DATE OF DETERMINATION" means the Closing Date and, thereafter, the first day of each calendar month.

               "DEFAULT" means an event or condition, the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

               "DEFAULT RATE" means that rate of interest 2% per annum above the INTEREST RATE.

               "DISQUALIFIED STOCK" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

               "ELIGIBLE RECEIVABLE" means any Receivable not more than 90 days past due under its scheduled payment terms.

               "EMPLOYEE PLAN" means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by the Company or any ERISA Affiliate, but not including any Multiemployer Plan.

               "ENVIRONMENTAL LAW" means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity that affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Material, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss.9601 et seq.) ("CERCLA"), the Clean Air Act (42 U.S.C.ss.7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C.ss.1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C.ss.11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C.ss.4321 et seq.), the Oil Pollution Act (33 U.S.C.ss.2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), the Rivers and Harbors Act (33 U.S.C.ss.401 et seq.), the Safe Drinking Water Act (42 U.S.C.ss.201 and ss.300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C.ss.6901 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Materials.

               "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

               "ERISA AFFILIATE" means any company or trade or business (whether or not incorporated) that, for purposes of Title IV of ERISA, is a member of the Company's controlled group or that is under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code.

               "EVENT OF DEFAULT" is defined in Article XI.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

               "EXISTING INDEBTEDNESS" means the Existing Intermedia Senior Notes, the Existing Intermedia Senior Subordinated Notes and the Existing Series A Preferred Stock and all other Indebtedness of the Company and its Subsidiaries in existence on the Closing Date.

               "EXISTING INTERMEDIA SENIOR NOTES" means Intermedia's 9-1/2% Senior Notes due 2009, 12-1/2% Senior Notes due 2006, 11-1/4% Senior Discount Notes due 2007, 8-7/8% Senior Notes due 2007, 8-1/2% Senior Notes due 2008 and 8.60% Senior Notes due 2008.

               "EXISTING INTERMEDIA SENIOR SUBORDINATED NOTES" means Intermedia's 12-1/4% Senior Subordinated Notes Due 2009.

               "EXISTING SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock of the Company outstanding on the Closing Date.

               "FAIR MARKET VALUE" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

               "FISCAL QUARTER" means each of January 1 through March 31, April 1 through June 30, July 1 through September 31 and October 1 through December 31, of any fiscal year.

               "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

               "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

               "GOVERNMENTAL AUTHORITY" means:

               (a) the government of (i) the United States of America or any State or other political subdivision thereof, (ii) any jurisdiction in which the Company or any of its Subsidiaries conducts all or any part of its business or
(iii) any jurisdiction that asserts jurisdiction over any properties of the Company or any of its Subsidiaries or

               (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

               "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

               "HAZARDOUS MATERIAL" means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law, including any hazardous substance within the meaning of Section 101(14) of CERCLA, (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (c) regulated asbestos and asbestos-containing materials in any form, (d) polychlorinated biphenyls or (e) urea formaldehyde foam.

               "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

               "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.01.

               "INCLUDING" means including without limitation.

               "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and PROVIDED FURTHER that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

               "INSTITUTIONAL INVESTOR" means (a) you, (b) any holder of a Note holding more than 10 % of the aggregate principal amount of the Notes then outstanding and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

               "INTEREST PERIOD" means, with respect to any Purchase, successive periods of three calendar months.

               "INTEREST RATE" means, subject to the provisions of Section 2.04, LIBOR + 300 basis points, as determined on and in effect from and including each Date of Determination. The interest rate for any date that is not a Date of Determination shall be the interest rate as determined on the most recent Date of Determination.

               "INTEREST RATE AGREEMENTS" means (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and
(b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

               "INTERMEDIA DEBT DOCUMENTS" is defined in Section 4.02(e).

               "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED, HOWEVER, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of this Agreement.

               "LAWS" means all applicable statutes, laws, treaties, ordinances, tariff requirements, rules, regulations, orders, writs, injunctions, decrees, judgments, binding opinions, or binding interpretations of any Governmental Authority.

               "LIBOR" means, with respect to any Date of Determination, the rate per annum that is equal to the British Bankers' Association Interest Settlement Rates for deposits in United States Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by you which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period of three months at approximately 11:00 am, London time, two Business Days prior to such Date of Determination.

               "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title-retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

               "MARKETABLE SECURITIES" means:

               (a) Government Securities;

               (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

               (c) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-l" (or higher), according to S&P, or "P-l" (or higher), according to Moody's;

               (d) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

               (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

               "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes, except in each case for those resulting from the announcement of the Merger or the marketing of any assets of the Company by you, or relating to the economy or the securities markets in general or the industries in which the Company and its Subsidiaries operate in general.

               "MATURITY DATE" is defined in Section 2.07.

               "MERGER" means the merger contemplated by the Merger Agreement.

               "MERGER AGREEMENT" means the Agreement and Plan of Merger by and among you, WildCat Acquisition Corp., a Delaware corporation, and Intermedia, dated September 1, 2000, as amended by the First Amendment dated as of February 15, 2001, and by the Second Amendment dated as of May 14, 2001.

               "MOODY'S" means Moody's Investors Service, Inc. and its successors.

               "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which the Company or any of its Subsidiaries or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

               "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Vendor Indebtedness facility or Asset Sale, net of the direct costs relating to such receipt (including sales commissions and legal, accounting and investment-banking fees), any relocation expenses incurred as a result thereof, any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash. In addition, no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless, and to the extent, such proceeds shall exceed $2,000,000.

               "NOTES" is defined in Article I.

               "OFFICER" means, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, controller, secretary or any vice president of such Person.

               "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, principal financial officer, treasurer or principal accounting officer of the Company.

               "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

               "PERMITTED INVESTMENT" means (a) any Investments in Intermedia or any Subsidiary of Intermedia; (b) any Investments in Marketable Securities; (c) Investments by Intermedia or any Subsidiary of Intermedia in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of Intermedia or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Intermedia or a Subsidiary of Intermedia; (d) any Investments in property or assets to be used in (i) any line of business in which Intermedia or any of its Subsidiaries was engaged on the Closing Date or (ii) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by Intermedia or any Subsidiary of Intermedia; PROVIDED that, within 180 days from the first date of any such Investment, either (i) such Person becomes a Subsidiary of Intermedia or any of its Subsidiaries or (ii) the amount of any such Investment is repaid in full to Intermedia or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of Intermedia or a Subsidiary, in effect on the Closing Date or on the date a subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; and (h) Hedging Obligations permitted to be incurred pursuant to Section 10.03(b) hereof.

               "PERMITTED LIENS" means (a) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to
Section 10.03(b)(i) hereof, PROVIDED that such Liens do not extend beyond the property acquired; (b) Liens in favor of Intermedia; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with Intermedia or any Subsidiary of Intermedia, PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Intermedia; (d) Liens on property existing at the time of acquisition thereof by Intermedia or any Subsidiary of Intermedia, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the Closing Date; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens incurred in the ordinary course of business of Intermedia or any Subsidiary of Intermedia with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Intermedia or such Subsidiary; (i) Liens on Telecommunications-Related Assets existing during the time of the construction thereof; (j) Liens on Receivables to secure Indebtedness permitted to be incurred pursuant to Section 10.03(b) hereof, but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables and (k) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a), (c), (e) or (j); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

               "PERMITTED REFINANCING" is defined in Section 10.03.

               "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof or any other entity.

               "PREFERRED STOCK" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

               "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, inchoate or not inchoate.

               "PURCHASE" means the purchase of the Note by you made pursuant to the terms and conditions of this Agreement.

               "PURCHASE DATE" means the Closing Date with respect the first NOTE (IN THE PRINCIPAL AMOUNT OF $18 MILLION) AND NOVEMBER 13, 2001 WITH RESPECT to the second Note (in the principal amount of $7 million).

               "PURCHASE PRICE" is defined in Section 2.01.

               "RECEIVABLES" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (a) accounts; (b) accounts receivable, including all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (c) all unpaid seller's or lessor's rights including rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (d) all rights to any goods or merchandise represented by any of the foregoing, including returned or repossessed goods;
(e) all reserves and credit balances with respect to any such accounts receivable or account debtors; (f) all letters of credit, security, or Guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; (h) all collection of deposit accounts relating to any of the foregoing; (i) all proceeds of any of the foregoing; and
(j) all books and records relating to any of the foregoing.

               "REFINANCE" is defined in Section 10.03(b).

               "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

               "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

               "RESTRICTED INVESTMENT" means an Investment other than a PERMITTED INVESTMENT.

               "RESTRICTED PAYMENT" is defined in Section 10.01(a).

               "RETIRE" is defined in Section 10.01(a).

               "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

               "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

               "SENIOR FINANCIAL OFFICER means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

               "SENIOR SUBORDINATED INTERMEDIA NOTE INDENTURE" means any indenture governing Existing Intermedia Senior Notes, as amended or supplemented from time to time.

               "SUBSIDIARY" of any Person means (a) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; PROVIDED that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

               "TAXES" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises or assets.

               "TELECOMMUNICATIONS BUSINESS" means, when used in reference to any Person, that such Person is engaged primarily in the business of (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities; (b) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (c) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (a) or (b) above; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

               "TELECOMMUNICATIONS-RELATED ASSETS" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

               "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

               "VENDOR INDEBTEDNESS" means any Indebtedness of Intermedia or any of its Subsidiaries incurred in connection with the acquisition or construction of Telecommunications-Related Assets.

               "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; PROVIDED that, with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the lessee.

                                                                       EXHIBIT I

                                 [FORM OF NOTE]

                               DIGEX, INCORPORATED

                FLOATING RATE SENIOR NOTEs DUE DECEMBER 31, 2003

   No. 1                                                                [Date]
   $ [ ]

               FOR VALUE RECEIVED, the undersigned, DIGEX, INCORPORATED (herein called the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to INTERMEDIA COMMUNICATIONS, INC., a Delaware corporation, or registered assigns, the principal sum of [insert amount] DOLLARS on the Maturity Date (as defined in the Note Purchase Agreement referred to below), with interest (computed and payable as set forth in Sections 2.03 and 2.04 of the Note Purchase Agreement referred to below), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Interest Rate or the Alternate Interest Rate, as the case may be, plus 200 basis points.

               Payments of principal of and interest on this Note are to be made by wire transfer in immediately available funds at Bank of America, San Francisco, CA., ABA/Routing No.: *********, Account Name: Intermedia Communications Inc., Account No.: ***** - *****, Re: pmt. under $25 Million Digex Note Purchase Agreement, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

               This Note is issued pursuant to the Note Purchase Agreement, dated as of July 31, 2001 (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), between the Company and Intermedia Communications, Inc. and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Article XX of the Note Purchase Agreement and (ii) to have made the representation set forth in Article VI of the Note Purchase Agreement.

               This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

               If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

               This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of the jurisdiction other than such State.

                               DIGEX, INCORPORATED

                               by
                                   --------------------------------------
                                   Name:
                                   Title:

                                                                      EXHIBIT II

                           [FORM OF BORROWING NOTICE]
                              (DIGEX, INCORPORATED)

                                _________, 200__

          INTERMEDIA COMMUNICATIONS INC.
          c/o WORLDCOM, INC.
          500 Clinton Center Drive
          Clinton, MS 39056

          Attn: Scott D. Sullivan

                SUSAN MAYER

                    Reference is made to the Note Purchase Agreement, dated as of July 31, 2001 (as amended, modified, supplemented, or restated from time to time, the "NOTE PURCHASE AGREEMENT"), among the undersigned, as Issuer, and Intermedia Communications Inc., as Purchaser. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement. The undersigned hereby gives you notice pursuant to the Note Purchase Agreement that it requests a Purchase under the Purchase Agreement and, in that connection, sets forth below the terms on which such Purchase is requested to be made:

A)                  Purchase Date

B)                  Amount of Purchase

                    The Company hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Purchase Date specified herein after giving effect to such Purchase:

                    (a) The representations and warranties of the Company set forth in the Note Purchase Agreement are true and correct and will be true and correct at the time of the requested Purchase;

                    (b) After giving effect to the issue and sale of the Notes on the requested Purchase Date, no Default or Event of Default will have occurred and be continuing;

                    (c) On the Purchase Date the Purchase of Notes will (i) be permitted by the laws and regulations of each jurisdiction to which the Company is subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) and
               (iii) not subject the Company to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof; and

                    (D) The Company has not changed its jurisdiction of incorporation or been party to any merger or consolidation and has not succeeded to all or any substantial part of the liabilities of any other entity.

                               Very truly yours,

                               DIGEX, INCORPORATED

                               by:
                                   -----------------------------------
                                   Name:
                                   Title:

                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 10-K, into the Company's previously filed Registration Statements (File Nos. 333-84025, 333-34506, 333-39098, and 333-40240).

                                        /s/  Arthur Andersen LLP

MARCH 28, 2002
VIENNA, VIRGINIA

                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

               We consent to the incorporation by reference in the Registration Statements listed below of Digex, Incorporated, of our report dated January 30, 2001, except for the second, fifth, sixth, and seventh paragraphs of Note 14 and the first paragraph of Note 15, as to which the date is March 2, 2001, with respect to the consolidated financial statements and schedule of Digex, Incorporated, included in this Annual Report (Form 10-K) of Digex, Incorporated for the year ended December 31, 2001.

          - (Form S-8 No. 333-84025) pertaining to the registration of 9,000,000 shares of Digex's Class A Common Stock reserved for the Digex Incorporated Long Term Incentive Plan.

          - (Form S-8 No. 333-34506) pertaining to the registration of 650,000 shares of Digex's Class A Common Stock reserved for the Intermedia Communications Inc. 401 (k) plan

          - (Form S-8 No. 333-39098) pertaining to the registration of 6,000,000 shares of Digex's Class A Common Stock reserved for the Digex Incorporated Long Term Incentive Plan.

          - (Form S-8 No. 333-40240) pertaining to the Digex Incorporated 401(k) Plan.

                                        /s/  Ernst & Young LLP

MCLEAN, VIRGINIA
MARCH 28, 2002

                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

               We consent to the incorporation by reference in the Registration Statements listed below of Digex, Incorporated of our report dated March 28, 2002, with respect to the financial statements of Digex (UK) Limited, included in this Annual Report (Form 10-K) of Digex, Incorporated for the year ended December 31, 2001.

          - (Form S-8 No. 333-84025) pertaining to the registration of 9,000,000 shares of Digex's Class A Common Stock reserved for the Digex Incorporated Long Term Incentive Plan.

          - (Form S-8 No. 333-34506) pertaining to the registration of 650,000 shares of Digex's Class A Common Stock reserved for the Intermedia Communications Inc. 401 (k) plan

          - (Form S-8 No. 333-39098) pertaining to the registration of 6,000,000 shares of Digex's Class A Common Stock reserved for the Digex Incorporated Long Term Incentive Plan.

          - (Form S-8 No. 333-40240) pertaining to the Digex Incorporated 401(k) Plan.

                                        /s/  Ernst & Young LLP

LONDON, ENGLAND
MARCH 28, 2002

                                                                    EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS

               We consent to the incorporation by reference in the Registration Statements listed below of Digex, Incorporated of our report dated March 15, 2002, with respect to the financial statements of Digex Sweden AB (not separately presented therein) included in this Annual Report (Form 10-K) of Digex, Incorporated for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

          - (Form S-8 No. 333-84025) pertaining to the registration of 9,000,000 shares of Digex's Class A Common Stock reserved for the Digex Incorporated Long Term Incentive Plan.

          - (Form S-8 No. 333-34506) pertaining to the registration of 650,000 shares of Digex's Class A Common Stock reserved for the Intermedia Communications Inc. 401 (k) plan

          - (Form S-8 No. 333-39098) pertaining to the registration of 6,000,000 shares of Digex's Class A Common Stock reserved for the Digex Incorporated Long Term Incentive Plan.

          - (Form S-8 No. 333-40240) pertaining to the Digex Incorporated 401(k) Plan.

Stockholm, Sweden
March 28, 2002

Ernst & Young AB

/s/ Bjorn Fernstrom

                                                                    EXHIBIT 99.1

March 29, 2002

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Annual Report on Form 10-K for the Year Ended December 31, 2001; Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

     Digex, Incorporated engages Arthur Andersen LLP ("Andersen") as its independent public accountants. Andersen completed its audit work on our consolidated financial statements for the year ended December 31, 2001 on February 6, 2002, except for Note 1 and Note 6, as to which the date is February 25, 2002, and Andersen's opinion with respect to our consolidated financial statements bear that date. However, we did not file our Annual Report on Form 10-K for the year ended December 31, 2001 until after March 14, 2002.

     We are aware of the contents of Release Nos. 33-8070 and 34-45590 and the Addition of Temporary Note 3T to Article 3 of Regulation S-X (the "Temporary Note"). Because the audit of our consolidated financial statements was completed prior to March 14, 2002, we are not certain that the Temporary Note applies to us. However, in an abundance of caution, we have requested and received from Andersen a letter to the effect that Andersen has represented that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with the professional standards and that there was appropriate continuity of Andersen personnel working on our audit, and availability of national office consultation. Our significant foreign affiliates were audited by other auditors, so the assurance from Andersen as to foreign affiliates is not relevant.

     Based on the foregoing, we respectfully request that the Commission accept Digex, Incorporated's consolidated financial statements as audited by Andersen in our Annual Report on Form 10-K for the year ended December 31, 2001.

                                        Respectfully submitted,

                                        /s/ T. Scott Zimmerman

                                        T. Scott Zimmerman
                                        Interim Chief Financial Officer,
                                        Vice President and Controller